Exhibit (99.1)

ITEM 6.  SELECTED FINANCIAL DATA

Eastman Kodak Company
SUMMARY OF OPERATING DATA - UNAUDITED

(in millions, except per share data, shareholders, and employees)
	2008		2007		2006		2005		2004

Net sales from continuing operations	$9,416		$10,301		$10,568		$11,395		$10,665
Loss from continuing operations before interest expense, other income (charges), net and income taxes	(821)		(230)		(476)		(1,073)		(670)
(Loss) earnings from:
Continuing operations	(727)	(1)	(206)	(2)	(796)	(3)	(1,650)	(4)	(374)	(5)
Discontinued operations	285	(6)	884	(6)	209	(6)	458		918
Cumulative effect of accounting change	-		-		-		(55)		-
Net (Loss) Earnings	(442)		678		(587)		(1,247)		544
Less: Net income attributable to noncontrolling interests	-		(2)		(7)		(4)		(2)
Net (Loss) Earnings Attributable to Eastman Kodak	(442)		676		(594)		(1,251)		542

Earnings and Dividends
(Loss) earnings from continuing operations
- % of net sales from continuing operations	-7.7%		-2.0%		-7.5%		-14.5%		-3.5%
Net (loss) earnings
- % return on average equity	-21.8%		30.2%		-31.3%		-39.1%		14.3%
Basic and diluted (loss) earnings per share attributable to Eastman Kodak common shareholders:
Continuing operations	(2.58)		(0.71)		(2.78)		(5.72)		(1.29)
Discontinued operations	1.01		3.06		0.71		1.56		3.18
Cumulative effect of accounting change	-		-		-		(0.19)		-
Total	(1.57)		2.35		(2.07)		(4.35)		1.89
Cash dividends declared and paid
- on common shares	139		144		144		144		143
- per comon share	0.50		0.50		0.50		0.50		0.50
Common shares outstanding at year end	268.2		288.0		287.3		287.2		286.7
Shareholders at year end	56,115		58,652		63,193		75,619		80,426

Statement of Financial Position Data
Working capital	1,566		1,631		1,027		624		879
Property, plant and equipment, net	1,551		1,811		2,602		3,464		3,913
Total assets	9,179		13,659		14,320		15,236		15,084
Short-term borrowings and current portion of long-term debt	51		308		64		819		469
Long-term debt, net of current portion	1,252		1,289		2,714		2,764		1,852

Supplemental Information
Net sales from continuing operations
- CDG	$3,088		$3,247		$3,013		$3,315		$2,444
- FPEG	2,987		3,632		4,254		5,453		7,152
- GCG	3,334		3,413		3,287		2,604		1,049
- All Other	7		9		14		23		20
Research and development costs	478		525		573		714		643
Depreciation	420		679		1,075		1,191		850
Taxes (excludes payroll, sales and excise taxes) (7)	(105)		5		320		788		(98)
Wages, salaries and employee benefits (8)	2,141		2,846		3,480		3,941		4,188
Employees as of year end
- in the U.S. (7)	12,800		14,200		20,600		25,500		29,200
- worldwide (7)	24,400		26,900		40,900		51,100		54,800

(footnotes on next page)

SUMMARY OF OPERATING DATA
Eastman Kodak Company

(footnotes for previous page)

(1)
Includes a pre-tax goodwill impairment charge of $785 million; pre-tax restructuring and rationalization charges of $149 million, net of reversals; $21 million of income related to gains on sales of assets and businesses; $3 million of charges related to asset impairments; $41 million of charges for legal contingencies and settlements; $10 million of charges for support of an educational institution; $94 million of income related to postemployment benefit plans; $3 million of income for a foreign export contingency; $270 million of income related to an IRS refund; and charges of $27 million related to other discrete tax items.  These items increased net loss from continuing operations by $610 million.

(2)
Includes pre-tax restructuring charges of $662 million, net of reversals; $157 million of income related to property and asset sales; $57 million of charges related to asset impairments; $6 million of charges for the establishment of a loan reserve; $9 million of charges for a foreign export contingency; and tax adjustments of $14 million.  These items increased net loss from continuing operations by $464 million.

(3)
Includes pre-tax restructuring charges of $698 million, net of reversals; $2 million of income related to legal settlements; $46 million of income related to property and asset sales; and $11 million of charges related to asset impairments.  These items increased net loss by $691 million.  Also included is a valuation allowance of $89 million recorded against the Company's net deferred assets in certain jurisdictions outside the U.S., portions of which are reflected in the aforementioned net loss impact.

(4)
Includes pre-tax restructuring charges of $1,092 million; $52 million of purchased R&D; $44 million for charges related to asset impairments; $41 million of income related to the gain on the sale of properties in connection with restructuring actions; $21 million for unfavorable legal settlements and a $6 million tax charge related to a change in estimate with respect to a tax benefit recorded in connection with a land donation in a prior period.  These items increased net loss by $1,080 million.  Also included is a valuation allowance of $961 million recorded against the Company's net deferred tax assets in the U.S., portions of which are reflected in the aforementioned net loss impact.

(5)
Includes pre-tax restructuring charges of $873 million; $16 million of purchased R&D; $12 million for a charge related to asset impairments and other asset write-offs; and the benefit of legal settlements, net of charges, of $95 million.  These items reduced net earnings by $595 million.

(6)	Refer to Note 22, “Discontinued Operations” in the Notes to Financial Statements for a discussion regarding the earnings from discontinued operations.

(7)	Amounts for 2006 and prior years have not been adjusted to remove amounts associated with the Health Group.

(8)	Amounts for 2007 and prior years have not been adjusted to remove wages, salaries and employee benefits associated with the Health Group.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS (“MD&A”) OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Kodak for the three years ended December 31, 2008.  All references to Notes relate to Notes to the Financial Statements in Item 8. “Financial Statements and Supplementary Data.”

OVERVIEW

Kodak is the world’s foremost imaging innovator and generates revenue and profits from the sale of products, technology, solutions and services to consumers, businesses and creative professionals.  The Company’s portfolio is broad, including image capture and output devices, consumables and systems and solutions for consumer, business, and commercial printing applications.  Kodak has three reportable business segments, which are more fully described later in this discussion in “Kodak Operating Model and Reporting Structure.”  The three business segments are: Consumer Digital Imaging Group (“CDG”), Film, Photofinishing and Entertainment Group (“FPEG”) and Graphic Communications Group (“GCG”).

During 2008, the Company established the following strategic objectives for the year:
•	Cash generation before dividends
•	Growth in revenue from the Consumer Digital Imaging Group and the Graphic Communications Group
•	Growth in earnings from operations

All of the Company’s key operating metrics noted above were negatively impacted in 2008 by a dramatic decline in demand as a result of the global economic slowdown, which accelerated late in the year.  The demand for the Company’s consumer products is largely discretionary in nature, and sales and earnings of the Company’s consumer businesses are linked to the timing of holidays, vacations, and other leisure or gifting seasons.  The fourth quarter of 2008 was marked by weak consumer holiday spending, the impacts of which were significant in the Company’s digital camera and devices businesses in the CDG segment.  In the GCG segment, tightening credit availability, combined with the weak economy, resulted in a reduction of capital spending, negatively impacting equipment sales as well.   In addition, the reduction of global print demand had a negative impact on GCG consumables sales, and increased costs for aluminum impacted gross margins.  FPEG was also impacted by the weak economy, which accelerated the decline of Film Capture and Traditional Photofinishing in the fourth quarter, and increased silver and petroleum-based raw material costs impacted gross margins.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accompanying consolidated financial statements and notes to consolidated financial statements contain information that is pertinent to management’s discussion and analysis of the financial condition and results of operations.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities.

The Company believes that the critical accounting policies and estimates discussed below involve the most complex management judgments due to the sensitivity of the methods and assumptions necessary in determining the related asset, liability, revenue and expense amounts.  Specific risks associated with these critical accounting policies are discussed throughout this MD&A, where such policies affect our reported and expected financial results.  For a detailed discussion of the application of these and other accounting policies, refer to the Notes to Financial Statements.

REVENUE RECOGNITION

The Company's revenue transactions include sales of the following: products; equipment; software; services; equipment bundled with products and/or services and/or software; integrated solutions, and intellectual property licensing.  The Company recognizes revenue when it is realized or realizable and earned.  For the sale of multiple-element arrangements whereby equipment is combined with services, including maintenance and training, and other elements, including software and products, the Company allocates to, and recognizes revenue from, the various elements based on their fair value.

At the time revenue is recognized, the Company also records reductions to revenue for customer incentive programs in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 01-09, "Accounting for Consideration Given from a Vendor to a Customer (Including a Reseller of the Vendor's Products)."  Such incentive programs include cash and volume discounts, price protection, promotional, cooperative and other advertising allowances and coupons.  For those incentives that require the estimation of sales volumes or redemption rates, such as for volume rebates or coupons, the Company uses historical experience and internal and customer data to estimate the sales incentive at the time revenue is recognized.  In the event that the actual results of these items differ from the estimates, adjustments to the sales incentive accruals would be recorded.

Incremental direct costs of a customer contract in a transaction that results in the deferral of revenue are deferred and netted against revenue in proportion to the related revenue recognized in each period if: (1) an enforceable contract for the remaining deliverable items exists; and (2) delivery of the remaining items in the arrangement is expected to generate positive margins allowing realization of the deferred costs.  Incremental direct costs are defined as costs that vary with and are directly related to the acquisition of a contract, which would not have been incurred but for the acquisition of the contract.

VALUATION OF LONG-LIVED ASSETS, INCLUDING GOODWILL AND PURCHASED INTANGIBLE ASSETS

The Company reviews the carrying value of its long-lived assets, including goodwill and purchased intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The Company tests goodwill for impairment annually (on September 30), or whenever events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, by initially comparing the fair value of each of the Company’s reporting units to their related carrying values (step one).  If the fair value of the reporting unit is less than its carrying value, the Company must determine the implied fair value of goodwill associated with that reporting unit (step two).  The implied fair value of goodwill is determined by first allocating the fair value of the reporting unit to all of its assets and liabilities and then computing the excess of the reporting unit’s fair value over the amounts assigned to the assets and liabilities.  If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment charge that must be recognized.  The Company’s goodwill impairment analysis also includes a comparison of the aggregate estimated fair value of all reporting units to its total market capitalization.

Determining the fair value of a reporting unit involves the use of significant estimates and assumptions.  The Company estimates the fair value of its reporting units utilizing income and market approaches through the application of discounted cash flow and market comparable methods.  Key assumptions used to determine the fair value of each reporting unit as of the Company’s fiscal annual testing date (September 30, 2008) were: (a) expected cash flow for the period from 2009 to 2013; and (b) discount rates of 14% to 17.5%, which were based on the Company’s best estimates of the after-tax weighted-average cost of capital of each reporting unit.  Based upon the results of its September 30, 2008 analysis, no impairment of goodwill was indicated.

As of December 31, 2008, due to the continuing challenging business conditions and the significant decline in its market capitalization during the fourth quarter of 2008, the Company concluded there was an indication of possible impairment.  Certain key assumptions used to determine the fair value of each reporting unit as of December 31, 2008 were revised to reflect: (a) significant reductions in future expected cash flows for the period from 2009 to 2013 due to the actual results for the fourth quarter of 2008 and revised forecasts for 2009 and later years; and (b) discount rates of 18.5% to 23.0%, which were based on the Company’s best estimates of the after-tax weighted-average cost of capital of each reporting unit, adjusted from September 30, 2008 for our latest assessment of financial risk and the increased risk associated with the Company’s future operations.  Based on its updated analysis, the Company concluded that there was an impairment of goodwill related to the Graphic Communications Group segment and, thus, recognized a pre-tax non-cash charge of $785 million in the fourth quarter of 2008.

The fair values of reporting units within the Company’s CDG and FPEG segments, and one of the two GCG reporting units were greater than their respective carrying values as of December 31, 2008, so no goodwill impairment was recorded for these reporting units.  Reasonable changes in the assumptions used to determine these fair values would not have resulted in goodwill impairments in any of these reporting units.

The Company’s long-lived assets, other than goodwill and indefinite-lived intangible assets, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable.  When evaluating long-lived assets for impairment, the Company compares the carrying value of an asset group to its estimated undiscounted future cash flows.  An impairment is indicated if the estimated future cash flows are less than the carrying value of the asset group.  The impairment is the excess of the carrying value over the fair value of the long-lived asset group.

Due to continued operating losses and increased uncertainty of future cash flows because of the economic environment in the fourth quarter of 2008, the Company evaluated the long-lived assets of FPEG’s Paper and Output Systems business and GCG’s Electrophotographic Solutions business for impairment.  No impairment loss was recorded related to either business as a result of this evaluation.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" and Financial Accounting Standards Board (“FASB”) Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”).  The asset and liability approach underlying SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company’s assets and liabilities.  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure.

The Company records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized.  The Company has considered forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which the

Company operates and prudent and feasible tax planning strategies in determining the need for these valuation allowances.  If Kodak were to determine that it would not be able to realize a portion of its net deferred tax assets in the future, for which there is currently no valuation allowance, an adjustment to the net deferred tax assets would be charged to earnings in the period such determination was made.  Conversely, if the Company were to make a determination that it is more likely than not that the deferred tax assets, for which there is currently a valuation allowance, would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

The Company’s effective tax rate considers the impact of undistributed earnings of subsidiary companies outside of the U.S.  Deferred taxes have not been provided for the potential remittance of such undistributed earnings, as it is the Company’s policy to indefinitely reinvest its retained earnings.  However, from time to time and to the extent that the Company can repatriate overseas earnings on essentially a tax-free basis, the Company's foreign subsidiaries will pay dividends to the U.S.  Material changes in the Company’s working capital and long-term investment requirements could impact the decisions made by management with respect to the level and source of future remittances and, as a result, the Company’s effective tax rate.

The Company operates within multiple taxing jurisdictions worldwide and is subject to audit in these jurisdictions.  These audits can involve complex issues, which may require an extended period of time for resolution.  Although management believes that adequate provisions have been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on the earnings of the Company.  Conversely, if these issues are resolved favorably in the future, the related provisions would be reduced, thus having a positive impact on earnings.

PENSION AND OTHER POSTRETIREMENT BENEFITS

Kodak’s defined benefit pension and other postretirement benefit costs and obligations are dependent on the Company's key assumptions.  These assumptions, which are reviewed at least annually by the Company, include the discount rate, long-term expected rate of return on plan assets (“EROA”), salary growth, healthcare cost trend rate and other economic and demographic factors.  Actual results that differ from our assumptions are recorded as unrecognized gains and losses and are amortized to earnings over the estimated future service period of the active participants in the plan or, if almost all of a plan’s participants are inactive, the average remaining lifetime expectancy of inactive participants, to the extent such total net unrecognized gains and losses exceed 10% of the greater of the plan's projected benefit obligation or the calculated value of plan assets.  Significant differences in actual experience or significant changes in future assumptions would affect the Company’s pension and other postretirement benefit costs and obligations.

The EROA assumption is based on a combination of formal asset and liability studies that include forward-looking return expectations, given the current asset allocation.  The EROA, once set, is applied to the calculated value of plan assets in the determination of the expected return component of the Company’s pension income or expense.

SFAS No. 87, “Employers’ Accounting for Pensions” (“FAS 87”) requires that expected return be calculated using either fair value of plan assets or a calculated value of plan assets.  Kodak uses a calculated value that recognizes changes in the fair value of assets over a four-year period.  At December 31, 2008, the calculated value of the assets of the major U.S. defined benefit pension plan (the Kodak Retirement Income Plan “KRIP”) was approximately $6 billion and the fair value was approximately $5 billion.  Asset gains and losses that are not yet reflected in the calculated value of plan assets are not included in amortization of unrecognized gains and losses until they are recognized as a part of the calculated value of plan assets.

The Company reviews its EROA assumption annually.  To facilitate this review, every three years, or when market conditions change materially, the Company’s larger plans will undertake asset allocation or asset and liability modeling studies.  In early 2008, an asset and liability modeling study for the KRIP was completed and resulted in a 9.0% EROA assumption, which is the same rate outcome as concluded by the prior study in 2005.  During the fourth quarter of 2008, the Kodak Retirement Income Plan Committee (“KRIPCO,” the committee that oversees KRIP) reevaluated certain portfolio positions relative to current market conditions and accordingly approved a change to the portfolio to reduce risk associated with the volatility in the financial markets.  The Company has assumed an 8.0% EROA for 2009 for the KRIP based on these changes and the resulting asset allocation at December 31, 2008.  It is KRIPCO's intention to reassess the current asset allocation and complete a new asset and liability study in early 2009.  Certain of the Company’s other pension plans also adjusted asset positions during the fourth quarter of 2008.  EROA assumptions for 2009 for those plans were similarly based on these changes and the resulting asset allocations as of the end of the year.

Generally, the Company bases the discount rate assumption for its significant plans on high quality corporate bond yields in the respective countries as of the measurement date.  Specifically, for its U.S. and Canada plans, the Company determines a discount rate using a cash flow model to incorporate the expected timing of benefit payments and a AA-rated corporate bond yield curve.  For the Company's U.S. plans, the Citigroup Above Median Pension Discount Curve is used.  For the Company’s other non-U.S. plans, the discount rates are determined by comparison to published local high quality bond yields or indices considering estimated plan duration and removing any outlying bonds, as warranted.

The salary growth assumptions are determined based on the Company’s long-term actual experience and future and near-term outlook.  The healthcare cost trend rate assumptions are based on historical cost and payment data, the near-term outlook and an assessment of the likely long-term trends.

The following table illustrates the sensitivity to a change to certain key assumptions used in the calculation of expense for the year ending December 31, 2009 and the projected benefit obligation (“PBO”) at December 31, 2008 for the Company's major U.S. and non-U.S. defined benefit pension plans:

(in millions)	Impact on 2009 Pre-Tax Pension Expense Increase (Decrease)		Impact on PBO December 31, 2008 Increase (Decrease)

	U.S.	Non-U.S.	U.S.	Non-U.S.

Change in assumption:
25 basis point decrease in discount rate	$(2)	$4	$102	$96
25 basis point increase in discount rate	2	(4)	(97)	(91)
25 basis point decrease in EROA	15	7	N/A	N/A
25 basis point increase in EROA	(15)	(7)	N/A	N/A

Total pension income from continuing operations before special termination benefits, curtailments, and settlements for the major funded and unfunded defined benefit pension plans in the U.S. is expected to decrease from $179 million in 2008 to $108 million in 2009, due primarily to lower expected returns on plan assets for 2009.  Pension expense from continuing operations before special termination benefits, curtailments and settlements for the major funded and unfunded non-U.S. defined benefit pension plans is projected to decrease from $27 million in 2008 to $5 million in 2009, which is primarily attributable to lower amortization of actuarial losses.

Additionally, due to changes in plan design, the Company expects the expense, before curtailment and settlement gains and losses of its major other postretirement benefit plans to approximate $48 million in 2009 as compared with $104 million for 2008.

ENVIRONMENTAL COMMITMENTS

Environmental liabilities are accrued based on estimates of known environmental remediation responsibilities.  The liabilities include accruals for sites owned or leased by Kodak, sites formerly owned or leased by Kodak, and other third party sites where Kodak was designated as a potentially responsible party (“PRP”).  The amounts accrued for such sites are based on these estimates, which are determined using the ASTM Standard E 2137-06, “Standard Guide for Estimating Monetary Costs and Liabilities for Environmental Matters.”  The overall method includes the use of a probabilistic model that forecasts a range of cost estimates for the remediation required at individual sites.  The Company’s estimate includes equipment and operating costs for investigations, remediation and long-term monitoring of the sites.  Such estimates may be affected by changing determinations of what constitutes an environmental liability or an acceptable level of remediation.  Kodak's estimate of its environmental liabilities may also change if the proposals to regulatory agencies for desired methods and outcomes of remediation are viewed as not acceptable, or additional exposures are identified.  The Company has an ongoing monitoring and identification process to assess how activities, with respect to the known exposures, are progressing against the accrued cost estimates, as well as to identify other potential remediation issues that are presently unknown.

Additionally, in many of the countries in which the Company operates, environmental regulations exist that require the Company to handle and dispose of asbestos in a special manner if a building undergoes major renovations or is demolished.  The Company records a liability equal to the estimated fair value of its obligation to perform asset retirement activities related to the asbestos, computed using an expected present value technique, when sufficient information exists to calculate the fair value.

RECENTLY ISSUED ACCOUNTING STANDARDS

For discussion of the adoption and potential impacts of recently issued accounting standards, refer to the “Recently Issued Accounting Standards” section of Note 1, “Significant Accounting Policies,” in the Notes to Financial Statements.

KODAK OPERATING MODEL AND REPORTING STRUCTURE

For 2008, the Company had three reportable segments: Consumer Digital Imaging Group (“CDG”), Film, Photofinishing and Entertainment Group (“FPEG”), and Graphic Communications Group (“GCG”).  Within each of the Company’s reportable segments are various components, or Strategic Product Groups (“SPGs”).  Throughout the remainder of this document, references to the segments’ SPGs are indicated in italics.  The balance of the Company's continuing operations, which individually and in the aggregate do not meet the criteria of a reportable segment, are reported in All Other.  A description of the segments is as follows:

Consumer Digital Imaging Group Segment (“CDG”):  CDG encompasses digital still and video cameras, digital devices such as picture frames, snapshot printers and related media, kiosks and related media, APEX drylab systems which were introduced in the first quarter of 2008, consumer inkjet printing, Kodak Gallery, and imaging sensors.  The APEX drylab system provides an alternative to traditional photofinishing processing at retail locations.  CDG also includes the licensing activities related to the Company's intellectual property in digital imaging products.

Film, Photofinishing and Entertainment Group Segment (“FPEG”):  FPEG encompasses consumer and professional film, one-time-use cameras, graphic arts film, aerial and industrial film, and entertainment imaging products and services.   In addition, this segment also includes paper and output systems, and photofinishing services.  This segment provides consumers, professionals, cinematographers, and other entertainment imaging customers with film-related products and services and also provides graphic arts film to the graphics industry.

Graphic Communications Group Segment (“GCG”):  GCG serves a variety of customers in the creative, in-plant, data center, commercial printing, packaging, newspaper and digital service bureau market segments with a range of software, media and hardware products that provide customers with a variety of solutions for prepress equipment, workflow software, analog and digital printing, and document scanning.  Products and related services include workflow software and digital controllers; digital printing, which includes commercial inkjet and electrophotographic products, including equipment, consumables and service; prepress consumables; output devices; and document scanners.

All Other:  All Other is composed of Kodak's display business and other small, miscellaneous businesses.

Prior period segment results have been revised to conform to the current period segment reporting structure.

CHANGE IN COST ALLOCATION METHODOLOGY

Effective January 1, 2008, the Company changed its cost allocation methodologies related to employee benefits and corporate expenses.  For the year ended December 31, 2007, this change decreased cost of goods sold by $28 million, increased selling, general, and administrative costs by $14 million, and increased research and development costs by $14 million.  For the year ended December 31, 2006, this change decreased cost of goods sold by $37 million, increased selling, general, and administrative costs by $19 million, and increased research and development costs by $18 million.

Prior period segment results have been revised to reflect the changes in cost allocation methodologies outlined above.

The changes in cost allocation methodologies referred to above increased (decreased) segment operating results for the years ended December 31, 2007 and 2006 as follows:

	For the Year Ended December 31,
(in millions)	2007	2006

Consumer Digital Imaging Group	$(32)	$(54)
Film, Photofinishing and Entertainment Group	28	75
Graphic Communications Group	(23)	(57)
All Other	27	36
Consolidated impact	$-	$-

DETAILED RESULTS OF OPERATIONS
Net Sales from Continuing Operations by Reportable Segment and All Other (1)
	For the Year Ended December 31,
(in millions)	2008	Change	Foreign Currency Impact	2007	Change	Foreign Currency Impact	2006

Consumer Digital Imaging Group
Inside the U.S.	$1,811	-10%	0%	$2,012	+5%	0%	$1,910
Outside the U.S.	1,277	+3	+3	1,235	+12	+7	1,103
Total Consumer Digital Imaging Group	3,088	-5	+1	3,247	+8	+3	3,013

Film, Photofinishing and Entertainment Group
Inside the U.S.	835	-21	0	1,054	-23	0	1,366
Outside the U.S.	2,152	-17	+3	2,578	-11	+4	2,888
Total Film, Photofinishing and Entertainment Group	2,987	-18	+2	3,632	-15	+3	4,254

Graphic Communications Group
Inside the U.S.	1,036	-12	0	1,178	-4	0	1,231
Outside the U.S.	2,298	+3	+5	2,235	+9	+7	2,056
Total Graphic Communications Group	3,334	-2	+3	3,413	+4	+4	3,287

All Other
Inside the U.S.	7			10			12
Outside the U.S.	-			(1)			2
Total All Other	7			9			14

Consolidated
Inside the U.S.	3,689	-13	0	4,254	-6	0	4,519
Outside the U.S.	5,727	-5	+4	6,047	0	+5	6,049
Consolidated Total	$9,416	-9%	+2%	$10,301	-3%	+3%	$10,568

(1)Sales are reported based on the geographic area of destination.

(Loss) Earnings from Continuing Operations Before Interest Expense, Other Income (Charges), Net and Income Taxes by Reportable Segment and All Other

	For the Year Ended December 31,
(in millions)	2008	Change	2007	Change	2006

Consumer Digital Imaging Group	$(177)	-941%	$(17)	+92%	$(206)
Film, Photofinishing and Entertainment Group	196	-30	281	-12	319
Graphic Communications Group	31	-70	104	+49	70
All Other	(17)	+32	(25)	-14	(22)
Total of segments	33	-90	343	+113	161
Restructuring costs, rationalization and other	(149)		(662)		(698)
Postemployment benefit changes	94		-		-
Other operating (expenses) income, net	(766)		96		59
Adjustments to contingencies and legal reserves/settlements	(33)		(7)		2
Interest expense	(108)		(113)		(172)
Other income (charges), net	55		86		66
Loss from continuing operations before income taxes	$(874)	-240%	$(257)	+56%	$(582)

2008 COMPARED WITH 2007

RESULTS OF OPERATIONS - CONTINUING OPERATIONS

CONSOLIDATED

(in millions, except per share data)	For the Year Ended
	December 31,
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Net sales	$9,416		$10,301		$(885)	-9%
Cost of goods sold	7,247		7,757		(510)	-7%
Gross profit	2,169	23.0%	2,544	24.7%	(375)	-15%
Selling, general and administrative expenses	1,606	17%	1,802	17%	(196)	-11%
Research and development costs	478	5%	525	5%	(47)	-9%
Restructuring costs, rationalization and other	140		543		(403)	-74%
Other operating expenses (income), net	766		(96)		862	-898%
Loss from continuing operations before interest expense, other income (charges), net and income taxes	(821)	-9%	(230)	-2%	(591)	-257%
Interest expense	108		113		(5)	-4%
Other income (charges), net	55		86		(31)	-36%
Loss from continuing operations before income taxes	(874)		(257)		(617)	-240%
Benefit for income taxes	(147)		(51)		(96)	188%
Loss from continuing operations	(727)	-8%	(206)	-2%	(521)	-253%
Earnings from discontinued operations, net of income taxes	285		884		(599)	-68%
Net (loss) earnings	(442)		678		(1,120)	-165%
Less: Net income attributable to noncontrolling interests	-		(2)		2	-100%
NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(442)		$676		$(1,118)	-165%

	For the Year Ended
	December 31,		Change vs. 2007
	2008 Amount	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$9,416	-8.6%	-4.4%	-6.4%	2.2%	n/a

Gross profit margin	23.0%	-1.7pp	n/a	-5.5pp	0.2pp	3.6pp

As noted earlier in this MD&A, the Company's results of operations were severely affected by the economic downturn that accelerated in late 2008.  The normal seasonality of the Company, which is heavily skewed to the second half of the year, further magnified the effects of the economic downturn on its results.  The last four months of 2008 saw the global retail markets collapse, which affected the Company’s various consumer businesses, combined with a rapid decline in global print demand which affected its GCG businesses.  In response, the Company has outlined actions to focus business investments in certain areas that are core to the Company's strategy, while also maintaining an intense focus on cash generation and conservation in 2009.

Worldwide Revenues

For the year ended December 31, 2008, net sales decreased by 9% compared with 2007 due primarily to the significant economic deterioration in the fourth quarter in which the Company’s revenues were 24% lower than in the prior year quarter.  The impact of the downturn was particularly severe to the Company because of the normal seasonality of its sales, which are typically highest in the last four months of the year.  For the full year, the downturn led to unfavorable price/mix across all segments and accelerated volume declines in Film Capture and Traditional Photofinishing within FPEG.  These declines were partially offset by volume increases in CDG, and Document Imaging within GCG, and favorable foreign exchange across all segments.  Within CDG, Digital Capture and Devices and Consumer Inkjet Systems experienced significant increases in volume in 2008, primarily related to new product introductions in 2007 and throughout 2008.

Gross Profit

Gross profit declined in 2008 in both dollars and as a percentage of sales, due largely to the broad deterioration late in the year in sales volume, as well as unfavorable price/mix across all segments, partially offset by reductions in manufacturing and other costs within CDG, and favorable foreign exchange.  The improvements in manufacturing and other costs were driven by manufacturing efficiencies within CDG, the benefit of lower depreciation expense as a result of the change in useful lives executed during the first quarter of 2008 that benefited FPEG, lower benefit costs (including other postemployment benefits), and lower restructuring-related charges, partially offset by increased silver, aluminum, paper, and petroleum-based raw material and other costs.

Included in gross profit was a non-recurring amendment of an intellectual property licensing agreement and a new non-recurring intellectual property licensing agreement within Digital Capture and Devices.  These licensing agreements contributed approximately 2.4% of consolidated revenue to consolidated gross profit dollars in 2008, as compared with 2.3% of consolidated revenue to consolidated gross profit dollars for non-recurring agreements in the prior year.

In the first quarter of 2008, the Company performed an updated analysis of expected industry-wide declines in the traditional film and paper businesses and its useful lives on related assets.  This analysis indicated that the assets will continue to be used in these businesses for a longer period than previously anticipated.  As a result, the Company revised the useful lives of certain existing production machinery and equipment, and manufacturing-related buildings effective January 1, 2008.  These assets, which were previously set to fully depreciate by mid-2010, are now being depreciated with estimated useful lives ending from 2011 to 2015.  The change in useful lives reflects the Company’s estimate of future periods to be benefited from the use of the property, plant, and equipment.  As a result of these changes, for full year 2008 the Company reduced depreciation expense by approximately $107 million, of which approximately $95 million benefited loss from continuing operations before income taxes.  The net impact of the change in estimate to loss from continuing operations for the year ended December 31, 2008 was a reduced loss of $93 million, or $.33 on a fully-diluted loss per share basis.

Selling, General and Administrative Expenses

The year-over-year decrease in consolidated selling, general and administrative expenses (“SG&A”) was primarily attributable to company-wide cost reduction actions, and lower benefit costs (including other postemployment benefits – see below), partially offset by unfavorable foreign exchange, a contingency accrual related to employment litigation matters of approximately $20 million, and costs associated with the Company’s participation in the drupa tradeshow in the second quarter of 2008.

Research and Development Costs

The decrease in consolidated research and development costs (“R&D”) compared with prior year was primarily attributable to company-wide cost reduction actions and significantly reduced spending in 2008 within CDG due to the introduction of consumer inkjet printers in 2007.  These decreases in R&D spending were partially offset by investments in new workflow products in Enterprise Solutions and stream technology within Digital Printing Solutions, and R&D related acquisitions made in the second quarter of 2008, both within GCG.

Postemployment Benefit Plan Changes

In the third quarter of 2008, the Company amended certain of its U.S. postemployment benefits effective as of January 1, 2009.  As a result of these plan changes, curtailment and other gains of $94 million were recognized in the third quarter of 2008.  The gains are reflected in the Consolidated Statement of Operations as follows: $48 million in cost of goods sold, $27 million in SG&A, and $19 million in R&D.  The impact of these gains is not reflected in segment results.  Refer to Note 18, “Other Postretirement Benefits” and Note 23, “Segment Information.”

Restructuring Costs, Rationalization and Other

These costs, as well as the restructuring and rationalization-related costs reported in cost of goods sold, are discussed under the "RESTRUCTURING COSTS, RATIONALIZATION AND OTHER" section.

Other Operating Expenses (Income), Net

The Other operating expenses (income), net category includes gains and losses on sales of capital assets and businesses, and goodwill and other long-lived asset impairment charges.  The year-over-year change in Other operating expenses (income), net was largely driven by the goodwill impairment charge of $785 million in 2008, as compared with significant one-time gains on sales of capital assets and businesses recognized in 2007.  Refer to Note 5, “Goodwill and Other Intangible Assets,” for more information on the 2008 charge.

Other Income (Charges), Net

The Other income (charges), net category includes interest income, income and losses from equity investments, and foreign exchange gains and losses.  The decrease in Other income (charges), net was primarily attributable to a decrease in interest income due to lower interest rates and lower cash balances in 2008 as compared with 2007.

Income Tax Benefit

(dollars in millions)	For the Year Ended
	December 31,
	2008	2007
Loss from continuing operations before income taxes	$(874)	$(257)
Benefit for income taxes	$(147)	$(51)
Effective tax rate	16.8%	19.8%

The change in the Company’s effective tax rate from continuing operations is primarily attributable to: (1) a $270 million benefit recognized during the second quarter of 2008 for interest earned on a refund received from the U.S. Internal Revenue Service, (2) losses generated within the U.S. and in certain jurisdictions outside the U.S. in 2008 that were not benefited due to the impact of valuation allowances, (3) a tax benefit recorded in continuing operations in 2007 for losses in certain jurisdictions due to the recognition of an offsetting tax expense on the pre-tax gain in discontinued operations, (4) the release or establishment of valuation allowances in certain jurisdictions outside the U.S., which are evaluated separately by jurisdiction and dependent on its specific circumstances,  (5) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S., (6) adjustments for uncertain tax positions and tax audits, and (7) a pre-tax goodwill impairment charge of $785 million that resulted in a tax benefit of only $4 million due to a full valuation allowance in the U.S. and the limited amount of tax deductible goodwill that existed as of December 31, 2008.

CONSUMER DIGITAL IMAGING GROUP

(dollars in millions)	For the Year Ended
	December 31,
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Total net sales	$3,088		$3,247		$(159)	-5%
Cost of goods sold	2,495		2,419		76	-3%
Gross profit	593	19.2%	828	25.5%	(235)	-28%
Selling, general and administrative expenses	565	18%	603	19%	(38)	-6%
Research and development costs	205	7%	242	7%	(37)	-15%
Loss from continuing operations before interest expense, other income (charges), net and income taxes	$(177)	-6%	$(17)	-1%	$(160)	-941%

	For the Year Ended
	December 31,		Change vs. 2007
	2008 Amount	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$3,088	-4.9%	8.6%	-14.6%	1.1%	n/a

Gross profit margin	19.2%	-6.3pp	n/a	-13.4pp	0.7pp	6.4pp

Worldwide Revenues

Net sales for CDG decreased 5% in 2008 primarily as a result of the sharp decline in global consumer demand experienced in the fourth quarter of 2008.  The economic downturn negatively impacted all industries that rely on consumer discretionary spending.  CDG net sales in the fourth quarter declined from 42% of CDG’s full-year revenue for 2007 to only 31% of full-year revenue for 2008.  Volume increases in 2008 attributable to products introduced in 2007 and throughout 2008 were more than offset by unfavorable price/mix, as reduced demand resulted in downward price pressure and a shift in consumer demand to lower-priced products.  However, Kodak continued to maintain or increase its market share position in key product categories in which it participates.

Net sales for CDG decreased primarily due to unfavorable price/mix in Digital Capture and Devices, partially offset by volume growth in Consumer Inkjet and Digital Capture and Devices, and favorable foreign exchange across all SPGs.

Net worldwide sales of Digital Capture and Devices, which includes consumer digital still and video cameras, digital picture frames, accessories, memory products, snapshot printers and related media, and intellectual property royalties, decreased 7% in the year ended December 31, 2008 as compared with the prior year.  This decrease primarily reflects unfavorable price/mix for digital cameras and digital picture frames, volume declines in snapshot printing, and lower intellectual property royalties (see gross profit discussion below), partially offset by increased volumes for digital cameras and digital picture frames as well as favorable foreign exchange.  Digital picture frames were introduced at the end of the first quarter of 2007.

Net worldwide sales of Consumer Inkjet Systems, which includes inkjet printers and related consumables, increased in the year ended December 31, 2008, primarily reflecting volume improvements due to the launch of the product line at the end of the first quarter of 2007 and the introduction of the second generation of printers in the first quarter of 2008, partially offset by unfavorable price/mix.  Sell-through of inkjet printers for the full year more than doubled compared with the prior year, resulting in an estimated installed base of more than 1 million printers as of December 31, 2008.

Net worldwide sales of Retail Systems Solutions, which includes kiosks and related media and APEX drylab systems, increased 1% in the year ended December 31, 2008 as compared with the prior year, reflecting higher equipment and media volumes as well as favorable foreign exchange, partially offset by unfavorable price/mix.

Gross Profit

The decrease in gross profit dollars and margin for CDG was primarily attributable to unfavorable price/mix within Digital Capture and Devices and lower intellectual property royalties, partially offset by reduced manufacturing and other costs primarily in consumer inkjet printers, digital cameras and digital frames, as well as favorable foreign exchange.

Included in gross profit was a non-recurring amendment of an intellectual property licensing agreement with an existing licensee and a new non-recurring intellectual licensing agreement.  The impact of these agreements contributed approximately 7.4% of segment revenue to segment gross profit dollars in the current year, as compared with 7.3% of segment revenue to segment gross profit dollars for non-recurring agreements in the prior year.  The new agreement also provides the Company with an opportunity for continued collaboration with the licensee.

The results also included approximately $126 million related to intellectual property licensing arrangements under which the Company’s continuing obligations were fulfilled as of December 31, 2008.  The Company expects to secure other new licensing agreements, the timing and amounts of which are difficult to predict. These types of arrangements provide the Company with a return on portions of historical R&D investments, and new licensing opportunities are expected to have a continuing impact on the results of operations.

Selling, General and Administrative Expenses

The decrease in SG&A expenses for CDG was primarily driven by ongoing efforts to achieve target cost models and lower benefit costs (including other postemployment benefits), partially offset by unfavorable foreign exchange.

Research and Development Costs

The decrease in R&D costs for CDG was primarily attributable to reduced spending in 2008 as compared with the prior year due to the introduction of consumer inkjet printers in 2007, as well as cost reduction actions taken throughout the segment in 2008.

FILM, PHOTOFINISHING AND ENTERTAINMENT GROUP

(dollars in millions)	For the Year Ended
	December 31,
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Total net sales	$2,987		$3,632		$(645)	-18%
Cost of goods sold	2,335		2,771		(436)	-16%
Gross profit	652	21.8%	861	23.7%	(209)	-24%
Selling, general and administrative expenses	407	14%	520	14%	(113)	-22%
Research and development costs	49	2%	60	2%	(11)	-18%
Earnings from continuing operations before interest expense, other income (charges), net and income taxes	$196	7%	$281	8%	$(85)	-30%

	For the Year Ended
	December 31,		Change vs. 2007
	2008 Amount	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$2,987	-17.8%	-18.6%	-1.3%	2.1%	n/a

Gross profit margin	21.8%	-1.9pp	n/a	-2.1pp	0.3pp	-0.1pp

Worldwide Revenues

Net sales for FPEG decreased 18% primarily due to Film Capture and Traditional Photofinishing, reflecting continuing volume declines in the consumer film industry and reduced demand due to the global economic slowdown that began in the latter part of 2008, partially offset by favorable foreign exchange.  Net worldwide sales of Film Capture and Traditional Photofinishing decreased 40% and 19%, respectively, in 2008 as compared with 2007.

Net worldwide sales for Entertainment Imaging decreased 5% compared with the prior year, driven by volume declines primarily reflecting the effects of the writers’ strike in the first quarter of 2008, and reduced demand in the second half of 2008 from the delay in creation of feature films resulting from uncertainty surrounding industry labor contract issues, as well as the weak economy.  This decrease was partially offset by favorable foreign exchange.

Gross Profit

The decrease in FPEG gross profit dollars is primarily a result of declines in sales volume within Film Capture as described above, unfavorable price/mix across all SPGs, partially offset by favorable foreign exchange.

The decrease in FPEG gross profit margin was primarily driven by unfavorable price/mix across all SPGs.  In addition, increased manufacturing and other costs in Film Capture were driven by higher costs of silver, paper, and petroleum-based raw material and other costs. These cost increases were largely offset by lower benefit costs (including other postemployment benefits) and the benefit of lower depreciation expense as a result of the change in useful lives executed during the first quarter of this year.

Selling, General and Administrative Expenses

The decline in SG&A expenses for FPEG was attributable to lower benefit costs (including other postemployment benefits) and ongoing efforts to achieve target cost models, partially offset by unfavorable foreign exchange.

GRAPHIC COMMUNICATIONS GROUP

(dollars in millions)	For the Year Ended
	December 31,
	2008	% of Sales	2007	% of Sales	Increase / (Decrease)	% Change

Total net sales	$3,334		$3,413		$(79)	-2%
Cost of goods sold	2,445		2,438		7	0%
Gross profit	889	26.7%	975	28.6%	(86)	-9%
Selling, general and administrative expenses	637	19%	664	19%	(27)	-4%
Research and development costs	221	7%	207	6%	14	7%
Earnings from continuing operations before interest expense, other income (charges), net and income taxes	$31	1%	$104	3%	$(73)	-70%

	For the Year Ended
	December 31,		Change vs. 2007
	2008 Amount	Change vs. 2007	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$3,334	-2.3%	-1.6%	-4.1%	3.4%	n/a

Gross profit margin	26.7%	-1.9pp	n/a	-1.1pp	-0.6pp	-0.2pp

Worldwide Revenues
GCG net sales decreased 2% as compared with the prior year, driven by unfavorable price/mix and volume declines, partially offset by favorable foreign exchange.  Recent global financial market disruptions affected equipment placements across most product lines, and tightening credit availability resulted in deferrals of some orders taken earlier this year at the drupa tradeshow.  In addition, the decline in global print demand translated into decreased sales of consumables, especially in the second half of 2008.

Net worldwide sales of Prepress Solutions decreased 2% compared with 2007, driven primarily by volume declines in analog plates and output devices, partially offset by volume growth in digital plates and favorable foreign exchange.  The decline in global print demand accelerated the volume decline for analog plates and negatively impacted the volume growth rate for digital plates.  Despite the effects of the economic downturn, digital plates experienced volume growth in the high single digits during 2008.

Net worldwide sales of Digital Printing Solutions decreased 6% compared with the prior year.  Unfavorable price/mix and declines in volume were partially offset by favorable foreign exchange for all products.  Volume declines were largely attributable to black-and-white electrophotographic equipment and consumables due to overall market declines, as certain customers convert to solutions that offer color options.  Color electrophotographic equipment and consumables volumes increased, driven by new product line introductions and enhancements.  Page volume growth of 12% in the color electrophotographic space was a key contributor to the growth of color consumable sales volumes.  Unfavorable inkjet equipment volume and price/mix were partially offset by favorable volume and price/mix in inkjet consumables.  General price erosion, declines in legacy product sales, and a mix shift toward units requiring lower levels of capital investment were contributors to this performance.

Net worldwide sales of Document Imaging decreased 2% compared with the prior year.  Unfavorable price/mix was partially offset by volume growth and favorable foreign exchange.  While volume grew in both the Production Scanner and Distributed Scanner categories, a shift toward low-page volume units in both categories drove unfavorable price/mix.

Net worldwide sales of Enterprise Solutions decreased 1% as compared with the prior year.  Unfavorable price/mix and volume declines were partially offset by favorable foreign exchange and acquisitions made during the second quarter of 2008.

Gross Profit

The decline in gross profit dollars and margin was primarily driven by Prepress Solutions and Digital Printing Solutions.  Increased manufacturing costs related to aluminum and petroleum-based raw materials, as well as higher distribution expense and volume declines, drove the decrease in the Prepress Solutions gross profit dollars and margin.  For Digital Printing Solutions, higher costs of newly introduced digital printers, price erosion and adverse mix were partially offset by manufacturing cost productivity.

Selling, General and Administrative Expenses

The decrease in SG&A expenses for GCG primarily reflects lower benefit costs (including other postemployment benefits) and ongoing efforts to achieve target cost models, partially offset by increased costs associated with the Company’s participation in the drupa tradeshow in the second quarter of 2008, go-to-market investments, and unfavorable foreign exchange.

Research and Development Costs

The increase in R&D costs for GCG was primarily driven by investments in new workflow products in Enterprise Solutions, R&D related to acquisitions made in the second quarter of 2008, increased investments for stream technology within Digital Printing Solutions, and unfavorable foreign exchange.  These increases were partially offset by ongoing efforts to achieve target cost models.

RESULTS OF OPERATIONS – DISCONTINUED OPERATIONS

Total Company earnings from discontinued operations for the year ended December 31, 2008 and 2007 of $285 million and $884 million, respectively, include a benefit for income taxes of $288 million and a provision for income taxes of $262 million, respectively.

Earnings from discontinued operations in 2008 were primarily driven by a tax refund that the Company received from the U.S. Internal Revenue Service.  The refund was related to the audit of certain claims filed for tax years 1993-1998.  A portion of the refund related to past federal income taxes paid in relation to the 1994 sale of a subsidiary, Sterling Winthrop Inc., which was reported in discontinued operations.  Refer to Note 15, “Income Taxes,” for further discussion of the tax refund.

Earnings from discontinued operations in 2007 were primarily driven by the $986 million pre-tax gain on the sale of the Health Group segment on April 30, 2007, and the $123 million pre-tax gain on the sale of Hermes Precisa Pty. Ltd. (“HPA”) on November 2, 2007.  Also included in discontinued operations in 2007 are the results of operations of the Health Group segment and HPA through their respective dates of sale.

For a detailed discussion of the components of discontinued operations, refer to Note 22, “Discontinued Operations,” in the Notes to Financial Statements.

NET (LOSS) EARNINGS

The Company’s consolidated net loss attributable to Eastman Kodak Company for 2008 was $442 million, or a loss of $1.57 per basic and diluted share, as compared with net earnings on the same basis for 2007 of $676 million, or earnings of $2.35 per basic and diluted share, representing a decrease of $1,118 million or 165%.  This decrease is attributable to the reasons outlined above.

2007 COMPARED WITH 2006

RESULTS OF OPERATIONS - CONTINUING OPERATIONS

CONSOLIDATED

(in millions, except per share data)	For the Year Ended
	December 31,
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Net sales	$10,301		$10,568		$(267)	-3%
Cost of goods sold	7,757		8,122		(365)	-4%
Gross profit	2,544	24.7%	2,446	23.1%	98	4%
Selling, general and administrative expenses	1,802	17%	1,992	19%	(190)	-10%
Research and development costs	525	5%	573	5%	(48)	-8%
Restructuring costs and other	543		416		127	31%
Other operating expenses (income), net	(96)		(59)		(37)	63%
Loss from continuing operations before interest expense, other income (charges), net and income taxes	(230)	-2%	(476)	-5%	246	52%
Interest expense	113		172		(59)	-34%
Other income (charges), net	86		66		20	30%
Loss from continuing operations before income taxes	(257)		(582)		325	56%
(Benefit) provision for income taxes	(51)		214		(265)	124%
Loss from continuing operations	(206)	-2%	(796)	-8%	590	74%
Earnings from discontinued operations, net of income taxes	884		209		675	323%
Net earnings (loss)	678		(587)		1,265	216%
Less: Net income attributable to noncontrolling interests	(2)		(7)		5	71%
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$676		$(594)		$1,270	214%

	For the Year Ended
	December 31,		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$10,301	-2.5%	-2.2%	-3.4%	3.1%	n/a

Gross profit margin	24.7%	1.6pp	n/a	-4.2pp	1.4pp	4.4pp

Worldwide Revenues

For the year ended December 31, 2007, net sales decreased by 3% compared with 2006, primarily as a result of unfavorable price/mix across all segments and significant industry-related volume declines, driven largely by Film Capture and Traditional Photofinishing within FPEG.  These declines were partially offset by significant volume growth in Digital Capture within CDG, volume growth within GCG, favorable foreign exchange across all segments, and increases in intellectual property royalties.

Gross Profit

Gross profit improved in the year ended December 31, 2007 in both dollars and as a percentage of sales, due largely to reduced manufacturing and other costs as a result of a number of factors, as well as increased intellectual property royalties within CDG.  In addition, foreign exchange was a positive contributor to gross profit as a result of the weak U.S. dollar’s net impact on revenues and costs.  The decreases in manufacturing and other costs were due to a combination of the impact of the Company's cost reduction initiatives, strategic manufacturing and supply chain initiatives within CDG, lower restructuring-related charges, and lower depreciation expense, partially offset by increased silver and aluminum costs.  The unfavorable price/mix was driven by product portfolio shifts in Digital Capture and Devices within CDG, and across the businesses within FPEG.

Included in gross profit for 2007 were a non-recurring extension and amendment of an existing license arrangement and new non-recurring license arrangements.  The impact of these licensing arrangements contributed approximately 2.3% of revenue to consolidated gross profit dollars in 2007, as compared with 1.7% of revenue to consolidated gross profit dollars for similar arrangements in 2006.  These types of arrangements provide the Company with a return on portions of historical R&D investments and similar opportunities are expected to have a continuing impact on the results of operations.

Selling, General and Administrative Expenses

The year-over-year decrease in consolidated SG&A in dollars and as a percent of sales was primarily attributable to significant Company-wide cost reduction actions, partially offset by increased advertising costs related to Consumer Inkjet Systems and the impacts of foreign exchange.

Research and Development Costs

The decrease in R&D costs was primarily driven by the continuing realignment of resources, as well as the timing of development of new products.

Restructuring Costs, Rationalization and Other

The most significant charge within restructuring costs was a $238 million impairment charge related to the sale of the Company's Xiamen, China facility in the second quarter.  These costs, as well as the restructuring-related costs reported in cost of goods sold, are discussed in further detail under the "RESTRUCTURING COSTS, RATIONALIZATION AND OTHER" section.

Other Operating (Income) Expenses, Net

The Other operating (income) expenses, net category includes gains and losses on sales of capital assets and certain asset impairment charges.  The year-over-year increase in Other operating (income) expenses, net was largely driven by gains on sales of capital assets and businesses in 2007 of $158 million, partially offset by asset impairments including the impairment of an intangible asset of $46 million in connection with the Company’s plan to dispose of its stake in Lucky Film Co. Ltd.

Interest Expense

Lower Interest expense was primarily due to lower debt levels resulting from the full payoff of the Company's Secured Term Debt in the second quarter of 2007, partially offset by higher interest rates in 2007 as compared with 2006.

Other Income (Charges), Net

The Other income (charges), net category includes interest income, income and losses from equity investments, and foreign exchange gains and losses.  The increase in Other income (charges), net in 2007 as compared with 2006 was primarily attributable to increased interest income due to higher cash balances resulting from the proceeds on the sale of the Health Group (See Note 22, “Discontinued Operations” in the Notes to Financial Statements) and higher interest rates.  This increase was partially offset by an impairment of an equity method investment.

Income Tax (Benefit) Provision

(dollars in millions)	For the Year Ended
	December 31,
	2007	2006
Loss from continuing operations before income taxes	$(257)	$(582)
(Benefit) provision for income taxes	$(51)	$214
Effective tax rate	19.8%	(36.8)%

The change in the Company’s annual effective tax rate from continuing operations was primarily attributable to the ability to recognize a tax benefit in continuing operations associated with the realization of current year losses in certain jurisdictions where it has historically had a valuation allowance.  This was due to the recognition of the pre-tax gain in discontinued operations and due to the favorable outcome of income tax audits in various jurisdictions around the world.

During the fourth quarter of 2007, based on the Company’s assessment of positive and negative evidence regarding the realization of the net deferred tax assets, the Company recorded a benefit associated with the release of valuation allowances in certain jurisdictions outside the U.S.

During 2007, the Company reached a settlement with the Internal Revenue Service covering tax years 1999-2000.  As a result, the Company recognized a tax benefit from continuing operations in the U.S. of $17 million, including interest.  Also during 2007, the Company reached a settlement with the taxing authorities in two locations outside of the U.S. resulting in a tax benefit of $76 million.

During the second quarter of 2007, the Company identified a deferred tax asset in a recently acquired non-U.S. subsidiary that was overstated at the date of acquisition.  Therefore, the Company recorded an increase in the value of goodwill of $24 million in the second quarter of 2007 to appropriately reflect the proper goodwill balance.  The Company also recorded a valuation allowance of $20 million, which should have been recorded in 2006, in order to properly reflect the value of the net deferred tax asset.  This amount is included in the $51 million tax benefit for the year ended December 31, 2007.  The Company has determined that this correction is not material to 2007 or to any prior period financial statement amounts.

CONSUMER DIGITAL IMAGING GROUP

(dollars in millions)	For the Year Ended
	December 31,
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Total net sales	$3,247		$3,013		$234	8%
Cost of goods sold	2,419		2,373		46	2%
Gross profit	828	25.5%	640	21.2%	188	29%
Selling, general and administrative expenses	603	19%	561	19%	42	7%
Research and development costs	242	7%	285	9%	(43)	-15%
Loss from continuing operations before interest expense, other income (charges), net and income taxes	$(17)	-1%	$(206)	-7%	$189	92%

	For the Year Ended
	December 31,		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$3,247	7.8%	12.2%	-7.0%	2.6%	n/a

Gross profit margin	25.5%	4.3pp	n/a	-6.8pp	1.7pp	9.4pp

Worldwide Revenues

Net sales for CDG increased 8% due to increases in intellectual property royalties, new digital picture frames, and the introductory launch of inkjet printers, partially offset by snapshot printing within Digital Capture and Devices.  The unfavorable price/mix was primarily driven by digital camera product portfolio shifts within Digital Capture and Devices and by price declines in Retail Systems Solutions.

Net worldwide sales of Digital Capture and Devices, which includes consumer digital cameras, digital picture frames, accessories, memory products, snapshot printers and related media, and intellectual property royalties, increased 7% in the year ended December 31, 2007 as compared with the prior year, primarily reflecting higher digital camera volumes, increased intellectual property royalties, sales of new digital picture frames, and favorable foreign exchange, partially offset by unfavorable price/mix and lower snapshot printing volumes.

Net worldwide sales of Retail Systems Solutions, which includes kiosks and related media, increased modestly in the year ended December 31, 2007 as compared with the prior year, reflecting volume growth and favorable foreign exchange, partially offset by unfavorable price/mix.

The first quarter 2007 launch of Consumer Inkjet Systems contributed to volume improvements in CDG.

Gross Profit

The increase in gross profit dollars and margin for CDG was primarily attributable to reductions in cost, increases in intellectual property royalties, and favorable foreign exchange.  The reductions in manufacturing and other costs were primarily driven by strategic manufacturing and supply chain initiatives to improve margins in Digital Capture and Devices.  In addition, cost reductions were driven by the benefits of previous restructuring activities and lower depreciation expense, partially offset by costs associated with the scaling of manufacturing and new product introduction activities in the Consumer Inkjet Systems business.  The gross profit margin improvement was partially offset by unfavorable price/mix in Digital Capture and Devices products.

Included in gross profit was the impact of a non-recurring extension and amendment of an existing license arrangement and new non-recurring license arrangements during the current year.  The impact of these licensing arrangements contributed approximately 7.3% of revenue to segment gross profit dollars in 2007, as compared with 6.0% of revenue to segment gross profit dollars for similar arrangements in 2006.  These types of arrangements provide the Company with a return on portions of historical R&D investments and similar opportunities are expected to have a continuing impact on the results of operations.

Selling, General and Administrative Expenses

The increase in SG&A expenses for CDG was primarily driven by increased advertising expenses associated with Consumer Inkjet Systems, partially offset by ongoing efforts to achieve target cost models and improved go-to-market structure.

Research and Development Costs

The decrease in R&D costs for CDG was largely attributable to spending incurred in 2006 related to the development of Consumer Inkjet Systems, which were introduced in the first quarter of 2007.  The decrease was also impacted by cost reduction actions.

FILM, PHOTOFINISHING AND ENTERTAINMENT GROUP

(dollars in millions)	For the Year Ended
	December 31,
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Total net sales	$3,632		$4,254		$(622)	-15%
Cost of goods sold	2,771		3,203		(432)	-13%
Gross profit	861	23.7%	1,051	24.7%	(190)	-18%
Selling, general and administrative expenses	520	14%	657	15%	(137)	-21%
Research and development costs	60	2%	75	2%	(15)	-20%
Earnings from continuing operations before interest expense, other income (charges), net and income taxes	$281	8%	$319	7%	$(38)	-12%

	For the Year Ended
	December 31,		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$3,632	-14.6%	-15.1%	-2.1%	2.6%	n/a

Gross profit margin	23.7%	-1.0pp	n/a	-3.0pp	1.6pp	0.4pp

Worldwide Revenues

Net sales for FPEG decreased 15% primarily due to Film Capture and Traditional Photofinishing, primarily reflecting continuing declines in the consumer film industry, partially offset by favorable foreign exchange.  Net worldwide sales of Film Capture and Traditional Photofinishing decreased 30% and 19%, respectively, in the year ended December 31, 2007 as compared with 2006.  Net worldwide sales for Entertainment Imaging were flat as compared with 2006.

Gross Profit

The decrease in FPEG gross profit dollars was primarily a result of lower volumes in Film Capture, unfavorable price/mix associated with new and renewed film agreements, partially offset by favorable foreign exchange and reduced manufacturing and other costs.  The reduced manufacturing and other costs were driven by the manufacturing footprint reduction and other cost reduction initiatives, partially offset by higher silver costs.  FPEG gross profit margin decreased only 1%.

Selling, General and Administrative Expenses

The decline in SG&A expenses for FPEG in dollars and as a percent of sales was attributable to ongoing efforts to achieve target cost models and shifting to a distributor model in regions with lower sales volumes.

GRAPHIC COMMUNICATIONS GROUP

(dollars in millions)	For the Year Ended
	December 31,
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Total net sales	$3,413		$3,287		$126	4%
Cost of goods sold	2,438		2,261		177	8%
Gross profit	975	28.6%	1,026	31.2%	(51)	-5%
Selling, general and administrative expenses	664	19%	752	23%	(88)	-12%
Research and development costs	207	6%	204	6%	3	1%
Earnings from continuing operations before interest expense, other income (charges), net and income taxes	$104	3%	$70	2%	$34	49%

	For the Year Ended
	December 31,		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs	Acquisition

Total net sales	$3,413	3.8%	1.5%	-1.8%	4.1%	n/a	22.6%

Gross profit margin	28.6%	-2.6pp	n/a	-1.7pp	0.7pp	-1.6pp	0.5pp

Worldwide Revenues

Total revenue growth of 4% for GCG was driven by favorable foreign exchange and volume increases within Digital Printing Solutions and Enterprise Solutions.  Partially offsetting this growth was unfavorable price/mix across all SPGs.

Net worldwide sales of Prepress Solutions increased 3%, primarily driven by increased sales of digital plates and favorable foreign exchange, partially offset by declines in sales of analog plates and output devices.  Unfavorable price/mix also negatively impacted net worldwide sales.

Net worldwide sales of Digital Printing Solutions increased 5%, primarily driven by favorable foreign exchange and volume growth in color electrophotographic solutions and inkjet printing solutions, partially offset by volume and price/mix declines in black-and-white electrophotographic solutions.

Net worldwide sales of Document Imaging were flat in 2007 compared with the prior year.  Unfavorable volume and price/mix were offset by favorable foreign exchange.

Net worldwide sales of Enterprise Solutions increased 10%, primarily driven by the introduction of web-enabled solutions software, volume growth in the workflow software and favorable foreign exchange, partially offset by unfavorable price/mix.

Gross Profit

The decrease in gross profit margin in 2007 compared with the prior year was primarily driven by increased manufacturing costs in Prepress Solutions associated with adverse aluminum costs, as well as unfavorable price/mix across all SPGs.  Favorable foreign exchange partially offset these negative impacts.

Selling, General and Administrative Expenses

The decrease in SG&A expenses for GCG was largely attributable to ongoing efforts to achieve target cost models.

RESULTS OF OPERATIONS – DISCONTINUED OPERATIONS

Total Company earnings from discontinued operations for the year ended December 31, 2007 and 2006 of $884 million and $209 million, respectively, were net of provisions for income taxes of $262 million and $34 million, respectively.

Earnings from discontinued operations in 2007 were primarily driven by the $986 million pre-tax gain on the sale of the Health Group segment on April 30, 2007, and the $123 million pre-tax gain on the sale of Hermes Precisa Pty. Ltd. (“HPA”) on November 2, 2007.  Also included in discontinued operations in 2007 are the results of operations of the Health Group segment and HPA through their respective dates of sale.

Earnings from discontinued operations in 2006 were primarily driven by results of operations of the Health Group segment.

For a detailed discussion of the components of discontinued operations, refer to Note 22, “Discontinued Operations,” in the Notes to Financial Statements.

NET EARNINGS (LOSS)

Consolidated net earnings attributable to Eastman Kodak Company for 2007 were $676 million, or earnings of $2.35 per basic and diluted share, as compared with a net loss on the same basis for 2006 of $594 million, or a loss of $2.07 per basic and diluted share, representing an increase in earnings of $1,270 million or 214%.  This improvement is attributable to the reasons outlined above.

RESTRUCTURING COSTS, RATIONALIZATION AND OTHER

The Company recognizes the need to continually rationalize its workforce and streamline its operations to remain competitive in the face of an ever-changing business and economic climate.  For 2008, these initiatives were referred to as ongoing rationalization activities.

The Company recorded $149 million of charges, net of reversals, including $6 million of charges for accelerated depreciation and $3 million of charges for inventory write-downs, which were reported in Cost of goods sold in the accompanying Consolidated Statement of Operations for the year ended December 31, 2008.  The remaining costs incurred, net of reversals, of $140 million were reported as Restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the year ended December 31, 2008.  The severance and exit costs reserves require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

During the year ended December 31, 2008, the Company made cash payments of approximately $143 million, related to restructuring and rationalization.  Of this amount, $133 million was paid out of restructuring liabilities, while $10 million was paid out of pension and other postretirement liabilities.

The charges, net of reversals, of $149 million recorded in 2008 included $36 million applicable to FPEG, $42 million applicable to CDG, $49 million applicable to GCG, and $22 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

The ongoing rationalization actions implemented in 2008 are expected to generate future annual cash savings of approximately $196 million.  These savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by $97 million, $79 million, and $20 million, respectively.  The Company began realizing these savings in the first quarter of 2008, and expects the savings to be fully realized by the end of the second quarter of 2009 as most of the actions and severance payouts are completed.

On December 17, 2008, the Company committed to a plan to implement a targeted cost reduction program (the 2009 Program) to more appropriately size the organization as a result of the current economic environment.  The program involves rationalizing selling, administrative, research and development, supply chain and other business resources in certain areas and consolidating certain facilities.

In connection with the 2009 Program, the Company expects to incur total restructuring charges in the range of $250 million to $300 million, including $225 million to $265 million of cash related charges for termination benefits and other exit costs, and $25 million to $35 million of non-cash related accelerated depreciation and asset write-offs.  The 2009 Program will require expenditures from corporate cash in the range of $125 million to $175 million, as most of the termination benefits for U.S. employees will be provided in the form of special retirement benefits (Special Termination Program (STP) benefits) payable from the Company’s over-funded U.S. pension plan.  The majority of the actions contemplated by the 2009 Program will be completed in the first half of 2009, with all actions under the program expected to be completed by the end of 2009.  The 2009 Program is expected to result in employment reductions in the range of 2,000 to 3,000 positions when complete and yield annualized cash savings of $200 million to $250 million in 2009 and beyond.

When combined with rationalization actions taken in late 2008, the Company expects to reduce its worldwide employment by between 3,500 and 4,500 positions during 2009, approximately 14% to 18% of its total workforce, which are expected to generate annual cash savings in the range of $300 million to $350 million.

For the year ended December 31, 2007, the Company incurred restructuring charges, net of reversals, of $685 million, $686 million of which was under the 2004-2007 Restructuring Program.  The $685 million of restructuring charges, net of reversals, included $23 million of costs related to discontinued operations ($20 million of severance costs and $3 million of exit costs), and $662 million related to continuing operations ($107 million of accelerated depreciation, $12 million of inventory write-downs, $270 million of asset impairments, $144 million of severance costs, and $129 million of exit costs).  For the year ended December 31, 2006, the Company incurred restructuring charges, net of reversals, of $768 million, all under the 2004-2007 Restructuring Program, including $70 million related to discontinued operations ($12 million of accelerated depreciation, $3 million of inventory write-downs, $52 million of severance costs, and $3 million of exit costs), and $698 million related to continuing operations ($273 million of accelerated depreciation, $9 million of inventory write-downs, $88 million of asset impairments, $263 million of severance costs, and $65 million of exit costs).  The Company substantially completed its 2004-2007 Restructuring Program as of December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

2008

Cash Flow Activity

	For the Year Ended
(in millions)	December 31,
	2008	2007	Change
Cash flows from operating activities:
Net cash (used in) provided by continuing operations	$(128)	$365	$(493)
Net cash provided by (used in) discontinued operations	296	(37)	333
Net cash provided by operating activities	168	328	(160)

Cash flows from investing activities:
Net cash used in continuing operations	(188)	(41)	(147)
Net cash provided by discontinued operations	-	2,449	(2,449)
Net cash (used in) provided by investing activities	(188)	2,408	(2,596)

Cash flows from financing activities:
Net cash used in continuing operations	(746)	(1,338)	592
Net cash provided by discontinued operations	-	44	(44)
Net cash used in financing activities	(746)	(1,294)	548

Effect of exchange rate changes on cash	(36)	36	(72)

Net (decrease) increase in cash and cash equivalents	$(802)	$1,478	$(2,280)

Operating Activities

Net cash used in continuing operations from operating activities increased $493 million.  The key factor driving this change was the overall decline in earnings for 2008 as compared with 2007, notably in the fourth quarter of 2008 as a consequence of the global economic downturn.  The Company's cash from operating activities benefited from lower restructuring payments in 2008 and receipt of a tax refund from the U.S. Internal Revenue Service of $581 million, of which $270 million was reflected in loss from continuing operations during the year.  However, the Company also recognized non-cash curtailment gains during the year, and revenue for which cash was received in prior years or will be received in 2009.  In addition, net cash received in 2008 for current and prior year non-recurring licensing arrangements of $150 million was $156 million lower than net cash received in 2007 of $306 million.  The Company also utilized $128 million more cash in 2008 as compared with 2007, due to an increase in inventories during 2008, as compared with a decrease in inventories in 2007.  Furthermore, the Company expended cash in 2008 to reduce liabilities recorded as of the prior year end, which exceeded cash utilized in 2007 to liquidate liabilities as of year end 2006.  The combination of these and other factors led to the use of cash in continuing operations from operating activities of $128 million in 2008, as compared with cash provided on the same basis of $365 million in 2007.  Net cash provided by (used in) discontinued operations increased $333 million as compared with the prior year due primarily to the receipt, in the second quarter of 2008, of the refund of past federal income taxes referred to above, and more fully described in Note 15, “Income Taxes.”

Investing Activities

Net cash used in continuing operations from investing activities increased $147 million for the year ended December 31, 2008 as compared with 2007 due primarily to lower cash proceeds received from sales of assets and businesses of $92 million in 2008 as compared with $227 million in 2007.  Spending for capital additions was $254 million in 2008 as compared with $259 million in 2007.  The majority of this spending supports new products, manufacturing capacity, productivity and quality improvements, infrastructure improvements, equipment placements with customers, and ongoing environmental and safety initiatives.  Net cash provided by discontinued operations for the year ended December 31, 2007 of $2,449 million represents the proceeds received from the sale of the Health Group in the second quarter of 2007 and the sale of the Company’s shares of Hermes Precisa Pty. Limited (“HPA”) in the fourth quarter of 2007.

Financing Activities

Net cash used in financing activities decreased $548 million for the year ended December 31, 2008 as compared with 2007 due to lower repayments of borrowings, mainly due to the repayment of the Company’s Secured Term Debt in the second quarter of 2007 that was required as a result of the sale of the Health Group.  These reductions in cash usage were partially offset by repurchases of the Company’s common stock of $301 million in 2008.

On June 24, 2008, the Company announced that its Board of Directors authorized a share repurchase program allowing the Company, at management’s discretion, to purchase up to $1.0 billion of its common stock.  The program will expire at the earlier of December 31, 2009 or when the Company has used all authorized funds for the repurchase of shares.  Through December 31, 2008, the Company repurchased approximately 20 million shares at an average price of $15.01 per share, for a total cost of $301 million under this program.  While the share repurchase authorization remains in effect through the end of 2009, the Company is not currently repurchasing any of its shares.

It is the Company’s practice to make semi-annual dividend payments which, when declared by its Board of Directors, will be paid on the Company’s 10th business day each July and December to shareholders of record on the close of the first business day of the preceding month.  On May 14, and October 14, 2008, the Board of Directors declared semi-annual cash dividends of $.25 per share payable to shareholders of record at the close of business on June 1, and November 3, 2008, respectively.  These dividends were paid on July 16, and December 12, 2008.  Total dividends paid for the year ended December 31, 2008 were $139 million.

The Company’s long-term debt, net of current portion, of $1,252 million as of December 31, 2008, includes $575 million aggregate principal amount of Convertible Senior Notes due 2033 (the “Convertible Securities”).  The security holders have the right to require the Company to purchase their Convertible Securities for cash at a price equal to 100% of the principal amount of the Convertible Securities, plus any accrued and unpaid interest on October 15, 2010, October 15, 2013, October 15, 2018, October 15, 2023 and October 15, 2028, or upon a fundamental change as described in the offering memorandum filed under Rule 144A in conjunction with the private placement of the Convertible Securities.  Because of current market conditions, the Company believes it is probable that all, or nearly all, of the Convertible Securities will be redeemed by the security holders on October 15, 2010.

Sources of Liquidity

The Company believes that its current cash balance, combined with cash flows from operating activities and proceeds from sales of assets, will be sufficient to meet its anticipated needs, including working capital, capital investments, scheduled debt repayments, restructuring and dividend payments and employee benefit plan payments or contributions required.  If the global economic weakness trends continue for a greater period of time than anticipated or worsen, it could impact the Company's profitability and related cash generation capability.  Refer to Item 1A. of Part I, "Risk Factors."  In addition to its existing cash balance, the Company has maintained financing arrangements, as described in more detail below under "Credit Quality," to facilitate unplanned timing differences between required expenditures and cash generated from operations or for unforeseen shortfalls in cash flows from operating activities.  The Company has not found it necessary to borrow against these financing arrangements over the past three years.

Refer to Note 8, "Short-Term Borrowings and Long-Term Debt" in the Notes to Financial Statements for further discussion of sources of liquidity, presentation of long-term debt, related maturities and interest rates as of December 31, 2008 and 2007.

Credit Quality

Moody's and Standard & Poor’s (“S&P”) ratings for the Company, including their outlooks, as of the filing date of this Form 10-K are as follows:

			Senior		Most
	Corporate	Secured	Unsecured		Recent
	Rating	Rating	Rating	Outlook	Update

Moody's	B3	Ba3	Caa1	Negative	February 10, 2009
S&P	B	BB-	B-	Negative	January 30, 2009

On December 11, 2008, S&P lowered the Company’s Corporate, Secured, and Senior Unsecured credit ratings from B+ to B, BB to BB-, and B to B-, respectively.  The ratings remain on CreditWatch with negative implications, where they were placed on November 3, 2008 following the Company’s revision of its earnings guidance.  S&P reconfirmed its ratings and CreditWatch with negative implications on January 30, 2009.  S&P’s practice is to complete their review and resolve ratings under CreditWatch in approximately 90 days from when ratings are placed on CreditWatch.  The Company expects S&P to complete their CreditWatch review within the first quarter of 2009.

On December 12, 2008, Moody’s placed Kodak’s credit ratings on review for possible downgrade.  On February 10, 2009, Moody’s lowered the Company’s Corporate rating from B1 to B3, its Secured rating from Ba1 to Ba3 and its Senior Unsecured rating from B2 to Caa1, and maintained its negative outlook.

The Company does not have any rating downgrade triggers that would accelerate the maturity dates of its debt.  However, the Company could be required to increase the dollar amount of its letters of credit or provide other financial support up to an additional $64 million at the current credit ratings.  As of the filing date of this Form 10-K, the Company has not been requested to materially increase its letters of credit or other financial support.  Additional downgrades in the Company’s credit rating or disruptions in the capital markets could impact borrowing costs and the nature of its funding alternatives.

The Company’s Secured Credit Agreement (“Secured Credit Agreement”) contains various affirmative and negative covenants customary in a facility of this type, including two quarterly financial covenants: (1) a consolidated debt for borrowed money to a rolling four-quarter sum of consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (subject to adjustments to exclude any extraordinary income or losses, as defined by the Secured Credit Agreement, interest income and certain non-cash items of income and expense) ratio of not greater than: 3.5 to 1 as of December 31, 2006 and thereafter, and (2) a consolidated EBITDA to consolidated interest expense (subject to adjustments to exclude interest expense not related to borrowed money) ratio, on a rolling four-quarter basis, of no less than 3.0 to 1.  As of December 31, 2008, the Company maintained a substantial cash balance and was in full compliance with all covenants, including the two financial covenants, associated with its Secured Credit Agreement.  The Company maintains this credit arrangement in order to provide additional financial flexibility.  As of December 31, 2008, there was no debt outstanding and $131 million of letters of credit issued, which are not considered debt for borrowed money under the agreement, but do reduce the Company’s borrowing capacity under the Secured Credit Agreement by this amount.

Based on the Company’s current financial forecasts, it is reasonably likely that the Company could breach its financial covenants in the first quarter of 2009 unless an appropriate amendment or waiver is obtained.  The Company is currently negotiating with its lenders to ensure it has continued access to a Secured Credit Agreement, with the goal to have an amended credit facility in place by the end of the first quarter.

In the event that the Company is unable to successfully re-negotiate the terms of the Secured Credit Agreement, and the Company breaches the financial covenants, the Company may be required to cash collateralize approximately $131 million of outstanding letters of credit.  A breach of the financial covenants would not accelerate the maturity of any of the Company’s existing outstanding debt.  However, should the Company lose access to its revolving credit facility under the Secured Credit Agreement, it would lose the additional financial flexibility provided by the facility.  Based on its current financial position and expected economic performace, the Company does not believe that its liquidity will be materially affected by an inability to access external sources of financing.  However, the Company’s goal is to complete its negotiation and amendment prior to covenant compliance testing for the first quarter of 2009.

Contractual Obligations

The impact that our contractual obligations are expected to have on the Company's liquidity and cash flow in future periods is as follows:

		As of December 31, 2008
(in millions)	Total	2009	2010	2011	2012	2013	2014+

Long-term debt (1)	$1,302	$50	$620	$43	$40	$536	$13
Interest on debt	300	72	69	52	53	44	10
Operating lease obligations	387	96	81	65	49	28	68
Purchase obligations (2)	921	479	207	122	49	33	31
Total (3) (4) (5)	$2,910	$697	$977	$282	$191	$641	$122

(1)
Represents maturities of the Company's long-term debt obligations as shown on the Consolidated Statement of Financial Position.  See Note 8, "Short-Term Borrowings and Long-Term Debt" in the Notes to Financial Statements.

(2)
Purchase obligations include agreements related to supplies, production and administrative services, as well as marketing and advertising, that are enforceable and legally binding on the Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.  Purchase obligations exclude agreements that are cancelable without penalty.  The terms of these agreements cover the next one to thirteen years.  See Note 10, "Commitments and Contingencies," in the Notes to Financial Statements.

(3)
Due to uncertainty regarding the completion of tax audits and possible outcomes, the remaining estimate of the timing of payments related to uncertain tax positions and interest cannot be made.  See Note 15, “Income Taxes,” in the Notes to Financial Statements for additional information regarding the Company’s uncertain tax positions.

(4)
Funding requirements for the Company's major defined benefit retirement plans and other postretirement benefit plans have not been determined, therefore, they have not been included.  In 2008, the Company made contributions to its major defined benefit retirement plans and benefit payments for its other postretirement benefit plans of $101 million ($29 million relating to its U.S. defined benefit plans) and $204 million ($199 million relating to its U.S. other postretirement benefits plan), respectively.  The Company expects to contribute approximately $130 million ($29 million relating to its U.S. defined benefit plans) and $175 million ($170 million relating to its U.S. other postretirement benefits plan), respectively, to its defined benefit plans and other postretirement benefit plans in 2009.

(5)	Because their future cash outflows are uncertain, the other long-term liabilities presented in Note 9, “Other Long-Term Liabilities” are excluded from this table.

Off-Balance Sheet Arrangements

The Company guarantees debt and other obligations of certain customers.  The debt and other obligations are primarily due to banks and leasing companies in connection with financing of customers' purchases of equipment and product from the Company.  At December 31, 2008, the maximum potential amount of future payments (undiscounted) that the Company could be required to make under these customer-related guarantees was $75 million.  At December 31, 2008, the carrying amount of any liability related to these customer guarantees was not material.

The customer financing agreements and related guarantees, which mature between 2009 and 2013, typically have a term of 90 days for product and short-term equipment financing arrangements, and up to five years for long-term equipment financing arrangements.  These guarantees would require payment from the Company only in the event of default on payment by the respective debtor.  In some cases, particularly for guarantees related to equipment financing, the Company has collateral or recourse provisions to recover and sell the equipment to reduce any losses that might be incurred in connection with the guarantees.  However, any proceeds received from the liquidation of these assets are not expected to be material and would not cover the maximum potential amount of future payments under these guarantees.

Despite the current economic environment, the Company believes that the guarantees disclosed above will not have a material impact on the results of operations or financial position of the Company.  With respect to the guarantees that the Company issued in the year ended December 31, 2008, the Company assessed the fair value of its obligation to stand ready to perform under these guarantees by considering the likelihood of occurrence of the specified triggering events or conditions requiring performance as well as other assumptions and factors.

Eastman Kodak Company (“EKC”) also guarantees amounts owed to banks and other third parties for some of its consolidated subsidiaries.  The maximum amount guaranteed is $509 million, and the outstanding debt under those guarantees, which is recorded within the Short-term borrowings and current portion of long-term debt, and Long-term debt, net of current portion components in the accompanying Consolidated Statement of Financial Position, is $189 million.  These guarantees expire in 2009 through 2013.  Pursuant to the terms of the Company's $2.7 billion Senior Secured Credit Agreement dated October 18, 2005, obligations under the $2.7 billion Secured Credit Facilities (the “Credit Facilities”) and other obligations of the Company and its subsidiaries to the Credit Facilities’ lenders are guaranteed.

During the fourth quarter of 2007, EKC issued a guarantee to Kodak Limited (the “Subsidiary”) and the Trustees (the “Trustees”) of the Kodak Pension Plan of the United Kingdom (the “Plan”).  Under this arrangement, EKC guarantees to the Subsidiary and the Trustees the ability of the Subsidiary, only to the extent it becomes necessary to do so, to (1) make contributions to the Plan to ensure sufficient assets exist to make plan benefit payments, and (2) make contributions to the Plan such that it will achieve full funded status by the funding valuation for the period ending December 31, 2015.  The guarantee expires upon the conclusion of the funding valuation for the period ending December 31, 2015 whereby the Plan achieves full funded status or earlier, in the event that the Plan achieves full funded status for two consecutive funding valuation cycles which are typically performed at least every three years.  The limit of potential future payments is dependent on the funding status of the Plan as it fluctuates over the term of the guarantee.  Currently, the Plan’s local funding valuation is in process and expected to be completed in March 2009.  In conjunction with that funding valuation process, EKC and the Subsidiary are in discussions with the Trustees regarding the amount of future annual contributions and the date by which the Plan will achieve full funded status.  These negotiations may require changes to the existing guarantee described above.  The funding status of the Plan is included in Pension and other postretirement liabilities presented in the Consolidated Statement of Financial Position.

The Company issues indemnifications in certain instances when it sells businesses and real estate, and in the ordinary course of business with its customers, suppliers, service providers and business partners.  Further, the Company indemnifies its directors and officers who are, or were, serving at the Company's request in such capacities.  Historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows.  Additionally, the fair value of the indemnifications that the Company issued during the year ended December 31, 2008 was not material to the Company’s financial position, results of operations or cash flows.

2007

Cash Flow Activity
	For the Year Ended
(in millions)	December 31,
	2007	2006	Change
Cash flows from operating activities:
Net cash provided by continuing operations	$365	$705	$(340)
Net cash (used in) provided by discontinued operations	(37)	271	(308)
Net cash provided by operating activities	328	976	(648)

Cash flows from investing activities:
Net cash used in continuing operations	(41)	(181)	140
Net cash provided by (used in) discontinued operations	2,449	(44)	2,493
Net cash provided by (used in) investing activities	2,408	(225)	2,633

Cash flows from financing activities:
Net cash used in continuing operations	(1,338)	(967)	(371)
Net cash provided by discontinued operations	44	-	44
Net cash used in financing activities	(1,294)	(967)	(327)

Effect of exchange rate changes on cash	36	20	16

Net increase (decrease) in cash and cash equivalents	$1,478	$(196)	$1,674

Operating Activities

Net cash provided by continuing operations from operating activities decreased $340 million for the year ended December 31, 2007 as compared with 2006, due primarily to cash expended in 2007 to reduce liabilities recorded as of the prior year end, which exceeded cash utilized in 2006 to liquidate liabilities as of year-end 2005, and a decrease in net cash received for non-recurring license arrangements of $9 million.  These decreases were partially offset by the decrease in loss from continuing operations for the year ended December 31, 2007 as compared with 2006.  Net cash used in discontinued operations increased $308 million in 2007 as compared with the prior year due primarily to the impact of the sale of the Health Group segment and HPA in 2007.

Investing Activities

Net cash used in continuing operations from investing activities decreased $140 million for the year ended December 31, 2007 as compared with 2006, due primarily to capital expenditures of $259 million, a reduction of $76 million as compared with 2006, proceeds from the sales of businesses/assets of $227 million, an increase of $49 million as compared with the prior year, and decreased investments in unconsolidated affiliates of $19 million.  The majority of capital spending supports new products, manufacturing capacity, productivity and quality improvements, infrastructure improvement, equipment placements with customers, and ongoing environmental and safety initiatives.  Net cash provided by discontinued operations for the twelve months ended December 31, 2007 of $2,449 million represents the net proceeds received from the sale of the Health Group in the second quarter of 2007 of $2,335 million, and the proceeds received from the sale of HPA in the fourth quarter of 2007 of $114 million.  Refer to Note 22, “Discontinued Operations.”

Financing Activities

Net cash used in financing activities increased $327 million for the year ended December 31, 2007 as compared with 2006, due to higher net repayments of borrowings, mainly due to the repayment of the Company’s Secured Term Debt in the second quarter of 2007 that was required as a result of the sale of the Health Group.

2006

Cash Flow Activity
	For the Year Ended
(in millions)	December 31,
	2006	2005	Change
Cash flows from operating activities:
Net cash provided by continuing operations	$705	$740	$(35)
Net cash provided by discontinued operations	271	486	(215)
Net cash provided by operating activities	976	1,226	(250)

Cash flows from investing activities:
Net cash used in continuing operations	(181)	(1,264)	1,083
Net cash used in discontinued operations	(44)	(40)	(4)
Net cash used in investing activities	(225)	(1,304)	1,079

Cash flows from financing activities:
Net cash (used in) provided by financing operations	(967)	515	(1,482)

Effect of exchange rate changes on cash	20	(27)	47

Net (decrease) increase in cash and cash equivalents	$(196)	$410	$(606)

Operating Activities

Net cash provided by continuing operations from operating activities decreased $35 million for the year ended December 31, 2006 as compared with 2005, due primarily to the recognition of deferred income on intellectual property arrangements in 2006, for which cash was received in 2007, partially offset by the year-over-year decline in inventories due to planned inventory reductions driven by corporate initiatives and the decline in demand for traditional products.  Net cash provided by discontinued operations decreased $215 million as compared with the prior year due primarily to the results of the operations of the Health Group segment, and the reversal of certain tax accruals in 2005 as a result of a settlement between the Company and the Internal Revenue Service on the audit of the tax years 1993 through 1998.  These tax accruals had been established in 1994 in connection with the Company’s sale of its pharmaceutical, consumer health and household products businesses during that year.

Investing Activities

Net cash used in continuing operations from investing activities decreased $1,083 million for the year ended December 31, 2006 as compared with 2005, due primarily to the acquisitions of Creo, Inc. and Kodak Polychrome Graphics in 2005.

Financing Activities

Net cash used in financing activities increased $1,482 million for the year ended December 31, 2006 as compared with 2005, due to the net repayment of $803 million of debt in 2006.

OTHER

Refer to Note 10, "Commitments and Contingencies" in the Notes to Financial Statements for discussion regarding the Company's undiscounted liabilities for environmental remediation costs, asset retirement obligations, and other commitments and contingencies including legal matters.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995.  For example, references to the Company's expectations regarding the following are forward-looking statements: its ability to address the impact of the economic downturn including the transformation of certain of its businesses; its employment reductions and savings under its restructuring program and other rationalization activities; revenue; cash needs; liquidity; and benefits costs.

Actual results may differ from those expressed or implied in forward-looking statements.  In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.  The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

•	execution of the digital growth and profitability strategies, business model and cash plan;
•	alignment of the Company’s cost structure to the new economic realities and the decline in the Company’s traditional businesses;
•	implementation of the Company’s plans to tighten its focus on its portfolio of investments;
•
implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants and the ability to obtain amendments to, or waivers of, these covenants, if necessary;

•	development and implementation of product go-to-market and e-commerce strategies;
•	protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
•	execution of intellectual property licensing programs and other strategies;
•	integration of the Company's businesses to SAP, the Company's enterprise system software;
•	commercialization of the Company’s breakthrough technologies;
•	ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;
•	management of inventories, capital expenditures, working capital and cash conversion cycle;
•	integration of acquired businesses and consolidation of the Company's subsidiary structure; and
•	improvements in productivity and supply chain efficiency and continued availability of essential components and services from concentrated sources of supply.

The forward-looking statements contained in this report are subject to the following additional risk factors:

•	inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
•	volatility in the financial markets and the availability of credit;
•	the nature and pace of technology evolution;
•	changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
•	pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
•	general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
•	the severity of the economic downturn and its effect upon customer spending;
•	possible impairment of goodwill and other assets;
•	continued effectiveness of internal controls; and
•	other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.

SUMMARY OF OPERATING DATA

A summary of operating data for 2008 and for the four years prior is shown on page 1.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company, as a result of its global operating and financing activities, is exposed to changes in foreign currency exchange rates, commodity prices, and interest rates, which may adversely affect its results of operations and financial position.  In seeking to minimize the risks associated with such activities, the Company may enter into derivative contracts.  The Company does not utilize financial instruments for trading or other speculative purposes.

Foreign currency forward contracts are used to hedge existing foreign currency denominated assets and liabilities, especially those of the Company’s International Treasury Center.  Silver forward contracts are used to mitigate the Company’s risk to fluctuating silver prices.

The Company’s exposure to changes in interest rates results from its investing and borrowing activities used to meet its liquidity needs.  Long-term debt is generally used to finance long-term investments, while short-term debt may be used to meet working capital requirements.

Using a sensitivity analysis based on estimated fair value of open foreign currency forward contracts using available forward rates, if the U.S. dollar had been 10% stronger at December 31, 2008 and 2007, the fair value of open forward contracts would have decreased $10 million and $66 million, respectively.  Such losses would be substantially offset by gains from the revaluation or settlement of the underlying positions hedged.

Using a sensitivity analysis based on estimated fair value of open silver forward contracts using available forward prices, if available forward silver prices had been 10% lower at December 31, 2008 and 2007, the fair value of open forward contracts would have decreased $5 million and $2 million, respectively.  Such losses in fair value, if realized, would be offset by lower costs of manufacturing silver-containing products.

The Company is exposed to interest rate risk primarily through its borrowing activities and, to a lesser extent, through investments in marketable securities.  The Company may utilize borrowings to fund its working capital and investment needs.  The majority of short-term and long-term borrowings are in fixed-rate instruments.  There is inherent roll-over risk for borrowings and marketable securities as they mature and are renewed at current market rates.  The extent of this risk is not predictable because of the variability of future interest rates and business financing requirements.

Using a sensitivity analysis based on estimated fair value of short-term and long-term borrowings, if available market interest rates had been 10% (about 178 basis points) lower at December 31, 2008, the fair value of short-term and long-term borrowings would have increased $1 million and $40 million, respectively.  Using a sensitivity analysis based on estimated fair value of short-term and long-term borrowings, if available market interest rates had been 10% (about 57 basis points) lower at December 31, 2007, the fair value of short-term and long-term borrowings would have increased $1 million and $57 million, respectively.

The Company’s financial instrument counterparties are high-quality investment or commercial banks with significant experience with such instruments.  The Company manages exposure to counterparty credit risk by requiring specific minimum credit standards and diversification of counterparties.  The Company has procedures to monitor the credit exposure amounts.  The maximum credit exposure at December 31, 2008 was not significant to the Company.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Eastman Kodak Company:

In our opinion, the consolidated financial statements listed in the index appearing herein present fairly, in all material respects, the financial position of Eastman Kodak Company and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(2) of the Company's 2008 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2008 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions on January 1, 2007.  As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for pension and postretirement benefit plans as of December 31, 2006.  As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interest in consolidated subsidiaries effective January 1, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Rochester, New York
February 26, 2009, except as it relates to Notes 25 and 26 and the effects of the retrospective adoption of FASB Statement No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" discussed in Note 1, as to which the date is January 27, 2010.

INDEX TO FINANCIAL STATEMENTS

(a)1. Consolidated financial statements:
Consolidated statement of operations
Consolidated statement of financial position
Consolidated statement of equity
Consolidated statement of cash flows
Notes to financial statements

Eastman Kodak Company
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31,

(in millions, except per share data)	2008	2007	2006

Net sales	$9,416	$10,301	$10,568
Cost of goods sold	7,247	7,757	8,122

Gross profit	2,169	2,544	2,446

Selling, general and administrative expenses	1,606	1,802	1,992
Research and development costs	478	525	573
Restructuring costs, rationalization and other	140	543	416
Other operating expenses (income), net	766	(96)	(59)

Loss from continuing operations before interest expense, other income (charges), net and income taxes	(821)	(230)	(476)

Interest expense	108	113	172
Other income (charges), net	55	86	66
Loss from continuing operations before income taxes	(874)	(257)	(582)
(Benefit) provision for income taxes	(147)	(51)	214

Loss from continuing operations	(727)	(206)	(796)

Earnings from discontinued operations, net of income taxes	285	884	209
Net (Loss) Earnings	(442)	678	(587)
Less: Net income attributable to noncontrolling interests	-	(2)	(7)

NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK	$(442)	$676	$(594)

Amounts attributable to Eastman Kodak common shareholders:
Loss from continuing operations	$(727)	$(205)	$(797)
Earnings from discontinued operations, net of income taxes	285	881	203
Net (Loss) Earnings	$(442)	$676	$(594)

Basic and diluted net (loss) earnings per share attributable to Eastman Kodak common shareholders:
Continuing operations	$(2.58)	$(0.71)	$(2.78)
Discontinued operations	1.01	3.06	0.71

Total	$(1.57)	$2.35	$(2.07)

Cash dividends per share	$0.50	$0.50	$0.50

 The accompanying notes are an integral part of these consolidated financial statements.

Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(in millions, except share and per share data)	As of December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,145	$2,947
Receivables, net	1,716	1,939
Inventories, net	948	943
Other current assets	195	224
Total current assets	5,004	6,053

Property, plant and equipment, net	1,551	1,811
Goodwill	896	1,657
Other long-term assets	1,728	4,138
TOTAL ASSETS	$9,179	$13,659
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$3,267	$3,794
Short-term borrowings and current portion of long-term debt	51	308
Accrued income and other taxes	120	320
Total current liabilities	3,438	4,422

Long-term debt, net of current portion	1,252	1,289
Pension and other postretirement liabilities	2,382	3,444
Other long-term liabilities	1,119	1,444
Total liabilities	8,191	10,599

Commitments and Contingencies (Note 10)

EQUITY
Common stock, $2.50 par value, 950,000,000 shares authorized; 391,292,760 shares issued as of December 31, 2008 and 2007; 268,169,055 and 287,999,830 shares outstanding as of December 31, 2008 and 2007	978	978
Additional paid in capital	901	889
Retained earnings	5,903	6,498
Accumulated other comprehensive (loss) income	(749)	453
	7,033	8,818
Treasury stock, at cost; 123,123,705 shares as of December 31, 2008 and 103,292,930 shares as of December 31, 2007	(6,048)	(5,764)
Total Eastman Kodak Company shareholders’ equity	985	3,054

Noncontrolling interests	3	6
Total equity	988	3,060

TOTAL LIABILITIES AND EQUITY	$9,179	$13,659

The accompanying notes are an integral part of these consolidated financial statements.

Eastman Kodak Company
CONSOLIDATED STATEMENT OF EQUITY

(in millions, except share and per share data)

	Eastman Kodak Company Shareholders
				Accumulated
		Additional		Other
	Common	Paid In	Retained	Comprehensive	Treasury	Noncontrolling
	Stock (1)	Capital	Earnings	(Loss) Income	Stock	Interests	Total
Equity as of December 31, 2005	$978	$867	$6,734	$(466)	$(5,813)	$19	$2,319
Net (loss) earnings	-	-	(594)	-	-	7	(587)
Equity transactions with noncontrolling interests						(7)	(7)
Currency revaluation						1	1
Other comprehensive income (loss):
Unrealized losses on available-for-sale securities ($2 million pre-tax)	-	-	-	(2)	-	-	(2)
Unrealized gains arising from hedging activity ($8 million pre-tax)	-	-	-	8	-	-	8
Reclassification adjustment for hedging related gains included in net earnings ($12 million pre-tax)	-	-	-	(12)	-	-	(12)
Currency translation adjustments	-	-	-	88	-	-	88
Pension liability adjustment ($185 million pre-tax)	-	-	-	136	-	-	136
Other comprehensive income	-	-	-	218	-	-	218
Comprehensive loss							(369)
Adjustment to initially apply SFAS No. 158 for pension and other postretirement benefits ($466 million pre-tax)	-	-	-	(386)	-	-	(386)
Cash dividends declared ($.50 per common share)	-	-	(144)	-	-	-	(144)
Recognition of equity-based compensation expense	-	17	-	-	-	-	17
Treasury stock issued, net (135 shares) (2)	-	-	(3)	-	4	-	1
Unvested stock issuances (109,935 shares)	-	(3)	(2)	-	6	-	1

Equity as of December 31, 2006	$978	$881	$5,991	$(634)	$(5,803)	$20	$1,433

Eastman Kodak Company
CONSOLIDATED STATEMENT OF EQUITY Cont’d.

(in millions, except share and per share data)
	Eastman Kodak Company Shareholders
				Accumulated
		Additional		Other
	Common	Paid In	Retained	Comprehensive	Treasury	Noncontrolling
	Stock (1)	Capital	Earnings	(Loss) Income	Stock	Interests	Total
Equity as of December 31, 2006	$978	$881	$5,991	$(634)	$(5,803)	$20	$1,433
Net earnings	-	-	676	-	-	2	678
Equity transactions with noncontrolling interests						(18)	(18)
Currency revaluation						2	2
Other comprehensive income (loss):
Unrealized gains on available-for-sale securities ($16 million pre-tax)	-	-	-	10	-	-	10
Unrealized gains arising from hedging activity ($11 million pre-tax)	-	-	-	11	-	-	11
Reclassification adjustment for hedging related gains included in net earnings ($1 million pre-tax)	-	-	-	(1)	-	-	(1)
Currency translation adjustments	-	-	-	114	-	-	114
Pension liability adjustment ($986 million pre-tax)	-	-	-	953	-	-	953
Other comprehensive income	-	-	-	1,087	-	-	1,087
Comprehensive income							1,765
Cash dividends declared ($.50 per common share)	-	-	(144)	-	-	-	(144)
Recognition of equity-based compensation expense	-	20	-	-	-	-	20
Treasury stock issued, net (413,923 shares) (2)	-	(6)	(18)	-	25	-	1
Unvested stock issuances (252,784 shares)	-	(6)	(7)	-	14	-	1

Equity as of December 31, 2007	$978	$889	$6,498	$453	$(5,764)	$6	$3,060

Eastman Kodak Company
CONSOLIDATED STATEMENT OF EQUITY Cont'd.

(in millions, except share and per share data)
	Eastman Kodak Company Shareholders
				Accumulated
		Additional		Other
	Common	Paid In	Retained	Comprehensive	Treasury	Noncontrolling
	Stock (1)	Capital	Earnings	(Loss) Income	Stock	Interests	Total
Equity as of December 31, 2007	$978	$889	$6,498	$453	$(5,764)	$6	$3,060
Net loss	-	-	(442)	-	-	-	(442)
Equity transactions with noncontrolling interests						(4)	(4)
Other comprehensive loss:
Unrealized gains arising from hedging activity ($8 million pre-tax)	-	-	-	(8)	-	-	(8)
Reclassification adjustment for hedging related gains included in net earnings ($8 million pre-tax)	-	-	-	(8)	-	-	(8)
Currency translation adjustments	-	-	-	(81)	-	1	(80)
Pension liability adjustment ($1,147 million pre-tax)	-	-	-	(1,105)	-	-	(1,105)
Other comprehensive loss	-	-	-	(1,202)	-	1	(1,201)
Comprehensive loss							(1,643)
Cash dividends declared ($.50 per common share)	-	-	(139)	-	-		(139)
Recognition of equity-based compensation expense	-	18	-	-	-	-	18
Share repurchases (20,046,396 shares)					(301)	-	(301)
Treasury stock issued, net (159,021 shares) (2)	-	(5)	(12)	-	14	-	(3)
Unvested stock issuances (56,600 shares)	-	(1)	(2)	-	3	-	-

Equity as of December 31, 2008	$978	$901	$5,903	$(749)	$(6,048)	$3	$988

(1)  There are 100 million shares of $10 par value preferred stock authorized, none of which have been issued.

(2)	Includes Stock Options exercised in 2006 and 2007, and other stock awards issued, offset by shares surrendered for taxes.

The accompanying notes are an integral part of these consolidated financial statements.

Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	For the Year Ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net (loss) earnings	$(442)	$678	$(587)
Adjustments to reconcile to net cash provided by operating activities:
Earnings from discontinued operations, net of income taxes	(285)	(884)	(209)
Depreciation and amortization	500	785	1,195
Gain on sales of businesses/assets	(14)	(157)	(65)
Non-cash restructuring and rationalization costs, asset impairments and other charges	801	336	138
Provision (benefit) for deferred income taxes	16	54	(168)
Decrease in receivables	148	161	163
(Increase) decrease in inventories	(20)	108	292
(Decrease) increase in liabilities excluding borrowings	(720)	(624)	146
Other items, net	(112)	(92)	(200)
Total adjustments	314	(313)	1,292
Net cash (used in) provided by continuing operations	(128)	365	705
Net cash provided by (used in) discontinued operations	296	(37)	271
Net cash provided by operating activities	168	328	976
Cash flows from investing activities:
Additions to properties	(254)	(259)	(335)
Proceeds from sales of businesses/assets	92	227	178
Acquisitions, net of cash acquired	(38)	(2)	(3)
Investments in unconsolidated affiliates	-	-	(19)
Marketable securities - sales	162	166	133
Marketable securities - purchases	(150)	(173)	(135)
Net cash used in continuing operations	(188)	(41)	(181)
Net cash provided by (used in) discontinued operations	-	2,449	(44)
Net cash (used in) provided by investing activities	(188)	2,408	(225)
Cash flows from financing activities:
Stock repurchases	(301)	-	-
Proceeds from borrowings	140	163	745
Repayment of borrowings	(446)	(1,363)	(1,568)
Dividends to shareholders	(139)	(144)	(144)
Exercise of employee stock options	-	6	-
Net cash used in continuing operations	(746)	(1,338)	(967)
Net cash provided by discontinued operations	-	44	-
Net cash used in financing activities	(746)	(1,294)	(967)
Effect of exchange rate changes on cash	(36)	36	20
Net (decrease) increase in cash and cash equivalents	(802)	1,478	(196)
Cash and cash equivalents, beginning of year	2,947	1,469	1,665
Cash and cash equivalents, end of year	$2,145	$2,947	$1,469

Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

SUPPLEMENTAL CASH FLOW INFORMATION
(in millions)
	For the Year Ended December 31,
	2008	2007	2006
Cash paid for interest and income taxes was:
Interest, net of portion capitalized of $3, $2 and $3 (1)	$85	$138	$255
Income taxes (1)	145	150	96

The following non-cash items are not reflected in the Consolidated Statement of Cash Flows:

Pension and other postretirement benefits liability adjustments	$1,105	$953	$136
Adjustment to initially apply SFAS No. 158	-	-	386
Liabilities assumed in acquisitions	2	-	-
Issuance of unvested stock, net of forfeitures	1	6	1

(1)  Includes payments included in expense of discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements.

Eastman Kodak Company
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.  The following is a description of the significant accounting policies of Eastman Kodak Company.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Eastman Kodak Company, its wholly owned subsidiaries, and its majority owned subsidiaries (collectively “the Company”).  The Company accounts for investments in companies over which it has the ability to exercise significant influence, but does not hold a controlling interest, under the equity method of accounting, and the Company records its proportionate share of income or losses in Other income (charges), net in the accompanying Consolidated Statements of Operations.  The Company accounts for investments in companies over which it does not have the ability to exercise significant influence under the cost method of accounting.  These investments are carried at cost and are adjusted only for other-than-temporary declines in fair value.  The Company has eliminated all significant intercompany accounts and transactions, and net earnings are reduced by the portion of the net earnings of subsidiaries applicable to minority interests.

RECLASSIFICATIONS AND SEGMENT REORGANIZATION

The Company has made certain organizational realignments in order to optimize its operating structure.  Reclassifications of prior year financial information have been made to conform to the current year presentation.  None of the changes impact the Company’s previously reported consolidated net sales, loss from continuing operations, net (loss) earnings, or net (loss) earnings per share.  See Note 23, “Segment Information.”

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at year end, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

CHANGE IN ESTIMATE

In the first quarter of 2008, the Company performed an updated analysis of expected industry-wide declines in the traditional film and paper businesses and its useful lives on related assets.  This analysis indicated that the assets will continue to be used in these businesses for a longer period than previously anticipated.  As a result, the Company revised the useful lives of certain existing production machinery and equipment, and manufacturing-related buildings effective January 1, 2008.  These assets, which were previously set to fully depreciate by mid-2010, are now being depreciated with estimated useful lives ending from 2011 to 2015.  The change in useful lives reflects the Company’s estimate of future periods to be benefited from the use of the property, plant, and equipment.  As a result of these changes, for full year 2008 the Company reduced depreciation expense by approximately $107 million, of which approximately $95 million benefited loss from continuing operations before income taxes.  The net impact of the change in estimate to loss from continuing operations for the year ended December 31, 2008 was a decreased loss of $93 million, or $.33 on a fully-diluted loss per share basis.

FOREIGN CURRENCY

For most subsidiaries and branches outside the U.S., the local currency is the functional currency.  In accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 52, "Foreign Currency Translation," the financial statements of these subsidiaries and branches are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and equity at historical exchange rates.  For those subsidiaries for which the local currency is the functional currency, the resulting translation adjustment is recorded as a component of Accumulated other comprehensive (loss) income in the accompanying Consolidated Statement of Financial Position.  Translation adjustments related to investments that are permanent in nature are not tax-effected.

For certain other subsidiaries and branches, operations are conducted primarily in U.S. dollars, which is therefore the functional currency.  Monetary assets and liabilities of these foreign subsidiaries and branches, which are recorded in local currency, are remeasured at year-end exchange rates, while the related revenue, expense, and gain and loss accounts, which are recorded in local currency, are remeasured at average exchange rates.  Non-monetary assets and liabilities, and the related revenue, expense, and gain and loss accounts, are remeasured at historical rates.  Adjustments that result from the remeasurement of the assets and liabilities of these subsidiaries are included in net (loss) earnings in the accompanying Consolidated Statement of Operations.

The effects of foreign currency transactions, including related hedging activities, are included in Other income (charges), net, in the accompanying Consolidated Statement of Operations.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, receivables, and derivative instruments.  The Company places its cash and cash equivalents with high-quality financial institutions and limits the amount of credit exposure to any one institution.  With respect to receivables, such receivables arise from sales to numerous customers in a variety of industries, markets, and geographies around the world.  Receivables arising from these sales are generally not collateralized.  The Company performs ongoing credit evaluations of its customers’ financial conditions and no single customer accounts for greater than 10% of the sales of the Company.  The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management’s expectations.  With respect to the derivative instruments, the counterparties to these contracts are major financial institutions.  The Company has not experienced non-performance by any of its derivative instruments counterparties.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."  All derivative instruments are recognized as either assets or liabilities and are measured at fair value.  Certain derivatives are designated and accounted for as hedges.  The Company does not use derivatives for trading or other speculative purposes.  See Note 12, “Financial Instruments.”

CASH EQUIVALENTS

All highly liquid investments with a remaining maturity of three months or less at date of purchase are considered to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market.  The cost of all of the Company’s inventories is determined by either the “first in, first out” (“FIFO”) or average cost method, which approximates current cost.  The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments or other economic factors.

PROPERTIES

Properties are recorded at cost, net of accumulated depreciation.  The Company capitalizes additions and improvements.  Maintenance and repairs are charged to expense as incurred.  The Company principally calculates depreciation expense using the straight-line method over the assets’ estimated useful lives, which are as follows:

Years
Buildings and building improvements	5-40
Land improvements	20
Leasehold improvements	3-20
Equipment	3-15
Tooling	1-3
Furniture and fixtures	5-10

The Company depreciates leasehold improvements over the shorter of the lease term or the asset’s estimated useful life.  Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to net (loss) earnings.

GOODWILL

Goodwill represents the excess of purchase price of an acquisition over the fair value of net assets acquired.  The Company applies the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.”  In accordance with SFAS No. 142, goodwill is not amortized, but is required to be assessed for impairment at least annually.  The Company has elected to make September 30 the annual impairment assessment date for all of its reporting units, and will perform additional impairment tests when events or changes in circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying amount.  SFAS No. 142 defines a reporting unit as an operating segment or one level below an operating segment.  The Company estimates the fair value of its reporting units utilizing income and market approaches through the application of discounted cash flow and market comparable methods.  The assessment is required to be performed in two steps, step one to test for a potential impairment of goodwill and, if potential losses are identified, step two to measure the impairment loss.

The Company recorded a pre-tax goodwill impairment charge of $785 million in the fourth quarter of 2008.  See Note 5, “Goodwill and Other Intangible Assets.”

REVENUE

The Company’s revenue transactions include sales of the following:  products; equipment; software; services; equipment bundled with products and/or services and/or software; integrated solutions; and intellectual property licensing.  The Company recognizes revenue when realized or realizable and earned, which is when the following criteria are met:  persuasive evidence of an arrangement exists; delivery has occurred; the sales price is fixed or determinable; and collectibility is reasonably assured.  At the time revenue is recognized, the Company provides for the estimated costs of customer incentive programs, warranties and estimated returns and reduces revenue accordingly.

For product sales, the recognition criteria are generally met when title and risk of loss have transferred from the Company to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in certain jurisdictions.  Service revenues are recognized as such services are rendered.

For equipment sales, the recognition criteria are generally met when the equipment is delivered and installed at the customer site.  Revenue is recognized for equipment upon delivery as opposed to upon installation when there is objective and reliable evidence of fair value for the installation, and the amount of revenue allocable to the equipment is not legally contingent upon the completion of the installation.  In instances in which the agreement with the customer contains a customer acceptance clause, revenue is deferred until customer acceptance is obtained, provided the customer acceptance clause is considered to be substantive.  For certain agreements, the Company does not consider these customer acceptance clauses to be substantive because the Company can and does replicate the customer acceptance test environment and performs the agreed upon product testing prior to shipment.  In these instances, revenue is recognized upon installation of the equipment.

Revenue for the sale of software licenses is recognized when: (1) the Company enters into a legally binding arrangement with a customer for the license of software; (2) the Company delivers the software; (3) customer payment is deemed fixed or determinable and free of contingencies or significant uncertainties; and (4) collection from the customer is reasonably assured.  If the Company determines that collection of a fee is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured, which is generally upon receipt of payment.  Software maintenance and support revenue is recognized ratably over the term of the related maintenance period.

The Company's transactions may involve the sale of equipment, software, and related services under multiple element arrangements.  The Company allocates revenue to the various elements based on their fair value.  Revenue allocated to an individual element is recognized when all other revenue recognition criteria are met for that element.

The timing and the amount of revenue recognized from the licensing of intellectual property depend upon a variety of factors, including the specific terms of each agreement and the nature of the deliverables and obligations.  When the Company has continuing obligations related to a licensing arrangement, revenue related to the ongoing arrangement is recognized over the period of the obligation. Revenue is only recognized after all of the following criteria are met: (1) the Company enters into a legally binding arrangement with a licensee of Kodak’s intellectual property, (2) the Company delivers the technology or intellectual property rights, (3) licensee payment is deemed fixed or determinable and free of contingencies or significant uncertainties, and (4) collection from the licensee is reasonably assured.

At the time revenue is recognized, the Company also records reductions to revenue for customer incentive programs in accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue No. 01-09, "Accounting for Consideration Given from a Vendor to a Customer (Including a Reseller of the Vendor's Products)."  Such incentive programs include cash and volume discounts, price protection, promotional, cooperative and other advertising allowances, and coupons.  For those incentives that require the estimation of sales volumes or redemption rates, such as for volume rebates or coupons, the Company uses historical experience and internal and customer data to estimate the sales incentive at the time revenue is recognized.

In instances where the Company provides slotting fees or similar arrangements, this incentive is recognized as a reduction in revenue when payment is made to the customer (or at the time the Company has incurred the obligation, if earlier) unless the Company receives a benefit over a period of time, in which case the incentive is recorded as an asset and is amortized as a reduction of revenue over the term of the arrangement.  Arrangements in which the Company receives an identifiable benefit include arrangements that have enforceable exclusivity provisions and those that provide a clawback provision entitling the Company to a pro rata reimbursement if the customer does not fulfill its obligations under the contract.

The Company may offer customer financing to assist customers in their acquisition of Kodak’s products.  At the time a financing transaction is consummated, which qualifies as a sales-type lease, the Company records equipment revenue equal to the total lease receivable net of unearned income.  Unearned income is recognized as finance income using the effective interest method over the term of the lease.  Leases not qualifying as sales-type leases are accounted for as operating leases.  The Company recognizes revenue from operating leases on an accrual basis as the rental payments become due.

The Company’s sales of tangible products are the only class of revenues that exceeds 10% of total consolidated net sales.  All other sales classes are individually less than 10%, and therefore, have been combined with the sales of tangible products on the same line in accordance with Regulation S-X.

Incremental direct costs (i.e. costs that vary with and are directly related to the acquisition of a contract which would not have been incurred but for the acquisition of the contract) of a customer contract in a transaction that results in the deferral of revenue are deferred and netted against revenue in proportion to the related revenue recognized in each period if: (1) an enforceable contract for the remaining deliverable items exists; and (2) delivery of the remaining items in the arrangement is expected to generate positive margins allowing realization of the deferred costs.  Otherwise, these costs are expensed as incurred and included in cost of goods sold in the accompanying Consolidated Statement of Operations.

RESEARCH AND DEVELOPMENT COSTS

Research and development (“R&D”) costs, which include costs in connection with new product development, fundamental and exploratory research, process improvement, product use technology and product accreditation, are expensed in the period in which they are incurred.  In connection with a business combination, the purchase price allocated to research and development projects that have not yet reached technological feasibility and for which no alternative future use exists is expensed in the period of acquisition.  This will change when the Company adopts SFAS No. 141R, “Business Combinations,” effective January 1, 2009, as SFAS No. 141R will require the acquirer to recognize the acquisition-date fair value of research and development assets acquired in a business combination.

ADVERTISING

Advertising costs are expensed as incurred and included in selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.  Advertising expenses amounted to $350 million, $394 million, and $366 million in 2008, 2007 and 2006, respectively.

SHIPPING AND HANDLING COSTS

Amounts charged to customers and costs incurred by the Company related to shipping and handling are included in net sales and cost of goods sold, respectively, in accordance with EITF Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs."

IMPAIRMENT OF LONG-LIVED ASSETS

The Company applies the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Under the guidance of SFAS No. 144, the Company reviews the carrying values of its long-lived assets, other than goodwill and purchased intangible assets with indefinite useful lives, for impairment whenever events or changes in circumstances indicate that the carrying values may not be recoverable.  The Company assesses the recoverability of the carrying values of long-lived assets by first grouping its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, by estimating the undiscounted future cash flows that are directly associated with and that are expected to arise from the use of and eventual disposition of such asset group.  The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group.  If the carrying value of the asset group exceeds the estimated undiscounted cash flows, the Company records an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value.  The Company determines fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analyses of discounted cash flows.

In connection with its assessment of recoverability of its long-lived assets and its ongoing strategic review of the business and its operations, the Company continually reviews the remaining useful lives of its long-lived assets.  If this review indicates that the remaining useful life of the long-lived asset has changed significantly, the Company adjusts the depreciation on that asset to facilitate full cost recovery over its revised estimated remaining useful life.

INCOME TAXES

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (“FIN 48”).  FIN 48 clarifies the accounting and reporting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.”  This Interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure.  The adoption of FIN 48 in the first quarter of 2007 did not have a material impact on the Company’s Consolidated Financial Statements.

The Company accounts for income taxes in accordance with SFAS No. 109.  The asset and liability approach underlying SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company’s assets and liabilities.  Management provides valuation allowances against the net deferred tax asset for amounts that are not considered more likely than not to be realized.  For discussion of the amounts and components of the valuation allowances as of December 31, 2008 and 2007, see Note 15, “Income Taxes.”

EARNINGS PER SHARE

Basic earnings per share computations are based on the weighted-average number of shares of common stock outstanding during the year.  As a result of the net loss from continuing operations presented for the years ended December 31, 2008, 2007 and 2006, the Company calculated diluted earnings per share using weighted-average basic shares outstanding for each period, as utilizing diluted shares would be anti-dilutive to loss per share.  Weighted-average basic shares outstanding for the years ended December 31, 2008, 2007, and 2006 were 281.8 million, 287.7 million and 287.3 million shares, respectively.

The following potential shares of the Company’s common stock were not included in the computation of diluted earnings per share for the years ended December 31, 2008, 2007 and 2006 because the Company reported a net loss from continuing operations; therefore, the effects would be anti-dilutive:

	For the Year Ended December 31,
(in millions of shares)	2008	2007	2006

Employee stock options	25.2	30.9	34.6
Unvested share-based awards	0.2	0.4	0.2
Total anti-dilutive potential common shares	25.4	31.3	34.8

Diluted (loss) earnings per share calculations could also reflect shares related to the assumed conversion of approximately $575 million in outstanding contingent convertible notes (the “Convertible Securities”), if dilutive.  The Company’s diluted (loss) earnings per share exclude the effect of the Convertible Securities, as they were anti-dilutive for all periods presented.  Refer to Note 8, “Short-Term Borrowings and Long-Term Debt.”

RECENTLY ISSUED ACCOUNTING STANDARDS

FASB Statement No. 157

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which establishes a comprehensive framework for measuring fair value and expands disclosures about fair value measurements.  Specifically, this Statement sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs.  The Statement defines levels within the hierarchy as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
•	Level 2 inputs are inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly.
•	Level 3 inputs are unobservable inputs.

The Company adopted the provisions of SFAS No. 157 for financial assets and liabilities as of January 1, 2008.  There was no significant impact to the Company’s Consolidated Financial Statements as a result of this adoption.  For details on the levels at which the Company’s financial assets and liabilities are classified within the fair value hierarchy, see Note 12, “Financial Instruments.”

In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2, which delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.  The Company does not believe that the adoption of SFAS No. 157, in relation to its nonfinancial assets and liabilities, will have a material impact on its Consolidated Financial Statements.

On October 10, 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active.”  The FSP was effective upon issuance.  The FSP clarified the application of SFAS 157 in an inactive market and provided an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive.  The Company adopted the provisions of FSP FAS 157-3 as of December 31, 2008.  There was no significant impact to the Company’s Consolidated Financial Statements as a result of this adoption.

FASB Statement No. 158

In September 2006, the FASB issued SFAS No. 158, "Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R))", which was effective in fiscal years ending after December 15, 2006.  This Statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 does not change the amount of actuarially determined expense that is recorded in the Consolidated Statement of Operations.  SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, which is consistent with the Company's present measurement date.  The adoption of SFAS No. 158 in the fourth quarter of 2006 did not have any impact on the Company’s Consolidated Statement of Operations, Statement of Cash Flows, or compliance with its debt covenants.

FASB Statement No. 159

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The provisions of this statement are required to be applied prospectively.  The Company adopted SFAS No. 159 in the first quarter of 2008.  There was no impact to the Company’s Consolidated Financial Statements from the adoption of SFAS No. 159 because the Company did not adopt the voluntary provisions contained therein.

FASB Statement No. 141R

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” a revision to SFAS No. 141, “Business Combinations.”  SFAS No. 141R provides revised guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree at fair value.  The Statement also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination.  SFAS No. 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for the Company).  The adoption of SFAS No. 141R is not expected to have a material impact to the Company’s Consolidated Financial Statements.

FASB Statement No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”  This Statement establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent.  Specifically, SFAS No. 160 requires the presentation of noncontrolling interests as equity in the Consolidated Statement of Financial Position, and separate identification and presentation in the Consolidated Statement of Operations of net income attributable to the entity and the noncontrolling interest.  It also establishes accounting and reporting standards regarding deconsolidation and changes in a parent’s ownership interest.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009 for the Company).  The provisions of SFAS No. 160 are generally required to be applied prospectively, except for the presentation and disclosure requirements, which must be applied retrospectively.  The provisions of SFAS No. 160 have been retrospectively applied to all periods presented in these Consolidated Financial Statements.  The adoption of SFAS No. 160 did not have a material impact to the Company’s Consolidated Financial Statements.

FSP 133-1 and FIN 45-4

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP 133-1 and FIN 45-4”).  FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees.  It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those period.  FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008.  The implementation of this standard did not have a material impact on the Company’s Consolidated Financial Statements.

FASB Statement No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.”  This Statement amends and expands the disclosure requirements for derivative instruments and hedging activities, with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial statements.  SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  This statement is effective for the Company beginning in 2009 and will only impact its disclosures.  It will have no impact on the Company’s Consolidated Financial Statements.

FASB Statement No. 162

In May 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”).  FAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States.  FAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of ‘Present Fairly in Conformity with Generally Accepted Accounting Principles’. ”  FAS 162 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

FSP EITF 03-6-1

In June 2008, the FASB released FSP EITF 03-6-1 on Emerging Issues Task Force Issue 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”).  The staff position concludes that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities as defined in EITF 03-6; and therefore, should be included in computing earnings per share using the two-class method.  The staff position will be effective for the Company beginning in 2009.    FSP EITF 03-6-1 has been adopted as of January 1, 2009, and had no impact to the Company's earnings per share.

FSP FASB No. 132(R)-1

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosure about Postretirement Benefit Plan Assets,” which amends Statement 132(R) to require more detailed disclosures about employers’ pension plan assets.  New disclosures will include more information on investment strategies, major categories of plan assets, concentrations of risk within plan assets and valuation techniques used to measure the fair value of plan assets.  This new standard requires new disclosures only, and will have no impact on the Company’s Consolidated Financial Statement.  These new disclosures will be required for the Company beginning in the 2009
Form 10-K.

NOTE 2:  RECEIVABLES, NET

	As of December 31,
(in millions)	2008	2007

Trade receivables	$1,330	$1,697
Miscellaneous receivables	386	242
Total (net of allowances of $113 and $114 as of December 31, 2008 and 2007, respectively)	$1,716	$1,939

Of the total trade receivable amounts of $1,330 million and $1,697 million as of December 31, 2008 and 2007, respectively, approximately $218 million and $266 million, respectively, are expected to be settled through customer deductions in lieu of cash payments.  Such deductions represent rebates owed to the customer and are included in Accounts payable and other current liabilities in the accompanying Consolidated Statement of Financial Position at each respective balance sheet date.

The increase in miscellaneous receivables is primarily due to an amendment to an intellectual property licensing agreement with an existing licensee executed during the third quarter of 2008.  Under the terms of this amendment, cash consideration is to be received in 2009.  Refer to Note 9, “Other Long-Term Liabilities.”

NOTE 3:  INVENTORIES, NET

(in millions)	As of December 31,
	2008	2007

Finished goods	$610	$537
Work in process	193	235
Raw materials	145	171

Total	$948	$943

NOTE 4:  PROPERTY, PLANT AND EQUIPMENT, NET

(in millions)	As of December 31,
	2008	2007
Land	$81	$85
Buildings and building improvements	1,575	1,748
Machinery and equipment	5,033	5,387
Construction in progress	116	107
	6,805	7,327
Accumulated depreciation	(5,254)	(5,516)
Net properties	$1,551	$1,811

Depreciation expense was $420 million, $679 million and $1,075 million for the years 2008, 2007 and 2006, respectively, of which approximately $6 million, $107 million and $273 million, respectively, represented accelerated depreciation in connection with restructuring actions.

NOTE 5:  GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill was $896 million and $1,657 million as of December 31, 2008 and 2007, respectively.  The changes in the carrying amount of goodwill by reportable segment for 2007 and 2008 were as follows:

(in millions)		Film,
	Consumer	Photofinishing
	Digital Imaging	and Entertainment	Graphic Communications	Consolidated
	Group	Group	Group	Total

Balance as of December 31, 2006	$196	$575	$813	$1,584

Additions	-	-	2	2
Purchase accounting adjustments	-	-	38	38
Divestiture	-	-	(19)	(19)
Currency translation adjustments	8	26	18	52
Balance as of December 31, 2007	$204	$601	$852	$1,657
Additions	-	-	25	25
Purchase accounting adjustments	-	-	3	3
Currency translation adjustments	(9)	12	(7)	(4)
Impairments	-	-	(785)	(785)
Balance as of December 31, 2008	$195	$613	$88	$896

The Company tests goodwill for impairment annually (on September 30), or whenever events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, by initially comparing the fair value of each of the Company’s reporting units to their related carrying values (step one).

Determining the fair value of a reporting unit involves the use of significant estimates and assumptions.  The Company estimates the fair value of its reporting units utilizing income and market approaches through the application of discounted cash flow and market comparable methods.

Based upon the results of its September 30, 2008 analysis, no impairment of goodwill was indicated.

As of December 31, 2008, due to the continuing challenging business conditions and the significant decline in its market capitalization during the fourth quarter of 2008, the Company concluded there was an indication of possible impairment.  Based on its updated analysis, the Company concluded that there was an impairment of goodwill related to the Graphic Communications Group segment and, thus, recorded a pre-tax impairment charge of $785 million in the fourth quarter of 2008 that was included in Other operating expenses (income), net in the Consolidated Statement of Operations.

The fair values of reporting units within the Company’s Consumer Digital Imaging Group (CDG) and Film, Photofinishing and Entertainment Group (FPEG) segments, and one of the two GCG reporting units were greater than their respective carrying values as of December 31, 2008, so no goodwill impairment was recorded for these reporting units.  Reasonable changes in the assumptions used to determine these fair values would not have resulted in goodwill impairments in any of these reporting units.

The aggregate amount of goodwill additions of $25 million was primarily attributable to $14 million for the purchase of Intermate A/S and $10 million for the purchase of Design2Launch in the second quarter of 2008, all within the Graphic Communications Group segment.  Refer to Note 21, “Acquisitions.”

Due to the realignment of the Kodak operating model and change in reporting structure, as described in Note 23, “Segment Information,” effective January 1, 2008, the Company reassigned goodwill to its reportable segments using a relative fair value approach as required under SFAS No. 142, “Goodwill and Other Intangible Assets.”  Prior period amounts have been restated to reflect this reassignment.

During the second quarter of 2007, the Company identified a deferred tax asset in a non-U.S. subsidiary that was overstated at the date of acquisition, resulting in an increase in the value of goodwill of $24 million and is presented as a purchase accounting adjustment in the table above.  In the fourth quarter of 2007, the Company recorded a $14 million increase in the value of goodwill to correct the purchase price allocations to property, plant and equipment and deferred tax assets in a non-U.S. subsidiary that was overstated at the date of acquisition.  This correction is presented as a purchase accounting adjustment in the table above.

The divestiture in 2007 of $19 million relates to the sale of the Company’s interest in Hermes Precisa Pty. Ltd. (“HPA”).  See Note 22, “Discontinued Operations,” for further details.

The gross carrying amount and accumulated amortization by major intangible asset category as of December 31, 2008 and 2007 were as follows:

(in millions)	As of December 31, 2008
	Gross Carrying	Accumulated		Weighted-Average
	Amount	Amortization	Net	Amortization Period
Technology-based	$333	$213	$120	7 years
Customer-related	276	156	120	10 years
Other	57	40	17	9 years

Total	$666	$409	$257	8 years

(in millions)	As of December 31, 2007
	Gross Carrying	Accumulated		Weighted-Average
	Amount	Amortization	Net	Amortization Period
Technology-based	$326	$166	$160	7 years
Customer-related	281	125	156	10 years
Other	82	36	46	8 years

Total	$689	$327	$362	8 years

During the fourth quarter of 2007, the Company announced its intention to dispose of its stake in Lucky Film Co., Ltd., and to terminate its manufacturing exclusivity agreement.  In connection with this plan, the Company recorded an asset impairment charge against earnings of $46 million, which was included in Other operating expenses (income), net on the Consolidated Statement of Operations.  As a result, other intangible assets and accumulated amortization were written down by $132 million and $86 million, respectively.

Amortization expense related to intangible assets was $80 million, $106 million, and $120 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Estimated future amortization expense related to purchased intangible assets as of December 31, 2008 was as follows (in millions):

2009	$72
2010	60
2011	41
2012	26
2013	13
2014+	45
Total	$257

NOTE 6:  OTHER LONG-TERM ASSETS

	As of December 31,
(in millions)	2008	2007

Overfunded pension plans	$773	$2,454
Deferred income taxes, net of valuation allowance	506	636
Intangible assets	257	362
Non-current receivables	59	446
Other	133	240
Total	$1,728	$4,138

See Note 17, “Retirement Plans,” for explanation of the decrease in the overfunded pension plans balance.

The reduction in non-current receivables was primarily due to an amendment of an intellectual property licensing agreement with an existing licensee executed during the third quarter of 2008.  See Note 9, “Other Long-Term Liabilities.”

The Other component above consists of other miscellaneous long-term assets that, individually, were less than 5% of the Company’s total assets, and therefore, have been aggregated in accordance with Regulation S-X.

NOTE 7:  ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

	As of December 31,
(in millions)	2008	2007

Accounts payable, trade	$1,288	$1,233
Accrued employment-related liabilities	520	727
Accrued advertising and promotional expenses	416	541
Deferred revenue	217	414
Accrued restructuring liabilities	129	164
Other	697	715
Total	$3,267	$3,794

The Other component above consists of other miscellaneous current liabilities that, individually, were less than 5% of the Total current liabilities component within the Consolidated Statement of Financial Position, and therefore, have been aggregated in accordance with Regulation S-X.

NOTE 8:  SHORT-TERM BORROWINGS AND LONG-TERM DEBT

SHORT-TERM BORROWINGS AND CURRENT PORTION OF LONG-TERM DEBT

The Company’s short-term borrowings and current portion of long-term debt were as follows:

	As of December 31,
(in millions)	2008	2007

Current portion of long-term debt	$50	$300
Short-term bank borrowings	1	8
Total	$51	$308

The weighted-average interest rates for Short-term bank borrowings outstanding at December 31, 2008 and 2007 were 5.60% and 7.50%, respectively.

As of December 31, 2008, the Company and its subsidiaries, on a consolidated basis, maintained $1,049 million in committed bank lines of credit and $446 million in uncommitted bank lines of credit to ensure continued access to short-term borrowing capacity, as described further below.

LONG-TERM DEBT, INCLUDING LINES OF CREDIT

Long-term debt and related maturities and interest rates were as follows:

			As of December 31,
(in millions)			2008		2007

			Weighted-Average		Weighted-Average
			Interest	Amount	Interest	Amount
Country	Type	Maturity	Rate	Outstanding	Rate	Outstanding

U.S.	Medium-term	2008	-	$-	3.63%	$250
U.S.	Term note	2006-2013	6.16%	43	6.16%	50
Germany	Term note	2006-2013	6.16%	171	6.16%	201
U.S.	Term note	2013	7.25%	500	7.25%	500
U.S.	Term note	2018	9.95%	3	9.95%	3
U.S.	Term note	2021	9.20%	10	9.20%	10
U.S.	Convertible	2033	3.38%	575	3.38%	575
				1,302		1,589
Current portion of long-term debt				(50)		(300)
Long-term debt, net of current portion				$1,252		$1,289

Annual maturities (in millions) of long-term debt outstanding at December 31, 2008 were as follows:

2009	$50
2010 (1)	620
2011	43
2012	40
2013	536
2014 and thereafter	13
Total	$1,302

(1)
The outstanding debt of $620 million maturing in 2010 noted in the table above includes $575 million aggregate principal amount of Convertible Senior Notes due 2033 (the “Convertible Securities”).  While the Convertible Securities are due in 2033, on October 15, 2010 the security holders will have the right to require the Company to purchase their Convertible Securities for cash at a price equal to 100% of the principal amount of the Convertible Securities, plus any accrued and unpaid interest.  Because the Company believes it is probable that all, or nearly all, of the Convertible Securities will be redeemed by the security holders at that time, the full amount of the outstanding Convertible Securities is presented as maturing in 2010 in the table above.

Secured Credit Facilities
On October 18, 2005 the Company closed on $2.7 billion of Senior Secured Credit Facilities (“Secured Credit Facilities”) under a Secured Credit Agreement (“Secured Credit Agreement”) and associated Security Agreement and Canadian Security Agreement. The Secured Credit Facilities consisted of a $1.0 billion 5-Year Committed Revolving Credit Facility (“5-Year Revolving Credit Facility”) expiring October 18, 2010 and $1.7 billion of Term Loan Facilities (“Term Facilities”) expiring October 18, 2012.  Due to the full repayment of the outstanding borrowings in 2007, the Term Facilities are no longer available for new borrowings.

The 5-Year Revolving Credit Facility can be used by Eastman Kodak Company (“U.S. Borrower”) for general corporate purposes including the issuance of letters of credit.  Amounts available under the facility can be borrowed, repaid and re-borrowed throughout the term of the facility provided the Company remains in compliance with covenants contained in the Secured Credit Agreement.

Pursuant to the Secured Credit Agreement and associated Security Agreement, each subsidiary organized in the U.S. jointly and severally guarantees the obligations under the Secured Credit Agreement and all other obligations of the Company and its subsidiaries to the Lenders.  The guaranty is supported by the pledge of certain U.S. assets of the U.S. Borrower and the Company’s U.S. subsidiaries including, but not limited to, receivables, inventory, equipment, deposit accounts, investments, intellectual property, including patents, trademarks and copyrights, and the capital stock of "Material Subsidiaries."  Excluded from pledged assets are real property, “Principal Properties” and equity interests in “Restricted Subsidiaries,” as defined in the Company’s 1988 Indenture.

"Material Subsidiaries" are defined as those subsidiaries with revenues or assets constituting 5 percent or more of the consolidated revenues or assets of the corresponding borrower.  Material Subsidiaries will be determined on an annual basis under the Secured Credit Agreement.

Pursuant to the Secured Credit Agreement and associated Canadian Security Agreement, Eastman Kodak Company and Kodak Graphic Communications Company (“KGCC”, formerly Creo Americas, Inc.), jointly and severally guarantee the obligations of the Canadian Borrower, to the Lenders.  Subsequently, KGCC has been merged into Eastman Kodak Company.  Certain assets of the Canadian Borrower in Canada were also pledged, including, but not limited to, receivables, inventory, equipment, deposit accounts, investments, intellectual property, including patents, trademarks and copyrights, and the capital stock of the Canadian Borrower's Material Subsidiaries.

In addition, subject to various conditions and exceptions in the Secured Credit Agreement, in the event the Company sells assets for net proceeds totaling $75 million or more in any year, except for proceeds used within 12 months for reinvestments in the business of up to $300 million, proceeds from sales of assets used in the Company's non-digital products and services businesses to prepay or repay debt or pay cash restructuring charges within 12 months from the date of sale of the assets, or proceeds from the sale of inventory in the ordinary course of business, the amount in excess of $75 million must be applied to prepay loans under the Secured Credit Agreement.

The Company pays a commitment fee at an annual rate of 50.0 basis points on the undrawn balance of the 5-Year Revolving Credit Facility at the Company’s current Secured credit rating of Ba3 and BB- from Moody's Investor Services, Inc. (“Moody's”) and Standard & Poor's Rating Services (“S&P”), respectively.  This fee amounts to $4 million annually, and is reported as Interest expense in the Consolidated Statement of Operations.

Interest rates for borrowings under the Secured Credit Agreement are dependent on the Company’s Long Term Secured Credit Rating.  The Company’s Secured Credit Agreement contains various affirmative and negative covenants customary in a facility of this type, including two quarterly financial covenants: (1) a consolidated debt for borrowed money to a rolling four-quarter sum of consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) (subject to adjustments to exclude any extraordinary income or losses, as defined by the Secured Credit Agreement, interest income and certain non-cash items of income and expense) ratio of not greater than: 3.5 to 1 as of December 31, 2006 and thereafter, and (2) a consolidated EBITDA to consolidated interest expense (subject to adjustments to exclude interest expense not related to borrowed money) ratio, on a rolling four-quarter basis, of no less than 3.0 to 1.  As of December 31, 2008, the Company maintained a substantial cash balance and was in full compliance with all covenants, including the two financial covenants, associated with its Secured Credit Agreement.  The Company maintains this credit arrangement in order to provide additional financial flexibility.  As of December 31, 2008, there was no debt outstanding and $131 million of letters of credit issued, which are not considered debt for borrowed money under the agreement, but do reduce the Company’s borrowing capacity under the Secured Credit Agreement by this amount.

Based on the Company’s current financial forecasts, it is reasonably likely that the Company could breach its financial covenants in the first quarter of 2009 unless an appropriate amendment or waiver is obtained.  The Company is currently negotiating with its lenders to ensure it has continued access to a Secured Credit Agreement, with the goal to have an amended credit facility in place by the end of the first quarter.

In the event that the Company is unable to successfully re-negotiate the terms of the Secured Credit Agreement, and the Company breaches the financial covenants, the Company may be required to cash collateralize approximately $131 million of outstanding letters of credit.  A breach of the financial covenants would not accelerate the maturity of any of the Company’s existing outstanding debt.  However, should the Company lose access to its revolving credit facility under the Secured Credit Agreement, it would lose the additional financial flexibility provided by the facility.  Based on its current financial position and expected economic performance, the Company does not believe that its liquidity will be materially affected by an inability to access external sources of financing.  However, the Company’s goal is to complete its negotiation and amendment prior to covenant compliance testing for the first quarter of 2009.

In addition to the 5-Year Revolving Credit Facility, the Company has other committed and uncommitted lines of credit as of December 31, 2008 totaling $49 million and $446 million, respectively.  These lines primarily support borrowing needs of the Company’s subsidiaries, which include term loans, overdraft coverage, letters of credit, guarantee lines, and revolving credit lines.  Interest rates and other terms of borrowing under these lines of credit vary from country to country, depending on local market conditions.  Total outstanding borrowings against these other committed and uncommitted lines of credit at December 31, 2008 were $4 million and $0, respectively.  These outstanding borrowings are reflected in Short-term borrowings and current portion of long-term debt in the accompanying Consolidated Statement of Financial Position at December 31, 2008.

At December 31, 2008, the Company had outstanding letters of credit totaling $133 million and surety bonds in the amount of $62 million primarily to ensure the payment of possible casualty and workers' compensation claims, environmental liabilities, and to support various customs and trade activities.

Debt Shelf Registration and Convertible Securities
On September 5, 2003, the Company filed a shelf registration statement on Form S-3 (the primary debt shelf registration) for the issuance of up to $2.65 billion of new debt securities, including $650 million of remaining unsold debt securities under a prior shelf registration statement, pursuant to Rule 429 under the Securities Act of 1933.  On October 10, 2003, the Company completed the offering and sale of $500 million aggregate principal amount of Senior Notes due 2013 (the “Notes”), which was made pursuant to the Company’s debt shelf registration.  The remaining unused balance under the Company's debt shelf was subsequently $2.15 billion.  This existing shelf registration expired in December 2008.  The Company is currently evaluating the need to renew the shelf registration.

Concurrent with the sale of the Notes, on October 10, 2003, the Company completed the private placement of $575 million aggregate principal amount of Convertible Senior Notes due 2033 (the “Convertible Securities”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.  Interest on the Convertible Securities accrues at the rate of 3.375% per annum and is payable semiannually.  The Convertible Securities are unsecured and rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.  As a condition of the private placement, on January 6, 2004 the Company filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the Convertible Securities and the common stock to be issued upon conversion of the Convertible Securities pursuant to a registration rights agreement, and made this shelf registration statement effective on February 6, 2004.

The Convertible Securities contain a number of conversion features that include substantive contingencies.  The Convertible Securities are convertible by the holders at an initial conversion rate of 32.2373 shares of the Company’s common stock for each $1,000 principal amount of the Convertible Securities, which is equal to an initial conversion price of $31.02 per share.  The initial conversion rate of 32.2373 is subject to adjustment for: (1) stock dividends, (2) subdivisions or combinations of the Company's common stock, (3) issuance to all holders of the Company's common stock of certain rights or warrants to purchase shares of the Company's common stock at less than the market price, (4) distributions to all holders of the Company's common stock of shares of the Company's capital stock or the Company's assets or evidences of indebtedness, (5) cash dividends in excess of the Company's current cash dividends, or (6) certain payments made by the Company in connection with tender offers and exchange offers.

The holders may convert their Convertible Securities, in whole or in part, into shares of the Company’s common stock under any of the following circumstances:  (1) during any calendar quarter, if the price of the Company’s common stock is greater than or equal to 120%

of the applicable conversion price for at least 20 trading days during a 30 consecutive trading day period ending on the last trading day of the previous calendar quarter; (2) during any five consecutive trading day period following any 10 consecutive trading day period in which the trading price of the Convertible Securities for each day of such period is less than 105% of the conversion value, and the conversion value for each day of such period was less than 95% of the principal amount of the Convertible Securities (the “Parity Clause”); (3) if the Company has called the Convertible Securities for redemption; (4) upon the occurrence of specified corporate transactions such as a consolidation, merger or binding share exchange pursuant to which the Company’s common stock would be converted into cash, property or securities; and (5) if the Senior Unsecured credit rating assigned to the Convertible Securities by either Moody’s or S&P is lower than Ba2 or BB, respectively, or if the Convertible Securities are no longer rated by at least one of these services or their successors (the “Credit Rating Clause”).  At the Company's current credit rating, the Convertible Securities may be converted by their holders.

The Company may redeem some or all of the Convertible Securities at any time on or after October 15, 2010 at a purchase price equal to 100% of the principal amount of the Convertible Securities plus any accrued and unpaid interest.  Upon a call for redemption by the Company, a conversion trigger is met whereby the holder of each $1,000 Convertible Senior Note may convert such note to shares of the Company's common stock.

The holders have the right to require the Company to purchase their Convertible Securities for cash at a purchase price equal to 100% of the principal amount of the Convertible Securities plus any accrued and unpaid interest on October 15, 2010, October 15, 2013, October 15, 2018, October 15, 2023 and October 15, 2028, or upon a fundamental change as described in the offering memorandum filed under Rule 144A in conjunction with the private placement of the Convertible Securities.  As noted above, the Company believes it is probable that all, or nearly all, of the Convertible Securities will be redeemed by the security holders on October 15, 2010.  As a result, the full amount of the outstanding Convertible Securities is presented as maturing in 2010 in the debt maturity table above.  As of December 31, 2008, the Company has sufficient treasury stock to cover potential future conversions of these Convertible Securities into 18,536,447 shares of common stock.

NOTE 9:  OTHER LONG-TERM LIABILITIES

	As of December 31,
(in millions)	2008	2007

Deferred royalty revenue from licensees	$65	$350
Non-current tax-related liabilities	474	445
Environmental liabilities	115	125
Deferred compensation	68	102
Asset retirement obligations	67	64
Other	330	358
Total	$1,119	$1,444

The reduction in Deferred royalty revenue from licensees was primarily due to an amendment of an intellectual property licensing agreement with an existing licensee.  Revenue related to this arrangement was previously being recognized over the term of the original agreement.  The amendment relieved the Company of its continuing obligations that were to be performed over the term of the previous agreement.  This amendment also resulted in the recognition of previously deferred royalty revenue offset by the elimination of a long-term note receivable of approximately the same amount.  See Note 6, “Other Long-Term Assets.”  The terms of the amendment resulted in immediate recognition of royalty revenue in addition to previously recognized revenue under the original agreement.  Revenue for the year ended December 31, 2008 related to the amended agreement was $112 million net of fees and revenue deferred under the amended agreement, the proceeds for which will be received in 2009.

The Other component above consists of other miscellaneous long-term liabilities that, individually, were less than 5% of the total liabilities component in the accompanying Consolidated Statement of Financial Position, and therefore, have been aggregated in accordance with Regulation S-X.

NOTE 10:  COMMITMENTS AND CONTINGENCIES

Environmental
Cash expenditures for pollution prevention and waste treatment for the Company's current facilities were as follows:

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Recurring costs for pollution prevention and waste treatment	$48	$49	$63
Capital expenditures for pollution prevention and waste treatment	2	4	3
Site remediation costs	3	4	2
Total	$53	$57	$68

Environmental expenditures that relate to an existing condition caused by past operations and that do not provide future benefits are expensed as incurred.  Costs that are capital in nature and that provide future benefits are capitalized.  Liabilities are recorded when environmental assessments are made or the requirement for remedial efforts is probable, and the costs can be reasonably estimated.  The timing of accruing for these remediation liabilities is generally no later than the completion of feasibility studies.  The Company has an ongoing monitoring and identification process to assess how the activities, with respect to the known exposures, are progressing against the accrued cost estimates, as well as to identify other potential remediation sites that are presently unknown.

At December 31, 2008 and 2007, the Company’s undiscounted accrued liabilities for environmental remediation costs amounted to $115 million and $125 million, respectively.  These amounts were reported in Other long-term liabilities in the accompanying Consolidated Statement of Financial Position.

The Company is currently implementing a Corrective Action Program required by the Resource Conservation and Recovery Act (“RCRA”) at Eastman Business Park (formerly known as Kodak Park) in Rochester, NY.  The Company is currently in the process of completing, and in many cases has completed, RCRA Facility Investigations (“RFI”), Corrective Measures Studies (CMS) and Corrective Measures Implementation (“CMI”) for areas at the site.  At December 31, 2008, estimated future investigation and remediation costs of $63 million were accrued for this site, the majority of which relates to long-term operation, maintenance of remediation systems and monitoring costs.

In addition, the Company has accrued for obligations with estimated future investigation, remediation and monitoring costs of $12 million relating to other operating sites, $21 million at sites associated with former operations, and $19 million of retained obligations for environmental remediation and Superfund matters related to certain sites associated with the non-imaging health businesses sold in 1994.

Cash expenditures for the aforementioned investigation, remediation and monitoring activities are expected to be incurred over the next twenty-seven years for many of the sites.  For these known environmental liabilities, the accrual reflects the Company’s best estimate of the amount it will incur under the agreed-upon or proposed work plans.  The Company’s cost estimates were determined using the ASTM Standard E 2137-06, "Standard Guide for Estimating Monetary Costs and Liabilities for Environmental Matters," and have not been reduced by possible recoveries from third parties.  The overall method includes the use of a probabilistic model which forecasts a range of cost estimates for the remediation required at individual sites.  The projects are closely monitored and the models are reviewed as significant events occur or at least once per year.  The Company’s estimate includes investigations, equipment and operating costs for remediation and long-term monitoring of the sites.  The Company does not believe it is reasonably possible that the losses for the known exposures could exceed the current accruals by material amounts.

A Consent Decree was signed in 1994 in settlement of a civil complaint brought by the U.S. Environmental Protection Agency (“EPA”) and the U.S. Department of Justice.  In connection with the Consent Decree, the Company is subject to a Compliance Schedule, under which the Company has improved its waste characterization procedures, upgraded one of its incinerators, and has upgraded its industrial sewer system.  The Company submitted a certification stating that it has completed the requirements of the Consent Decree, and expects to receive an acknowledgement of completion from the EPA in the first quarter of 2009.  No further capital expenditures are expected under this program, but Kodak is required to continue the sewer inspection program until the Decree is closed by the Court.  Costs associated with the sewer inspection program are not material.

The Company is presently designated as a potentially responsible party (“PRP”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (the “Superfund Law”), or under similar state laws, for environmental assessment and cleanup costs as the result of the Company’s alleged arrangements for disposal of hazardous substances at eight  Superfund sites.  With respect to each of these sites, the Company’s liability is minimal.  In addition, the Company has been identified as a PRP in connection with the non-imaging health businesses in two active Superfund sites.  Numerous other PRPs have also been designated at these sites.  Although the law imposes joint and several liability on PRPs, the Company’s historical experience demonstrates that these costs are shared with other PRPs.  Settlements and costs paid by the Company in Superfund matters to date have not been material.  Future costs are also not expected to be material to the Company’s financial position, results of operations or cash flows.

Uncertainties associated with environmental remediation contingencies are pervasive and often result in wide ranges of outcomes.  Estimates developed in the early stages of remediation can vary significantly.  A finite estimate of costs does not normally become fixed and determinable at a specific time.  Rather, the costs associated with environmental remediation become estimable over a continuum of events and activities that help to frame and define a liability, and the Company continually updates its cost estimates.  The Company has an ongoing monitoring and identification process to assess how the activities, with respect to the known exposures, are progressing against the accrued cost estimates, as well as to identify other potential remediation issues.

Estimates of the amount and timing of future costs of environmental remediation requirements are by their nature imprecise because of the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and the allocation of costs among the potentially responsible parties.  Based upon information presently available, such future costs are not expected to have a material effect on the Company’s competitive or financial position.  However, such costs could be material to results of operations in a particular future quarter or year.

Asset Retirement Obligations
As of December 31, 2008 and 2007, the Company has recorded approximately $67 million and $64 million, respectively, of asset retirement obligations within Other long-term liabilities in the accompanying Consolidated Statement of Financial Position.  The Company’s asset retirement obligations primarily relate to asbestos contained in buildings that the Company owns.  In many of the countries in which the Company operates, environmental regulations exist that require the Company to handle and dispose of asbestos in a special manner if a building undergoes major renovations or is demolished.  Otherwise, the Company is not required to remove the asbestos from its buildings.  The Company records a liability equal to the estimated fair value of its obligation to perform asset retirement activities related to the asbestos, computed using an expected present value technique, when sufficient information exists to calculate the fair value.  The Company does not have a liability recorded related to every building that contains asbestos because the Company cannot estimate the fair value of its obligation for certain buildings due to a lack of sufficient information about the range of time over which the obligation may be settled through demolition, renovation or sale of the building.

The following table provides asset retirement obligation activity:

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Asset retirement obligations as of January 1	$64	$92	$73
Liabilities incurred in the current period	9	24	34
Liabilities settled in the current period	(9)	(55)	(30)
Accretion expense	3	3	16
Other	-	-	(1)
Asset retirement obligations as of December 31	$67	$64	$92

Other Commitments and Contingencies
The Company has entered into noncancelable agreements with several companies, which provide Kodak with products and services to be used in its normal operations.  These agreements are related to supplies, production and administrative services, as well as marketing and advertising.  The terms of these agreements cover the next one to thirteen years.  The minimum payments for obligations under these agreements are approximately $479 million in 2009, $207 million in 2010, $122 million in 2011, $49 million in 2012, $33 million in 2013 and $31 million in 2014 and thereafter.

Rental expense, net of minor sublease income, amounted to $117 million in 2008, $130 million in 2007 and $160 million in 2006.  The approximate amounts of noncancelable lease commitments with terms of more than one year, principally for the rental of real property, reduced by minor sublease income, are $96 million in 2009, $81 million in 2010, $65 million in 2011, $49 million in 2012, $28 million in 2013 and $68 million in 2014 and thereafter.

In December 2003, the Company sold a property in France for approximately $65 million, net of direct selling costs, and then leased back a portion of this property for a nine-year term.  In accordance with SFAS No. 98, "Accounting for Leases," the entire gain on the property sale of approximately $57 million was deferred and no gain was recognizable upon the closing of the sale as the Company's continuing involvement in the property is deemed to be significant.  As a result, the Company is accounting for the transaction as a financing.  Future minimum lease payments under this noncancelable lease commitment are approximately $5 million per year for 2009 through 2012.

The Company’s Brazilian operations are involved in governmental assessments in various stages of litigation related to indirect and other taxes.  The Company is disputing these tax matters and intends to vigorously defend the Company’s position.  Based on the opinion of legal counsel, management does not believe that the ultimate resolution of these matters will materially impact the Company’s results of operations, financial position or cash flows.  The Company routinely assesses all these matters as to the probability of ultimately incurring a liability in its Brazilian operations and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

The Company recorded in the fourth quarter of 2008 a contingency accrual of approximately $20 million related to employment litigation matters.  The Company and its subsidiaries are involved in various lawsuits, claims, investigations and proceedings, including commercial, customs, employment, environmental, and health and safety matters, which are being handled and defended in the ordinary course of business.  In addition, the Company is subject to various assertions, claims, proceedings and requests for indemnification concerning intellectual property, including patent infringement suits involving technologies that are incorporated in a broad spectrum of the Company’s products.  These matters are in various stages of investigation and litigation and are being vigorously defended.  Although the Company does not expect that the outcome in any of these matters, individually or collectively, will have a material adverse effect on its financial condition or results of operations, litigation is inherently unpredictable.  Therefore, judgments could be rendered or settlements entered that could adversely affect the Company’s operating results or cash flow in a particular period.

NOTE 11:  GUARANTEES

The Company guarantees debt and other obligations of certain customers.  The debt and other obligations are primarily due to banks and leasing companies in connection with financing of customers’ purchases of product and equipment from the Company.  At December 31, 2008, the maximum potential amount of future payments (undiscounted) that the Company could be required to make under these customer-related guarantees was $75 million.  At December 31, 2008, the carrying amount of any liability related to these customer guarantees was not material.

The customer financing agreements and related guarantees, which mature between 2009 and 2013, typically have a term of 90 days for product and short-term equipment financing arrangements, and up to five years for long-term equipment financing arrangements.  These guarantees would require payment from the Company only in the event of default on payment by the respective debtor.  In some cases, particularly for guarantees related to equipment financing, the Company has collateral or recourse provisions to recover and sell the equipment to reduce any losses that might be incurred in connection with the guarantees.  However, any proceeds received from the liquidation of these assets are not expected to be material and would not cover the maximum potential amount of future payments under these guarantees.

Eastman Kodak Company (“EKC”) also guarantees amounts owed to banks and other third parties for some of its consolidated subsidiaries.  The maximum amount guaranteed is $509 million, and the outstanding debt under those guarantees, which is recorded within the short-term borrowings and current portion of long-term debt, and long-term debt, net of current portion components in the accompanying Consolidated Statement of Financial Position, is $189 million.  These guarantees expire in 2009 through 2013.  Pursuant to the terms of the Company's $2.7 billion Senior Secured Credit Agreement dated October 18, 2005, obligations under the $2.7 billion Secured Credit Facilities (the “Credit Facilities”) and other obligations of the Company and its subsidiaries to the Credit Facilities’ lenders are guaranteed.

During the fourth quarter of 2007, EKC issued a guarantee to Kodak Limited (the “Subsidiary”) and the Trustees (the “Trustees”) of the Kodak Pension Plan of the United Kingdom (the “Plan”).  Under this arrangement, EKC guarantees to the Subsidiary and the Trustees the ability of the Subsidiary, only to the extent it becomes necessary to do so, to (1) make contributions to the Plan to ensure sufficient assets exist to make plan benefit payments, and (2) make contributions to the Plan such that it will achieve full funded status by the funding valuation for the period ending December 31, 2015.  The guarantee expires upon the conclusion of the funding valuation for the period ending December 31, 2015 whereby the Plan achieves full funded status or earlier, in the event that the Plan achieves full funded status for two consecutive funding valuation cycles which are typically performed at least every three years.  The limit of potential future payments is dependent on the funding status of the Plan as it fluctuates over the term of the guarantee.  Currently, the Plan’s local funding valuation is in process and expected to be completed in March 2009.  In conjunction with that funding valuation process, EKC and the Subsidiary are in discussions with the Trustees regarding the amount of future annual contributions and the date by which the Plan will achieve full funded status.  These negotiations may require changes to the existing guarantee described above.  The funding status of the Plan is included in Pension and other postretirement liabilities presented in the Consolidated Statement of Financial Position.

Indemnifications
The Company issues indemnifications in certain instances when it sells businesses and real estate, and in the ordinary course of business with its customers, suppliers, service providers and business partners.  Further, the Company indemnifies its directors and officers who are, or were, serving at the Company's request in such capacities.  Historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows.  Additionally, the fair value of the indemnifications that the Company issued during the year ended December 31, 2008 was not material to the Company’s financial position, results of operations or cash flows.

Warranty Costs
The Company has warranty obligations in connection with the sale of its products and equipment.  The original warranty period is generally one year or less.  The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale.  The Company estimates its warranty cost at the point of sale for a given product based on historical failure rates and related costs to repair.  The change in the Company's accrued warranty obligations balance, which is reflected in Accounts payable and other current liabilities in the accompanying Consolidated Statement of Financial Position, was as follows:

(in millions)

Accrued warranty obligations as of December 31, 2006	$39
Actual warranty experience during 2007	(46)
2007 warranty provisions	51
Accrued warranty obligations as of December 31, 2007	$44
Actual warranty experience during 2008	(43)
2008 warranty provisions	64
Accrued warranty obligations as of December 31, 2008	$65

The Company also offers its customers extended warranty arrangements that are generally one year, but may range from three months to three years after the original warranty period.  The Company provides repair services and routine maintenance under these arrangements.  The Company has not separated the extended warranty revenues and costs from the routine maintenance service revenues and costs, as it is not practicable to do so.  Therefore, these revenues and costs have been aggregated in the presentation below.  The change in the Company's deferred revenue balance in relation to these extended warranty and routine maintenance arrangements, which is reflected in Accounts payable and other current liabilities in the accompanying Consolidated Statement of Financial Position, was as follows:

(in millions)

Deferred revenue as of December 31, 2006	$143
New extended warranty and maintenance arrangements in 2007	396
Recognition of extended warranty and maintenance arrangement revenue in 2007	(391)
Deferred revenue as of December 31, 2007	$148
New extended warranty and maintenance arrangements in 2008	387
Recognition of extended warranty and maintenance arrangement revenue in 2008	(382)
Deferred revenue as of December 31, 2008	$153

Costs incurred under these extended warranty and maintenance arrangements for the years ended December 31, 2008 and 2007 amounted to $175 million and $180 million, respectively.

NOTE 12:  FINANCIAL INSTRUMENTS

The following table presents the carrying amounts of the assets (liabilities) and the estimated fair values of financial instruments:

	As of December 31,
(in millions)	2008		2007

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Marketable securities:
Available-for-sale (1)	$7	$7	$7	$7
Held-to-maturity (2)	12	12	30	30
Long-term borrowings, net of current portion (2)	(1,252)	(926)	(1,289)	(1,285)
Foreign currency forward contracts with unrealized gains (1)	18	18	10	10
Foreign currency forward contracts with unrealized losses (1)	(83)	(83)	(32)	(32)
Silver forward contracts with unrealized gains (1)	1	1	3	3
Silver forward contracts with unrealized losses (1)	(4)	(4)	-	-

(1)  Recorded at fair value.
(2)  Recorded at historical cost.

The fair values of marketable securities are determined using quoted prices in active markets for identical assets (Level 1 fair value measurements).  Fair values for the Company’s forward contracts are determined using significant other observable inputs (Level 2 fair value measurements), and are based on the present value of expected future cash flows considering the risks involved and using discount rates appropriate for the duration of the contracts.  The fair values of long-term borrowings are determined by reference to quoted market prices, if available, or by pricing models based on the value of related cash flows discounted at current market interest rates.  The carrying values of cash and cash equivalents, trade receivables, short-term borrowings and payables approximate their fair values.

Foreign exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in Other income (charges), net in the accompanying Consolidated Statement of Operations.  The effects of foreign currency transactions, including related hedging activities, were net gains of $7 million and $2 million and a net loss of $1 million in the years 2008, 2007, and 2006, respectively.

Long-term debt is generally used to finance long-term investments, while short-term debt is used to meet working capital requirements.  The Company does not utilize financial instruments for trading or other speculative purposes.

Derivative financial instruments
The Company, as a result of its global operating and financing activities, is exposed to changes in foreign currency exchange rates, commodity prices and interest rates, which may adversely affect its results of operations and financial position.  The Company manages such exposures, in part, with derivative financial instruments.  The fair values of these derivative contracts are reported in Other current assets, Accounts payable and other current liabilities, or Other long-term liabilities in the accompanying Consolidated Statement of Financial Position.

Foreign currency forward contracts are used to hedge existing foreign currency denominated assets and liabilities, especially those of the Company’s International Treasury Center.  Silver forward contracts are used to mitigate the Company’s risk to fluctuating silver prices.  The Company’s exposure to changes in interest rates results from its investing and borrowing activities used to meet its liquidity needs.

The Company’s financial instrument counterparties are high-quality investment or commercial banks with significant experience with such instruments.  The Company manages exposure to counterparty credit risk by requiring specific minimum credit standards and diversification of counterparties.  The Company has procedures to monitor the credit exposure amounts.  The maximum credit exposure at December 31, 2008 was not significant to the Company.

Foreign currency forward contracts
The Company does not apply hedge accounting to the foreign currency forward contracts used to offset currency-related changes in the fair value of foreign currency denominated assets and liabilities.  These contracts are marked to market through net (loss) earnings at the same time that the exposed assets and liabilities are remeasured through net (loss) earnings (both in Other income (charges), net).  The majority of the contracts of this type held by the Company are denominated in euros.

Silver forward contracts
The Company has entered into silver forward contracts that are designated as cash flow hedges of price risk related to forecasted worldwide silver purchases.  The fair values of silver forward contracts are reported in Other current assets and/or Accounts payable and current liabilities, and the effective portion of the gain or loss on the derivative is recorded in Accumulated other comprehensive income (loss).  Hedge gains and losses are reclassified into Cost of goods sold as the related silver-containing products are sold to third parties. These gains (losses) transferred to Cost of goods sold are generally offset by increased (decreased) costs of silver purchased in the open market.  As of December 31, 2008, the fair value of open silver forward contracts was an unrealized net loss of $3 million, which is included in Accumulated other comprehensive income (loss).  If this amount were to be realized, all of it would be reclassified into Cost of goods sold during the next twelve months.  Additionally, realized losses of $3 million (pre-tax), related to closed silver contracts, have been deferred in Accumulated other comprehensive income (loss).  These gains will be reclassified into Cost of goods sold as the related silver-containing products are sold, all within the next twelve months.  During 2008, realized gains of $8 million (pre-tax) were reclassified from Accumulated other comprehensive income (loss) to Cost of goods sold.  Hedge ineffectiveness was insignificant.

NOTE 13:  OTHER OPERATING EXPENSES (INCOME), NET

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Expenses (income):
Goodwill impairment (1)	$785	$-	$-
Long-lived asset impairments (1)	4	56	11
Gains related to the sales of assets and businesses	(25)	(158)	(70)
Other	2	6	-
Total	$766	$(96)	$(59)

(1)	Refer to Note 5, “Goodwill and Other Intangible Assets.”

NOTE 14:  OTHER INCOME (CHARGES), NET

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Income (charges):
Interest income	$71	$95	$59
Gain (loss) on foreign exchange transactions	7	2	(1)
Support for an educational institution	(10)	-	-
Loss on early extinguishment of debt	-	-	(9)
MUTEC equity method investment impairment	(4)	(5)	-
Other	(9)	(6)	17
Total	$55	$86	$66

NOTE 15:  INCOME TAXES

The components of loss from continuing operations before income taxes and the related (benefit) provision for U.S. and other income taxes were as follows:

	For the Year Ended December 31,
(in millions)	2008	2007	2006

(Loss) earnings from continuing operations before income taxes:

U.S.	$(382)	$(354)	$(559)
Outside the U.S.	(492)	97	(23)
Total	$(874)	$(257)	$(582)

U.S. income taxes:
Current (benefit) provision	$(278)	$(237)	$196
Deferred provision (benefit)	15	11	(145)
Income taxes outside the U.S.:
Current provision	72	141	93
Deferred provision	38	49	38
State and other income taxes:
Current provision (benefit)	7	(15)	45
Deferred benefit	(1)	-	(13)
Total (benefit) provision	$(147)	$(51)	$214

The differences between income taxes computed using the U.S. federal income tax rate and the (benefit) provision for income taxes for continuing operations were as follows:

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Amount computed using the statutory rate	$(306)	$(90)	$(204)

Increase (reduction) in taxes resulting from:
State and other income taxes, net of federal	4	(15)	32
Export sales and manufacturing credits	-	-	(10)
Foreign tax credits benefitted	-	(76)	-
Impact of goodwill impairment	229	-	-
Operations outside the U.S.	31	54	33
Valuation allowance	146	152	393
Tax settlements and adjustments, including interest	(248)	(65)	(10)
Other, net	(3)	(11)	(20)
(Benefit) provision for income taxes	$(147)	$(51)	$214

In June 2008, the Company received a tax refund from the U.S. Internal Revenue Service (“IRS”) of $581 million.  The refund is related to the audit of certain claims filed for tax years 1993-1998, and is composed of a refund of past federal income taxes paid of $306 million and $275 million of interest earned on the refund.  The federal tax refund claim related primarily to a 1994 loss recognized on the Company’s sale of stock of a subsidiary, Sterling Winthrop Inc., which was originally disallowed under IRS regulations in effect at that time.  The IRS subsequently issued revised regulations that served as the basis for this refund.

The refund had a positive impact of $565 million on the Company’s net earnings for the year ended December 31, 2008.  Of the $565 million increase in net earnings, $295 million related to the 1994 sale of Sterling Winthrop Inc., which was reflected in earnings from discontinued operations, net of income taxes.  The balance of $270 million, which represents interest, was reflected in loss from continuing operations and is included in the “Tax settlements and adjustments, including interest” line item above.  The difference between the cash refund received of $581 million and the positive net earnings impact of $565 million represented incremental state tax expense incurred and the release of an existing income tax receivable related to the refund.

Deferred Tax Assets and Liabilities
The significant components of deferred tax assets and liabilities were as follows:

	As of December 31,
(in millions)	2008	2007

Deferred tax assets
Pension and postretirement obligations	$534	$347
Restructuring programs	28	44
Foreign tax credit	270	209
Investment tax credits	168	211
Employee deferred compensation	84	147
Tax loss carryforwards	912	577
Other deferred revenue	35	218
Other	482	455
Total deferred tax assets	$2,513	$2,208

Deferred tax liabilities
Depreciation	59	85
Leasing	58	66
Inventories	16	49
Other	136	112
Total deferred tax liabilities	269	312
Net deferred tax assets before valuation allowance	2,244	1,896
Valuation allowance	1,665	1,249

Net deferred tax assets	$579	$647

Deferred tax assets (liabilities) are reported in the following components within the Consolidated Statement of Financial Position:

	As of December 31,
(in millions)	2008	2007

Other current assets	$114	$120
Other long-term assets	506	636
Accrued income and other taxes	(4)	(87)
Other long-term liabilities	(37)	(22)
Net deferred tax assets	$579	$647

As of December 31, 2008, the Company had available domestic and foreign net operating loss carryforwards for income tax purposes of approximately $3,052 million, of which approximately $574 million have an indefinite carryforward period.  The remaining $2,478 million expire between the years 2009 and 2028.  Utilization of these net operating losses may be subject to limitations in the event of significant changes in stock ownership of the Company.  As of December 31, 2008, the Company had unused foreign tax credits and investment tax credits of $270 million and $168 million, respectively, with various expiration dates through 2028.

The Company has been granted a tax holiday in a certain jurisdiction in China that became effective when the net operating loss carryforwards were fully utilized.  For 2007, the Company’s tax rate was 7.5%, which is 50% of the normal 15% tax rate for the jurisdiction in which Kodak operates.  As a result of new legislation effective for 2008, the corporate income rate increased to 9%, which was 50% of the new 2008 tax rate of 18%.  Thereafter, the Company’s tax rate will be phased in until ultimately reaching a rate of 25% in 2012.

Retained earnings of subsidiary companies outside the U.S. were approximately $1,814 million and $1,699 million as of December 31, 2008 and 2007, respectively.  Deferred taxes have not been provided on such undistributed earnings, as it is the Company’s policy to indefinitely reinvest its retained earnings, and it is not practicable to determine the related deferred tax liability.  However, the Company periodically repatriates a portion of these earnings to the extent that it can do so tax-free, or at minimal cost.

The Company’s valuation allowance as of December 31, 2008 was $1,665 million.  Of this amount, $378 million was attributable to the Company’s net deferred tax assets outside the U.S. of $722 million, and $1,287 million related to the Company’s net deferred tax assets in the U.S. of $1,522 million, which the Company believes it is not more likely than not that the assets will be realized.  The net deferred tax assets in excess of the valuation allowance of $579 million relate primarily to net operating loss carryforwards and certain tax credits which the Company believes it is more likely than not that the assets will be realized.

For the year ended December 31, 2007, the Company recorded a tax benefit in continuing operations primarily as a result of the realization of current year losses due to the recognition of an offsetting tax expense on the pre-tax gain on discontinued operations.

The valuation allowance as of December 31, 2007 was $1,249 million.  Of this amount, $323 million related to the Company’s net deferred tax assets outside the U.S. of $731 million, and $926 million related to the Company’s net deferred tax assets in the U.S. of $1,165 million, which the Company believes it is not more likely than not that the assets will be realized.  The net deferred tax assets in excess of the valuation allowance of $647 million related primarily to net operating loss carryforwards and certain tax credits which the Company believed were  more likely than not to be realized.

Accounting for Uncertainty in Income Taxes (“FIN 48”)

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), on January 1, 2007.  As a result of the implementation of FIN 48, there was no cumulative effect adjustment for unrecognized tax benefits, which would have been accounted for as an adjustment to the January 1, 2007 balance of retained earnings.

The following is a rollforward of the Company’s liability for income taxes associated with unrecognized tax benefits:

(in millions)

Balance as of January 1, 2007	$305
Tax positions related to 2007:
Additions	59
Reductions	-
Tax positions related to years prior to 2007:
Additions	45
Reductions	(101)
Settlements	(4)
Lapses in statutes of limitations	(1)
Balance as of December 31, 2007	$303

Balance as of January 1, 2008	$303
Tax positions related to 2008:
Additions	54
Reductions	-
Tax positions related to years prior to 2008:
Additions	16
Reductions	(74)
Settlements	(3)
Lapses in statutes of limitations	-
Balance as of December 31, 2008	$296

The Company’s policy regarding interest and/or penalties related to income tax matters is to recognize such items as a component of income tax (benefit) expense.  During the years ended December 31, 2008 and 2007, the Company recognized interest and penalties of approximately $10 million and $10 million, respectively, in income tax (benefit) expense.  Additionally, the Company had approximately $61 million and $51 million of interest and penalties associated with uncertain tax benefits accrued as of December 31, 2008 and 2007, respectively.

If the unrecognized tax benefits were recognized, they would favorably affect the effective income tax rate in any future periods.  Consistent with the provisions of FIN 48, the Company has classified certain income tax liabilities as current or noncurrent based on management’s estimate of when these liabilities will be settled.  These noncurrent income tax liabilities are recorded in Other long-term liabilities in the Consolidated Statement of Financial Position.  Current liabilities are recorded in Accrued income and other taxes in the Consolidated Statement of Financial Position.

It is reasonably possible that the liability associated with the Company’s unrecognized tax benefits will increase or decrease within the next twelve months.  These changes may be the result of ongoing audits or the expiration of statutes of limitations.  Settlements could range from $0 to $50 million based on current estimates.  Audit outcomes and the timing of audit settlements are subject to significant uncertainty.  Although management believes that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on the earnings of the Company.  Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a positive impact on earnings.  It is anticipated that audit settlements will be reached during 2009 in certain foreign jurisdictions that could have a significant earnings impact.  Due to the uncertainty of amounts and in accordance with its accounting policies, the Company has not recorded any potential impact of these settlements.

The Company files numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions.  The Company has substantially concluded all U.S. federal income tax matters for years through 2000.  The Company’s U.S. tax matters for the years 2001 through 2007 remain subject to examination by the IRS.  Substantially all material state, local, and foreign income tax matters have been concluded for years through 2000.  The Company’s tax matters for the years 2001 through 2007 remain subject to examination by the respective state, local, and foreign tax jurisdiction authorities.

During 2008, the Company received a tax refund from the IRS of $581 million related to the audit of certain claims filed for tax years 1993-1998.  The components of this refund and the impact of this refund on the Company’s net (loss) earnings are discussed in more detail above.

During 2007, the Company reached a settlement with the IRS covering tax years 1999-2000.  As a result, the Company recognized a tax benefit from continuing operations in the United States of $17 million, including interest.  Also during 2007, the Company reached a settlement with the taxing authorities in two locations outside of the U.S. resulting in a tax benefit of $76 million.  No other material settlements were reached during 2007.

NOTE 16:  RESTRUCTURING AND RATIONALIZATION LIABILITIES

Restructuring and Ongoing Rationalization Reserve Activity

The activity in the accrued balances and the non-cash charges and credits incurred in relation to restructuring programs and ongoing rationalization activities during the three years ended December 31, 2008 were as follows:

			Long-lived Asset
		Exit	Impairments
	Severance	Costs	and Inventory	Accelerated
(in millions)	Reserve	Reserve	Write-downs	Depreciation	Total

Balance at December 31, 2005	$273	$36	$-	$-	$309

2006 charges - continuing operations	266	66	97	273	702
2006 charges - discontinued operations	52	3	3	12	70
2006 reversals - continuing operations	(3)	(1)	-	-	(4)
2006 cash payments/utilization	(418)	(70)	(100)	(285)	(873)
2006 other adj. & reclasses	58	1	-	-	59
Balance at December 31, 2006	228	35	-	-	263

2007 charges - continuing operations	145	129	282	107	663
2007 charges - discontinued operations	20	4	-	-	24
2007 reversals - continuing operations	(1)	-	-	-	(1)
2007 reversals - discontinued operations	-	(1)	-	-	(1)
2007 cash payments/utilization	(289)	(135)	(282)	(107)	(813)
2007 other adj. & reclasses	26	3	-	-	29
Balance at December 31, 2007	129	35	-	-	164

2008 charges - continuing operations (1)	122	14	16	6	158
2008 reversals - continuing operations	(6)	(3)	-	-	(9)
2008 cash payments/utilization (2)	(111)	(22)	(16)	(6)	(155)
2008 other adjustments & reclasses (3)	(25)	(3)	-	-	(28)
Balance at December 31, 2008 (4)	$109	$21	$-	$-	$130

(1)	Severance reserve includes charges of $139 million, offset by net curtailment gains related to these actions of $17 million.
(2)
During the year ended December 31, 2008, the Company made cash payments of approximately $143 million related to restructuring and rationalization.  Of this amount, $133 million was paid out of restructuring liabilities, while $10 million was paid out of Pension and other postretirement liabilities.

(3)
Includes $23 million of severance related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position.  The remaining amounts are primarily related to foreign currency translation adjustment.

(4)	The Company expects to utilize the majority of the December 31, 2008 accrual balance in 2009.

The actual charges for restructuring and ongoing rationalization initiatives are recorded in the period in which the Company commits to formalized restructuring or ongoing rationalization plans, or executes the specific actions contemplated by the plans and all criteria for liability recognition under the applicable accounting guidance have been met.

2008 Activity

The Company recognizes the need to continually rationalize its workforce and streamline its operations to remain competitive in the face of an ever-changing business and economic climate.  For 2008, these initiatives were referred to as ongoing rationalization activities.

The Company recorded $149 million of charges, net of reversals, including $6 million of charges for accelerated depreciation and $3 million of charges for inventory write-downs, which were reported in Cost of goods sold in the accompanying Consolidated Statement of Operations for the year ended December 31, 2008.  The remaining costs incurred, net of reversals, of $140 million were reported as Restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the year ended December 31, 2008.  The severance and exit costs reserves require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

The severance costs related to the elimination of approximately 2,350 positions, including approximately 375 photofinishing, 1,050 manufacturing, 175 research and development, and 750 administrative positions.  The geographic composition of the positions eliminated includes approximately 1,450 in the United States and Canada, and 900 throughout the rest of the world.

The charges, net of reversals, of $149 million recorded in 2008 included $36 million applicable to the FPEG segment, $42 million applicable to the CDG segment, $49 million applicable to the GCG segment, and $22 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

As a result of these initiatives, severance payments will be paid during periods through 2009 since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time.  In addition, certain exit costs, such as long-term lease payments, will be paid over periods throughout 2009 and beyond.

2009 Program

On December 17, 2008, the Company committed to a plan to implement a targeted cost reduction program (the 2009 Program) to more appropriately size the organization as a result of the current economic environment.  The program involves rationalizing selling, administrative, research and development, supply chain and other business resources in certain areas and consolidating certain facilities.

In connection with the 2009 Program, the Company expects to incur total restructuring charges in the range of $250 million to $300 million, including $225 million to $265 million of cash related charges for termination benefits and other exit costs, and $25 million to $35 million of non-cash related accelerated depreciation and asset write-offs.  The 2009 Program will require expenditures from corporate cash in the range of $125 million to $175 million, as most of the termination benefits for U.S. employees will be provided in the form of special retirement benefits (Special Termination Program (STP) benefits) payable from the Company’s over-funded U.S. pension plan.  The majority of the actions contemplated by the 2009 Program will be completed in the first half of 2009, with all actions under the program expected to be completed by the end of 2009.  The 2009 Program is expected to result in employment reductions in the range of 2,000 to 3,000 positions when complete.  When combined with rationalization actions taken in late 2008, the Company expects to reduce its worldwide employment by between 3,500 and 4,500 positions during 2009, approximately 14% to 18% of its total workforce.

NOTE 17:  RETIREMENT PLANS

Substantially all U.S. employees are covered by a noncontributory defined benefit plan, the Kodak Retirement Income Plan (“KRIP”), which is funded by Company contributions to an irrevocable trust fund.  The funding policy for KRIP is to contribute amounts sufficient to meet minimum funding requirements as determined by employee benefit and tax laws plus any additional amounts the Company determines to be appropriate.  Generally, benefits are based on a formula recognizing length of service and final average earnings.  Assets in the trust fund are held for the sole benefit of participating employees and retirees.  They are comprised of corporate equity and debt securities, U.S. government securities, partnership investments, interests in pooled funds, real estate, and various types of interest rate, foreign currency and equity market financial instruments.

In March 1999, the Company amended the KRIP to include a separate cash balance formula for all U.S. employees hired after February 1999.  All U.S. employees hired prior to that date were granted the option to choose the traditional KRIP plan or the Cash Balance plan.  Written elections were made by employees in 1999, and were effective January 1, 2000.  The Cash Balance plan credits employees' accounts with an amount equal to 4% of their pay, plus interest based on the 30-year treasury bond rate.  In addition, for employees participating in the Cash Balance plan and the Company's defined contribution plan, the Savings and Investment Plan (“SIP”), the Company matched dollar-for-dollar on the first 1% contributed to SIP and $.50 for each dollar on the next 4% contributed.  Company contributions to SIP were $13 million, $14 million, and $15 million for 2008, 2007, and 2006, respectively.  The Company suspended its matching contribution for 2009.

The Company also sponsors unfunded defined benefit plans for certain U.S. employees, primarily executives.  The benefits of these plans are obtained by applying KRIP provisions to all compensation, including amounts being deferred, and without regard to the legislated qualified plan maximums, reduced by benefits under KRIP.  Employees covered by the Cash Balance plan also receive an additional benefit equal to 3% of their annual pensionable earnings.  The Company suspended this additional benefit for 2009.

Many subsidiaries and branches operating outside the U.S. have defined benefit retirement plans covering substantially all employees.  Contributions by the Company for these plans are typically deposited under government or other fiduciary-type arrangements.  Retirement benefits are generally based on contractual agreements that provide for benefit formulas using years of service and/or compensation prior to retirement.  The actuarial assumptions used for these plans reflect the diverse economic environments within the various countries in which the Company operates.

The measurement date used to determine the pension obligation for all funded and unfunded U.S. and Non-U.S. defined benefit plans is December 31.

Information regarding the major funded and unfunded U.S. and Non-U.S. defined benefit plans follows:

(in millions)	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in Benefit Obligation
Projected benefit obligation at January 1	$4,963	$4,236	$5,557	$4,067
Acquisitions/divestitures	3	-	-	4
Service cost	54	20	71	27
Interest cost	307	219	304	205
Participant contributions	-	6	-	10
Plan amendment	3	(7)	7	-
Benefit payments	(576)	(255)	(408)	(274)
Actuarial (gain) loss	(186)	(396)	47	51
Curtailments	(2)	(2)	(97)	(33)
Settlements	-	(7)	(579)	(51)
Special termination benefits	36	4	61	14
Currency adjustments	-	(801)	-	216
Projected benefit obligation at December 31	$4,602	$3,017	$4,963	$4,236

Change in Plan Assets
Fair value of plan assets at January 1	$7,098	$3,641	$6,820	$3,419
Acquisitions/divestitures	-	-	-	2
Actual (loss) return on plan assets	(1,453)	(495)	1,227	260
Employer contributions	29	72	38	74
Participant contributions	-	6	-	10
Settlements	-	(7)	(579)	(57)
Benefit payments	(576)	(255)	(408)	(274)
Currency adjustments	-	(601)	-	207
Fair value of plan assets at December 31	$5,098	$2,361	$7,098	$3,641

Over (Under) Funded Status at December 31	$496	$(656)	$2,135	$(595)

Accumulated benefit obligation at December 31	$4,392	$2,936	$4,708	$4,097

The significant decline in funded status was primarily due to plan asset performance.

Amounts recognized in the Consolidated Statement of Financial Position for all major funded and unfunded U.S. and Non-U.S. defined benefit plans were as follows:

	As of December 31,
(in millions)	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.

Other long-term assets	$717	$48	$2,353	$105
Accounts payable and other current liabilities	(22)	(1)	(22)	(1)
Pension and other postretirement liabilities	(199)	(703)	(196)	(699)
Net amount recognized	$496	$(656)	$2,135	$(595)

Information with respect to the major funded and unfunded U.S. and Non-U.S. defined benefit plans with an accumulated benefit obligation in excess of plan assets follows:

	As of December 31,
(in millions)	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.

Projected benefit obligation	$343	$2,692	$218	$3,319
Accumulated benefit obligation	331	2,623	211	3,203
Fair value of plan assets	122	1,990	-	2,624

Amounts recognized in Accumulated other comprehensive income (loss) for all major funded and unfunded U.S. and Non-U.S. defined benefit plans consisted of:

	As of December 31,
(in millions)	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.

Net transition obligation	$-	$1	$-	$1
Prior service cost (credit)	10	(4)	7	3
Net actuarial (gain) loss	839	922	(977)	871
Total	$849	$919	$(970)	$875

Changes in plan assets and benefit obligations recognized in other comprehensive income (loss) during 2008 for all major funded and unfunded U.S. and Non-U.S. defined benefit plans follows:

(in millions)	U.S.	Non-U.S.

Newly established loss	$1,810	$360
Newly established prior service cost (credit)	3	(7)
Amortization of:
Prior service cost	(1)	(1)
Net actuarial loss	(4)	(48)
Prior service cost recognized due to curtailment	1	-
Net curtailment gain not recognized in expense	10	4
Net gain recognized in expense due to settlements	-	(11)
Total amount recognized in Other comprehensive income (loss)	$1,819	$297

The estimated actuarial loss and prior service cost that will be amortized from Accumulated other comprehensive income (loss) into net periodic pension cost over the next year for all major plans is $18 million and $2 million, respectively.

Pension (income) expense from continuing operations for all defined benefit plans included:

	For the Year Ended December 31,
(in millions)	2008		2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Major defined benefit plans:
Service cost	$54	$20	$71	$27	$92	$35
Interest cost	307	219	304	205	325	180
Expected return on plan assets	(545)	(261)	(537)	(259)	(525)	(224)
Amortization of:
Transition asset	-	-	-	-	-	(1)
Prior service cost	1	1	-	1	1	13
Actuarial loss	4	48	6	58	8	82
Pension (income) expense before special termination benefits, curtailments and settlements	(179)	27	(156)	32	(99)	85

Special termination benefits	36	4	61	14	15	41
Curtailment gains	(13)	(6)	(25)	(4)	(50)	(6)
Settlement (gains) losses	-	1	(61)	(4)	(27)	(8)
Net pension (income) expense for major defined benefit plans	(156)	26	(181)	38	(161)	112
Other plans including unfunded plans	-	8	-	12	-	22
Net pension (income) expense from continuing operations	$(156)	$34	$(181)	$50	$(161)	$134

The special termination benefits of $40 million, $75 million, and $56 million for the years ended December 31, 2008, 2007, and 2006, respectively, were incurred as a result of the Company's restructuring actions and, therefore, have been included in Restructuring costs, rationalization and other in the Consolidated Statement of Operations for those respective periods.  In addition, curtailment and settlement gains for the major funded and unfunded U.S. and Non-U.S. defined benefit plans totaling $14 million and $0 for 2008, $32 million and $51 million for 2007, and $50 million and $30 million for 2006 were also incurred as a result of the Company's restructuring actions and, therefore, have been included in Restructuring costs, rationalization and other in the Consolidated Statement of Operations for those respective periods.

The weighted-average assumptions used to determine the benefit obligation amounts as of the end of the year for all major funded and unfunded U.S. and Non-U.S. defined benefit plans were as follows:

	As of December 31,
	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	7.00%	5.92%	6.50%	5.59%
Salary increase rate	4.06%	3.42%	4.43%	4.00%

The weighted-average assumptions used to determine net pension (income) expense for all the major funded and unfunded U.S. and Non-U.S. defined benefit plans were as follows:

	For the Year Ended December 31,
	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	6.52%	5.77%	6.12%	5.36%
Salary increase rate	4.51%	3.93%	4.59%	3.84%
Expected long-term rate of return on plan assets	8.99%	7.86%	8.99%	8.10%

Of the total plan assets attributable to the major U.S. defined benefit plans at December 31, 2008 and 2007, 98% relate to the Kodak Retirement Income Plan (“KRIP”, “the Plan”).  The expected long-term rate of return on plan assets assumption (“EROA”) is based on a combination of formal asset and liability studies that include forward-looking return expectations given the current asset allocation.  The investment strategy underlying the asset allocation is to manage the assets of the U.S. plans to provide for the long-term liabilities while maintaining sufficient liquidity to pay current benefits.  This is primarily achieved by investing in equity-like investments while investing a portion of the assets in long duration bonds in order to partially match the long-term nature of the liabilities.  The Plan undertakes an asset and liability modeling study once every three years or when there are material changes in the composition of the plan liability or when market conditions change materially to reaffirm the current asset allocation and the related EROA assumption.  In early 2008, an asset and liability modeling study for the KRIP was completed and resulted in a 9% EROA assumption.  During the fourth quarter of 2008, the Kodak Retirement Income Plan Committee (“KRIPCO”, the committee that oversees KRIP) reevaluated certain portfolio positions relative to current market conditions and accordingly approved a change to the portfolio to reduce risk associated with volatility in the financial markets.  It is KRIPCO’s intention to re-assess the current asset allocation and complete a new asset and liability study in early 2009.  The Company has assumed an 8% EROA for 2009 for the KRIP based on its asset allocation at December 31, 2008.

The expected return on plan assets for the major non-U.S. pension plans range from 3.64% to 9.00% for 2008.  Every three years or when market conditions have changed materially, each of the Company’s larger pension plans will undertake asset allocation or asset and liability modeling studies.  It is anticipated that the Company’s larger plans will undertake new asset and liability modeling studies in early 2009.  The asset allocations and expected return on plan assets are individually set to provide for benefits included in the projected benefit obligation within each country's legal investment constraints.  The investment strategy is to manage the assets of the non-U.S. plans to provide for the long-term liabilities while maintaining sufficient liquidity to pay current benefits.  This is primarily achieved by holding equity-like investments while investing a portion of the assets in long duration bonds in order to partially match the long-term nature of the liabilities.  Certain of the Company’s non-U.S. pension plans adjusted their target asset positions during the fourth quarter of 2008.  EROA assumptions for those plans were based on their respective asset allocations as of the end of the year.

The Company's weighted-average asset allocations for its major U.S. defined benefit pension plans, by asset category, are as follows:

	As of December 31,
Asset Category	2008	2007	2008 Target

Equity securities	6%	37%	5%-11%
Debt securities	25%	32%	32%-38%
Real estate	7%	5%	5%-11%
Cash	17%	0%	7%-13%
Other	45%	26%	36%-43%
Total	100%	100%

The Company's weighted-average asset allocations for its major non-U.S. defined benefit pension plans, by asset category are as follows:

	As of December 31,
Asset Category	2008	2007	2008 Target

Equity securities	18%	32%	13%-19%
Debt securities	30%	35%	30%-36%
Real estate	5%	7%	0%-6%
Cash	9%	5%	0%-6%
Other	38%	21%	42%-48%
Total	100%	100%

The Other asset category in the tables above is primarily composed of private equity, venture capital, and other investments.

The Company expects to contribute approximately $29 million and $101 million in 2009 for U.S. and Non-U.S. defined benefit pension plans, respectively.

The following pension benefit payments, which reflect expected future service, are expected to be paid:

(in millions)	U.S.	Non-U.S.
2009	$465	$246
2010	441	236
2011	420	231
2012	415	226
2013	410	221
2014-2018	2,000	1,092

NOTE 18:  OTHER POSTRETIREMENT BENEFITS

The Company provides healthcare, dental and life insurance benefits to U.S. eligible retirees and eligible survivors of retirees.  Generally, to be eligible for the plan, individuals retiring prior to January 1, 1996 were required to be 55 years of age with ten years of service or their age plus years of service must have equaled or exceeded 75.  For those retiring after December 31, 1995, the individuals must be 55 years of age with ten years of service or have been eligible as of December 31, 1995.  Based on the eligibility requirements, these benefits are provided to U.S. retirees who are covered by the Company's KRIP plan and are funded from the general assets of the Company as they are incurred.  However, those under the Cash Balance Plus portion of the KRIP plan would be required to pay the full cost of their benefits under the plan.

On August 1, 2008, the Company adopted and announced certain changes to its U.S. postretirement benefit plan affecting its post-September 1991 retirees beginning January 1, 2009.  For affected participants, the terms of the amendment reduce the Company’s contribution toward retiree medical coverage from its 2008 level by one percentage point per year for a 10-year period, phase-out Company contributions for dependent medical coverage over the same 10-year period with access only coverage beginning in 2018, and discontinue retiree dental coverage and Company-paid life insurance.

The changes made to the plan resulted in the remeasurement of the plan’s obligations as of August 1, 2008, the date the changes were adopted and announced by the Company.  This remeasurement reduced the Company’s other postretirement benefit obligation by $919 million, of which $772 million is attributable to the plan changes.  In addition, the Company recognized a curtailment gain of $79 million as a result of the amendment.  The curtailment gain was included in Cost of goods sold, Selling, general and administrative expenses, and Research and development costs in the Consolidated Statement of Operations for the year ended December 31, 2008.

The Company’s benefits to U.S. long-term disability recipients were also amended as described above.  These changes resulted in a reduction in Pension and other postretirement liabilities, and a corresponding gain of $15 million was included in the Cost of goods, Selling general and administrative expenses, and Research and development costs in the Consolidated Statement of Operations for the year ended December 31, 2008.

The Company's subsidiaries in the United Kingdom and Canada offer similar healthcare benefits.

The measurement date used to determine the net benefit obligation for the Company's other postretirement benefit plans is December 31.

Changes in the Company’s benefit obligation and funded status for the U.S., United Kingdom and Canada other postretirement benefit plans were as follows:

(in millions)	2008	2007

Net benefit obligation at beginning of year	$2,524	$3,009
Service cost	4	8
Interest cost	136	165
Plan participants’ contributions	26	25
Plan amendments	(825)	(88)
Actuarial gain	(141)	(317)
Acquisitions/divestitures	2	(9)
Settlements	(2)	(37)
Benefit payments	(230)	(243)
Currency adjustments	(23)	11
Net benefit obligation at end of year	$1,471	$2,524

Underfunded status at end of year	$(1,471)	$(2,524)

Amounts recognized in the Consolidated Statement of Financial Position for the Company's U.S., United Kingdom, and Canada plans consisted of:

	As of December 31,
(in millions)	2008	2007

Current liabilities	$(175)	$(209)
Pension and other postretirement liabilities	(1,296)	(2,315)
	$(1,471)	$(2,524)

Amounts recognized in Accumulated other comprehensive income (loss) for the Company's U.S., United Kingdom, and Canada plans consisted of:

	As of December 31,
(in millions)	2008	2007

Prior service credit	$(831)	$(145)
Net actuarial loss	380	538
	$(451)	$393

Changes in benefit obligations recognized in other comprehensive income (loss) during 2008 for the Company’s U.S., United Kingdom, and Canada plans follows:

(in millions)

Newly established gain	$(141)
Newly established prior service credit	(825)
Amortization of:
Prior service credit	53
Net loss	(17)
Prior service credit recognized due to curtailment	85
Total amount recognized in Other comprehensive income (loss)	$(845)

Other postretirement benefit cost from continuing operations for the Company's U.S., United Kingdom and Canada plans included:

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Components of net postretirement benefit cost
Service cost	$4	$8	$11
Interest cost	136	165	166
Amortization of:
Prior service credit	(53)	(38)	(46)
Actuarial loss	17	49	50
Other postretirement benefit cost before curtailment and settlement gains	104	184	181
Curtailment gains	(86)	(8)	(17)
Settlement gains	(2)	(1)	-
Net other postretirement benefit cost from continuing operations	$16	$175	$164

Included in the curtailment gains of $86 million for the year ended December 31, 2008 was a $79 million curtailment gain related to changes to the Company’s U.S. postretirement benefit plan affecting its post-September 1991 retirees beginning January 1, 2009, as discussed above.

The estimated prior service credit and net actuarial loss that will be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year is $70 million and $19 million, respectively.

The U.S. plan represents approximately 95% of the total other postretirement net benefit obligation as of December 31, 2008 and 2007 and, therefore, the weighted-average assumptions used to compute the other postretirement benefit amounts approximate the U.S. assumptions.

The weighted-average assumptions used to determine the net benefit obligations were as follows:

	As of December 31,
	2008	2007
Discount rate	7.00%	6.46%
Salary increase rate	4.00%	4.38%

The weighted-average assumptions used to determine the net postretirement benefit cost were as follows:

	For the Year Ended December 31,
	2008	2007
Discount rate	7.23%	5.98%
Salary increase rate	4.48%	4.49%

The weighted-average assumed healthcare cost trend rates used to compute the other postretirement amounts were as follows:

	2008	2007
Healthcare cost trend	8.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2011

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans.  A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

(in millions)	1% increase	1% decrease
Effect on total service and interest cost	$2	$(2)
Effect on postretirement benefit obligation	33	(29)

The Company expects to make $175 million of benefit payments for its unfunded other postretirement benefit plans in 2009.

The following other postretirement benefits, which reflect expected future service, are expected to be paid:

(in millions)
2009	$175
2010	167
2011	159
2012	156
2013	142
2014-2018	610

NOTE 19:  ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

The components of Accumulated other comprehensive (loss) income, net of tax, were as follows:

	As of December 31,
(in millions)	2008	2007	2006
Unrealized holding losses related to available-for-sale securities	$-	$-	$(10)
Unrealized (losses) gains related to hedging activity	(6)	10	-
Translation adjustments	231	312	198
Pension and other postretirement benefits liability adjustments	(974)	131	(436)
Adjustment to initially apply SFAS No. 158 for pension and other postretirement benefits	-	-	(386)
Total	$(749)	$453	$(634)

NOTE 20:  STOCK OPTION AND COMPENSATION PLANS

The Company accounts for stock-based compensation in accordance with SFAS No. 123R, "Share-Based Payment," using the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."  The Company recognized expense under SFAS No. 123R in the amount of $18 million, $20 million and $17 million for the years ended December 31, 2008, 2007 and 2006, respectively.  The related impact on basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006 was a reduction of $.06, $.07 and $.06, respectively.  The impacts on the Company's cash flows for 2008, 2007 and 2006 were not material.  Stock-based compensation costs for employees related to manufacturing activities were included in the costs capitalized in inventory at period end.

Of the SFAS No. 123R expense amounts noted above, compensation expense related to the vesting of stock options during the years ended December 31, 2008, 2007 and 2006 was $10 million, $10 million and $8 million, respectively.  Compensation expense related to unvested stock and performance awards during the years ended December 31, 2008, 2007 and 2006 was $8 million, $10 million and $9 million, respectively.

The Company’s stock incentive plans consist of the 2005 Omnibus Long-Term Compensation Plan (the “2005 Plan”), the 2000 Omnibus Long-Term Compensation Plan (the “2000 Plan”), and the 1995 Omnibus Long-Term Compensation Plan (the “1995 Plan”).  The Plans are administered by the Executive Compensation and Development Committee of the Board of Directors.  Stock options are generally non-qualified and are at exercise prices not less than 100% of the per share fair market value on the date of grant.  Stock-based compensation awards granted under the Company's stock incentive plans are generally subject to a three-year vesting period from the date of grant.

Under the 2005 Plan, 11 million shares of the Company's common stock may be granted to employees between January 1, 2005 and December 31, 2014.  This share reserve may be increased by: shares that are forfeited pursuant to awards made under the 1995 and 2000 Plans; shares retained for payment of tax withholding; shares issued in connection with reinvestments of dividends and dividend equivalents; shares delivered for payment or satisfaction of tax withholding; shares reacquired on the open market using cash proceeds from option exercises; and awards that otherwise do not result in the issuance of shares.  The 2005 Plan is substantially similar to and is intended to replace the 2000 Plan, which expired on January 18, 2005.  Options granted under the 2005 Plan generally expire seven years from the date of grant, but may be forfeited or canceled earlier if the optionee's employment terminates prior to the end of the contractual term.  The 2005 Plan provides for, but is not limited to, grants of unvested stock, performance awards, and Stock Appreciation Rights (“SARs”), either in tandem with options or freestanding.  SARs allow optionees to receive payment equal to the increase in the market price of the Company's stock from the grant date to the exercise date.  As of December 31, 2008, 3,333 freestanding SARs were outstanding under the 2005 Plan at an option price of $24.59.  Compensation expense recognized for the years ended December 31, 2008, 2007, or 2006 on those freestanding SARs was not material.

Under the 2000 Plan, 22 million shares of the Company's common stock were eligible for grant to a variety of employees between January 1, 2000 and December 31, 2004.  The 2000 Plan was substantially similar to, and was intended to replace, the 1995 Plan, which expired on December 31, 1999.  The options generally expire ten years from the date of grant, but may expire sooner if the optionee's employment terminates.  The 2000 Plan provided for, but was not limited to, grants of unvested stock, performance awards, and SARs, either in tandem with options or freestanding.  As of December 31, 2008, 45,154 freestanding SARs were outstanding under the 2000 Plan at option prices ranging from $23.25 to $60.50.  Compensation expense recognized for the years ended December 31, 2008, 2007, or 2006 on those freestanding SARs was not material.

Under the 1995 Plan, 22 million shares of the Company’s common stock were eligible for grant to a variety of employees between February 1, 1995 and December 31, 1999.  The options generally expire ten years from the date of grant, but may expire sooner if the optionee’s employment terminates.  The 1995 Plan provided for, but was not limited to, grants of unvested stock, performance awards, and SARs, either in tandem with options or freestanding.  As of December 31, 2008, 10,086 freestanding SARs were outstanding under the 1995 Plan at option prices ranging from $31.30 to $73.06.  Compensation expense recognized for the years ended December 31, 2008, 2007, or 2006 on those freestanding SARs was not material.

Further information relating to stock options is as follows:

	Shares		Weighted-Average
	Under	Range of Price	Exercise
(Amounts in thousands, except per share amounts)	Option	Per Share	Price Per Share

Outstanding on December 31, 2005	36,043	$22.03 - $92.31	$47.54
Granted	1,605	$20.12 - $27.70	$25.48
Exercised	20	$22.58 - $26.71	$24.97
Terminated, Canceled, Surrendered	3,017	$22.03 - $83.19	$58.46
Outstanding on December 31, 2006	34,611	$20.12 - $92.31	$45.57
Granted	1,813	$23.28 - $28.44	$23.50
Exercised	235	$22.58 - $27.70	$24.91
Terminated, Canceled, Surrendered	5,296	$23.25 - $92.31	$73.22
Outstanding on December 31, 2007	30,893	$20.12 - $87.59	$39.70
Granted	2,813	$7.41 - $18.55	$7.60
Exercised	0	N/A	N/A
Terminated, Canceled, Surrendered	8,499	$20.12 - $87.59	$52.78
Outstanding on December 31, 2008	25,207	$7.41 - $79.63	$31.71

Exercisable on December 31, 2006	31,548	$22.58 - $92.31	$47.44
Exercisable on December 31, 2007	27,546	$20.12 - $87.59	$41.51
Exercisable on December 31, 2008	20,772	$21.93 - $79.63	$35.56

The following table summarizes information about stock options as of December 31, 2008:

(Number of options in thousands)

	Options Outstanding			Options Exercisable
Range of Exercise		Weighted-Average
Prices		Remaining
At Less		Contractual Life	Weighted-Average		Weighted-Average
Least Than	Options	(Years)	Exercise Price	Options	Exercise Price
$ 5 - $20	2,813	6.93	$7.60	0	N/A
$20 - $30	6,124	4.00	$25.37	4,502	$25.83
$30 - $40	12,607	2.51	$32.78	12,607	$32.78
$40 - $50	567	2.08	$41.71	567	$41.71
$50 - $60	1,511	1.23	$54.82	1,511	$54.82
$60 - $70	1,518	0.38	$64.37	1,518	$64.37
$70 - $80	67	0.72	$74.80	67	$74.80
	25,207			20,772

The weighted-average remaining contractual term and aggregate intrinsic value of all options outstanding at December 31, 2008 was 3.17 years and negative $633 million, respectively.  The weighted-average remaining contractual term and aggregate intrinsic value of all options exercisable at December 31, 2008 was 2.49 years and negative $602 million, respectively.  The negative aggregate intrinsic value of all options outstanding and exercisable, respectively, reflects the fact that the market price of the Company's common stock as of December 31, 2008 was below the weighted-average exercise price of options.  The total intrinsic value of options exercised during years ended December 31, 2008, 2007 and 2006 was $0, $1 million, and $0, respectively.

In November 2005, the FASB issued Staff Position (“FSP”) No. FAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.”  During the third quarter of 2007, the Company elected to adopt the alternative transition method provided in FSP No. FAS 123(R)-3 for calculating the tax effects of stock-based compensation.  The alternative transition method includes simplified methods to determine the beginning balance of the additional paid-in capital (“APIC”) pool related to the tax effects of stock-based compensation, and to determine the subsequent impact on the APIC pool and the statement of cash flows of the tax effects of stock-based awards that were fully vested and outstanding upon the adoption of SFAS No. 123R, “Share-Based Payment.”  The adoption of FSP No. FAS 123(R)-3 did not have a material impact on the Company's cash flows or results of operations for the years ended December 31, 2008 and 2007, or its financial position as of December 31, 2008 and 2007.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table.  Expected volatilities are based on historical volatility of the Company's stock, management's estimate of implied volatility of the Company's stock, and other factors.  The expected term of options granted is derived from the vesting period of the award, as well as historical exercise behavior, and represents the period of time that options granted are expected to be outstanding.  The risk-free rate is calculated using the U.S. Treasury yield curve, and is based on the expected term of the option.  The Company uses historical data to estimate forfeitures.

The Black-Scholes option pricing model was used with the following weighted-average assumptions for options issued in each year:

	For the Year Ended
	2008	2007	2006

Weighted-average risk-free interest rate	1.83%	3.5%	4.6%
Risk-free interest rates	1.8% - 2.9%	3.2% - 5.0%	4.5% - 5.1%
Weighted-average expected option lives	6 years	5 years	6 years
Expected option lives	4 - 6 years	4 - 7 years	3 - 7 years
Weighted-average volatility	32%	32%	34%
Expected volatilities	30% - 32%	31% - 35%	29% - 36%
Weighted-average expected dividend yield	7.4%	2.0%	1.9%
Expected dividend yields	3.1% - 7.4%	1.9% - 2.1%	1.8% - 2.3%

The weighted-average fair value per option granted in 2008, 2007, and 2006 was $.93, $6.19, and $8.18, respectively.

As of December 31, 2008, there was $8 million of total unrecognized compensation cost related to unvested options.  The cost is expected to be recognized over a weighted-average period of 1.8 years.

The Company has a policy of issuing shares of treasury stock to satisfy share option exercises.  Cash received for option exercises for the years ended December 31, 2008, 2007 and 2006 was $0, $6 million, and $0, respectively.  The actual tax benefit realized for the tax deductions from option exercises was not material for 2008, 2007 or 2006.

NOTE 21:  ACQUISITIONS

2008

On April 4, 2008, the Company completed the acquisition of Design2Launch (“D2L”), a developer of collaborative end-to-end digital workflow solutions for marketers, brand owners and creative teams.  D2L is part of the Company’s Graphic Communications Group segment.

On April 10, 2008, the Company completed the acquisition of Intermate A/S, a global supplier of remote monitoring and print connectivity solutions used extensively in transactional printing.  Intermate A/S is part of the Company’s Graphic Communications Group segment.

The two acquisitions had an aggregate purchase price of approximately $37 million and were individually immaterial to the Company’s financial position as of December 31, 2008, and its results of operations and cash flows for the year ended December 31, 2008.

2007

There were no significant acquisitions in 2007.

2006

There were no significant acquisitions in 2006.

NOTE 22:  DISCONTINUED OPERATIONS

The significant components of earnings from discontinued operations, net of income taxes, are as follows:

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Revenues from Health Group operations	$-	$754	$2,551
Revenues from HPA operations	-	148	155
Total revenues from discontinued operations	$-	$902	$2,706

Pre-tax income from Health Group operations	$-	$27	$225
Pre-tax gain on sale of Health Group segment	-	986	-
Pre-tax income from HPA operations	-	11	18
Pre-tax gain on sale of HPA	-	123	-
Benefit (provision) for income taxes related to discontinued operations	288	(262)	(33)
All other items, net	(3)	(1)	(1)
Earnings from discontinued operations, net of income taxes	$285	$884	$209

2008

Tax Refund

In the second quarter of 2008, the Company received a tax refund from the U.S. Internal Revenue Service.  The refund was related to the audit of certain claims filed for tax years 1993-1998.  A portion of the refund related to past federal income taxes paid in relation to the 1994 sale of a subsidiary, Sterling Winthrop Inc., which was reported in discontinued operations.  The refund had a positive impact on the Company’s earnings from discontinued operations, net of income taxes, for the year ended December 31, 2008 of $295 million.  See Note 15, “Income Taxes,” for further discussion of the tax refund.

2007

Health Group segment

On April 30, 2007, the Company sold all of the assets and business operations of its Health Group segment to Onex Healthcare Holdings, Inc. (“Onex”) (now known as Carestream Health, Inc.), a subsidiary of Onex Corporation, for up to $2.55 billion.  The price was composed of $2.35 billion in cash at closing and $200 million in additional future payments if Onex achieves certain returns with respect to its investment.

The Company recognized a pre-tax gain of $986 million on the sale of the Health Group segment during 2007.  This pre-tax gain excludes the following: up to $200 million of potential future payments related to Onex's return on its investment as noted above; potential charges related to settling pension obligations with Onex in future periods; and any adjustments that may be made in the future that are currently under review.

The Company was required to use a portion of the initial $2.35 billion cash proceeds to fully repay its approximately $1.15 billion of Secured Term Debt.  In accordance with EITF No 87-24, “Allocation of Interest to Discontinued Operations,” the Company allocated to discontinued operations the interest expense related to the Secured Term Debt because it was required to be repaid as a result of the sale.  Interest expense allocated to discontinued operations totaled $30 million for the year ended December 31, 2007.

HPA

On October 17, 2007, the shareholders of Hermes Precisa Pty. Ltd. (“HPA”), a majority owned subsidiary of Kodak (Australasia) Pty. Ltd., a wholly owned subsidiary of the Company, approved an agreement to sell all of the shares of HPA to Salmat Limited.  The sale was approved by the Federal Court of Australia on October 18, 2007, and closed on November 2, 2007.  Kodak received $139 million in cash at closing for its shares of HPA, and recognized a pre-tax gain on the sale of $123 million.

2006

Earnings from discontinued operations for the year ended December 31, 2006 were primarily related to the operations of the Health Group segment.  Interest expense allocated to discontinued operations totaled $90 million for the year.

NOTE 23:  SEGMENT INFORMATION

Current Segment Reporting Structure

For 2008, the Company had three reportable segments: Consumer Digital Imaging Group (“CDG”), Film, Photofinishing and Entertainment Group (“FPEG”), and Graphic Communications Group (“GCG”).  The balance of the Company's continuing operations, which individually and in the aggregate do not meet the criteria of a reportable segment, are reported in All Other.  A description of the segments is as follows:

Consumer Digital Imaging Group Segment (“CDG”):  CDG encompasses digital still and video cameras, digital devices such as picture frames, snapshot printers and related media, kiosks and related media, APEX drylab systems which were introduced in the first quarter of 2008, consumer inkjet printing, Kodak Gallery, and imaging sensors.  The APEX drylab system provides an alternative to traditional photofinishing processing at retail locations.  CDG also includes the licensing activities related to the Company's intellectual property in digital imaging products.

Film, Photofinishing and Entertainment Group Segment (“FPEG”):  FPEG encompasses consumer and professional film, one-time-use cameras, graphic arts film, aerial and industrial film, and entertainment imaging products and services.   In addition, this segment also includes paper and output systems, and photofinishing services.  This segment provides consumers, professionals, cinematographers, and other entertainment imaging customers with film-related products and services and also provides graphic arts film to the graphics industry.

Graphic Communications Group Segment (“GCG”): GCG serves a variety of customers in the creative, in-plant, data center, commercial printing, packaging, newspaper and digital service bureau market segments with a range of software, media and hardware products that provide customers with a variety of solutions for prepress equipment, workflow software, analog and digital printing, and document scanning.  Products and related services include workflow software and digital controllers; digital printing, which includes commercial inkjet and electrophotographic products, including equipment, consumables and service; prepress consumables; output devices; and document scanners.

All Other:  All Other is composed of Kodak's display business and other small, miscellaneous businesses.

Transactions between segments, which are immaterial, are made on a basis intended to reflect the market value of the products, recognizing prevailing market prices and distributor discounts.  Differences between the reportable segments’ operating results and assets and the Company’s consolidated financial statements relate primarily to items held at the corporate level, and to other items excluded from segment operating measurements.

No single customer represented 10% or more of the Company's total net sales in any period presented.

Segment financial information is shown below.  Prior period results have been restated to conform to the current period segment reporting structure.

	For the Year Ended December 31,
(in millions)	2008	2007	2006

Net sales from continuing operations:
Consumer Digital Imaging Group	$3,088	$3,247	$3,013
Film, Photofinishing and Entertainment Group	2,987	3,632	4,254
Graphic Communications Group	3,334	3,413	3,287
All Other	7	9	14
Consolidated total	$9,416	$10,301	$10,568

(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes:
Consumer Digital Imaging Group	$(177)	$(17)	$(206)
Film, Photofinishing and Entertainment Group	196	281	319
Graphic Communications Group	31	104	70
All Other	(17)	(25)	(22)
Total of segments	33	343	161
Restructuring costs, rationalization and other	(149)	(662)	(698)
Postemployment benefit changes	94	-	-
Other operating (expenses) income, net	(766)	96	59
Adjustments to contingencies and legal reserves/settlements	(33)	(7)	2
Interest expense	(108)	(113)	(172)
Other income (charges), net	55	86	66
Consolidated loss from continuing operations before income taxes	$(874)	$(257)	$(582)
	As of December 31,
(in millions)	2008	2007	2006

Segment total assets:
Consumer Digital Imaging Group	$1,647	$2,442	$2,108
Film, Photofinishing and Entertainment Group	2,563	3,778	4,372
Graphic Communications Group	2,190	3,723	3,864
All Other	8	17	18
Total of segments	6,408	9,960	10,362
Cash and marketable securities	2,155	2,976	1,487
Deferred income tax assets	620	757	750
Other corporate reserves	(4)	(34)	(158)
Assets of discontinued operations	-	-	1,879
Consolidated total assets	$9,179	$13,659	$14,320

	For the Year Ended December 31,
(in millions)	2008	2007	2006
Intangible asset amortization expense from continuing operations:
Consumer Digital Imaging Group	$5	$6	$8
Film, Photofinishing and Entertainment Group	2	25	29
Graphic Communications Group	73	74	82
All Other	-	1	1
Consolidated total	$80	$106	$120

Depreciation expense from continuing operations:
Consumer Digital Imaging Group	$100	$86	$180
Film, Photofinishing and Entertainment Group	191	354	469
Graphic Communications Group	120	121	139
All Other	3	11	14
Sub-total	414	572	802
Restructuring-related depreciation	6	107	273
Consolidated total	$420	$679	$1,075

Capital additions from continuing operations:
Consumer Digital Imaging Group	$96	$94	$102
Film, Photofinishing and Entertainment Group	40	65	56
Graphic Communications Group	118	98	142
All Other	-	2	35
Consolidated total	$254	$259	$335

Net sales to external customers attributed to (1):
The United States	$3,834	$4,403	$4,700
Europe, Middle East and Africa	$3,089	$3,264	$3,118
Asia Pacific	1,500	1,592	1,694
Canada and Latin America	993	1,042	1,056
Foreign countries total	$5,582	$5,898	$5,868
Consolidated total	$9,416	$10,301	$10,568

(1)  Sales are reported in the geographic area in which they originate.

	As of December 31,
(in millions)	2008	2007	2006
Property, plant and equipment, net located in :
The United States	$1,079	$1,270	$1,553
Europe, Middle East and Africa	$243	$290	$355
Asia Pacific	146	145	554
Canada and Latin America	83	106	140
Foreign countries total	$472	$541	$1,049
Consolidated total	$1,551	$1,811	$2,602

NOTE 24:  QUARTERLY SALES AND EARNINGS DATA – UNAUDITED

(in millions, except per share data)	4th Qtr.		3rd Qtr.		2nd Qtr.		1st Qtr.

2008
Net sales from continuing operations	$2,433		$2,405		$2,485		$2,093
Gross profit from continuing operations	498		661		585		424
(Loss) earnings from continuing operations	(914)	(4)	101	(3)	200	(2)	(114)	(1)
(Loss) earnings from discontinued operations (9)	(4)		(5)		295		(1)
Net (loss) earnings	(918)		96		495		(115)
Basic net (loss) earnings per share (10)
Continuing operations	(3.40)		0.36		0.69		(0.40)
Discontinued operations	(0.02)		(0.02)		1.03		0.00
Total	(3.42)		0.34		1.72		(0.40)

Diluted net (loss) earnings per share (10)
Continuing operations	(3.40)		0.35		0.66		(0.40)
Discontinued operations	(0.02)		(0.02)		0.96		0.00
Total	(3.42)		0.33		1.62		(0.40)

2007
Net sales from continuing operations	$3,220		$2,533		$2,468		$2,080
Gross profit from continuing operations (11)	795		677		644		428
Earnings (loss) from continuing operations	92	(8)	32	(7)	(154)	(6)	(175)	(5)
Earnings from discontinued operations (9)	123		5		729		24
Net earnings (loss)	215		37		575		(151)
Basic net earnings (loss) per share (10)
Continuing operations	0.32		0.11		(0.53)		(0.61)
Discontinued operations	0.43		0.02		2.53		0.08
Total	0.75		0.13		2.00		(0.53)

Diluted net earnings (loss) per share (10)
Continuing operations	0.31		0.11		(0.53)		(0.61)
Discontinued operations	0.40		0.02		2.53		0.08
Total	0.71		0.13		2.00		(0.53)

The above table has not been adjusted to reflect the impacts of the adoption of SFAS No. 160, as the effect was immaterial for all periods shown.

(1)
Includes pre-tax gains on curtailments due to focused cost reduction actions of $10 million (included in Restructuring costs, rationalization and other), which reduced net loss from continuing operations by $9 million; pre-tax gains of $10 million related to the sales of assets and business operations, which reduced net loss from continuing operations by $10 million; a pre-tax legal settlement of $10 million (included in Cost of goods sold), which increased net loss from continuing operations by $10 million; and discrete tax items, which increased net loss from continuing operations by $10 million.

(2)
Includes pre-tax gains of $7 million related to the sales of assets and business operations, which increased net earnings from continuing operations by $7 million; support for an educational institution, which reduced net earnings from continuing operations by $10 million; a $270 million IRS refund, offset by $18 million of other discrete tax items, which increased net earnings from continuing operations by $252 million; and a pre-tax loss of $3 million related to rationalization charges (included in Restructuring costs, rationalization and other), which reduced net earnings from operations by $4 million.

(3)
Includes pre-tax restructuring and rationalization charges of $52 million ($4 million included in Cost of goods sold and $48 million       included in Restructuring costs, rationalization and other), which reduced net earnings from continuing operations $49 million; changes to postemployment benefit plans, which increased pre-tax earnings and net earnings from continuing operations by $94 million; a $3 million pre-tax loss on the sale of assets and businesses, net, which reduced net earnings from continuing operations by $2 million; a pre-tax legal contingency of $10 million ($4 million included in Cost of goods sold), which reduced net earnings from continuing operations by $6 million; and other discrete tax items, which increased net earnings from continuing operations by $4 million.

(4)
Includes a pre-tax goodwill impairment charge of $785 million (included in Other operating expenses (income), net), which increased net loss from continuing operations by $781 million; pre-tax restructuring and rationalization charges of $103 million ($3 million included in Cost of goods sold and $100 million included in Restructuring costs, rationalization and other), which increased net loss from continuing operations by $96 million;  foreign contingency adjustments (included in Cost of goods sold), which reduced net loss from continuing operations by $3 million; a pre-tax legal contingency of $21 million (included in SG&A), which increased net loss from continuing operations by $21 million; a pre-tax gain related to property sales, net of impairment charges of $4 million, which reduced net loss from continuing operations by $4 million; and discrete tax items, which increased net loss from continuing operations by $2 million.

(5)
Includes pre-tax restructuring charges of $151 million ($66 million included in cost of goods sold and $85 million included in restructuring costs, rationalization and other), which increased net loss from continuing operations by $141 million; a gain of $9 million related to property sales, which reduced net loss from continuing operations by $9 million; and a reversal of a tax reserve, which reduced net loss from continuing operations by $56 million.

(6)
Includes pre-tax restructuring charges of $316 million ($21 million included in cost of goods sold and $295 million included in restructuring costs, rationalization and other), which increased net loss from continuing operations by $248 million; a pre-tax gain of $40 million related to property and asset sales, which decreased net loss from continuing operations by $27 million; $6 million pre-tax of asset impairment charges, which increased net loss from continuing operations by $4 million; and tax adjustments, which increased net loss from continuing operations by $39 million.

(7)
Includes pre-tax restructuring charges of $127 million ($27 million included in cost of goods sold and $100 million included in restructuring costs, rationalization and other), which decreased net earnings from continuing operations by $96 million; and tax adjustments, which increased net earnings from continuing operations by $8 million.

(8)
Includes pre-tax restructuring charges of $68 million ($5 million included in cost of good sold and $63 million included in restructuring costs, rationalization and other), which decreased net earnings from continuing operations by $44 million; $51 million pre-tax of asset impairment charges related to the Lucky and MUTEC investments, which decreased net earnings from continuing operations by $49 million; a pre-tax gain of $108 million related to property and asset sales, which increased net earnings from continuing operations by $83 million; $6 million pre-tax for the establishment of a loan reserve, which decreased net earnings from continuing operations by $4 million; a $9 million foreign export charge contingency, which decreased net earnings from continuing operations by $9 million; and tax adjustments, which decreased net earnings from continuing operations by $11 million.

(9)	Refer to Note 22, “Discontinued Operations” for a discussion regarding earnings (loss) from discontinued operations.

(10)
Each quarter is calculated as a discrete period and the sum of the four quarters may not equal the full year amount.  The Company's diluted net earnings (loss) per share in the above table may include the effect of contingent convertible debt instruments.

(11)
Effective January 1, 2008, the Company changed its cost allocation methodologies related to employee benefits and corporate expenses.  Prior period gross profit from continuing operations results have been revised to conform to the current period presentation.  A summary of the impact to gross profit from continuing operations for each quarter of 2007 is as follows:

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Year Ended
(in millions)	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007

Cost of goods sold	$(8)	$(7)	$(6)	$(7)	$(28)
Selling, general and administrative costs	4	4	3	3	14
Research and development costs	4	3	3	4	14
	$-	$-	$-	$-	$-

Changes in Estimates Recorded During the Fourth Quarter December 31, 2007

During the fourth quarter ended December 31, 2007, the Company recorded a charge of approximately $24 million, net of tax, related to changes in estimate with respect to certain of its employee benefit and compensation accruals.  These changes in estimates negatively impacted the results for the fourth quarter by $.08 per share.

NOTE 25:  CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On September 29, 2009, the Company issued to Kohlberg Kravis & Company L.P. and certain of its affiliates (1) $300 million aggregate principal amount of 10.5% Senior Secured Notes due 2017 (“Senior Secured Notes”), and (2) Warrants to purchase 40 million shares of the Company’s common stock at an exercise price of $5.50 per share (the “Warrants”), subject to adjustment based on certain anti-dilution protections.  The warrants are exercisable at the holder’s option at any time, in whole or in part, until September 29, 2017.

The Company’s Senior Secured Notes are fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future direct or indirect 100% owned domestic subsidiaries (“Guarantor Subsidiaries”), jointly and severally.

The condensed consolidating financial information presented below reflects information regarding Eastman Kodak Company (“Parent”), the issuer of the Senior Secured Notes, the Guarantor Subsidiaries and all other subsidiaries (“Non-Guarantor Subsidiaries”).  This basis of presentation is not intended to present our financial condition, results of operations or cash flows for any purpose other than to comply with the specific requirements for subsidiary guarantor reporting.  The condensed consolidating information is prepared following the same accounting policies as applied to the Company's consolidated financial statements except that the individual parent and combined subsidiaries' accounts follow the equity method of accounting.

The following reflects the condensed consolidating Statement of Operations for the year ended December 31, 2008:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net sales	$4,947	$435	$5,969	$(1,935)	$9,416
Cost of goods sold	4,005	426	4,751	(1,935)	7,247
Gross profit	942	9	1,218	-	2,169
Selling, general and administrative expenses	816	55	735	-	1,606
Research and development costs	396	9	73	-	478
Restructuring costs, rationalization and other	68	-	72	-	140
Other operating expenses (income), net	219	(1)	548	-	766
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(557)	(54)	(210)	-	(821)
Interest expense	74	-	34	-	108
Other income (charges), net	3	-	52	-	55
Other intercompany income (charges), net	902	18	(920)	-	-
Equity in undistributed earnings (loss) of subsidiaries	(1,253)	(7)	-	1,260	-
(Loss) earnings from continuing operations before income taxes	(979)	(43)	(1,112)	1,260	(874)
(Benefit) provision for income taxes	(256)	-	109	-	(147)
(Loss) earnings from continuing operations	(723)	(43)	(1,221)	1,260	(727)
Earnings (loss) from discontinued operations, net of income taxes	281	-	4	-	285
Net (loss) earnings attributable to Eastman Kodak Company	$(442)	$(43)	$(1,217)	$1,260	$(442)

The following reflects the condensed consolidating Statement of Operations for the year ended December 31, 2007:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net sales	$5,600	$574	$6,153	$(2,026)	$10,301
Cost of goods sold	4,209	533	5,041	(2,026)	7,757
Gross profit	1,391	41	1,112	-	2,544
Selling, general and administrative expenses	950	49	803	-	1,802
Research and development costs	451	16	58	-	525
Restructuring costs, rationalization and other	70	-	473	-	543
Other operating expenses (income), net	(22)	(1)	(73)	-	(96)
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(58)	(23)	(149)	-	(230)
Interest expense	79	-	34	-	113
Other income (charges), net	39	-	47	-	86
Other intercompany income (charges), net	340	-	(340)	-	-
Equity in undistributed earnings (loss) of subsidiaries	(620)	95	-	525	-
Earnings (loss) from continuing operations before income taxes	(378)	72	(476)	525	(257)
(Benefit) provision for income taxes	(243)	2	190	-	(51)
Earnings (loss) from continuing operations	(135)	70	(666)	525	(206)
(Loss) earnings from discontinued operations, net of income taxes	811	(1)	74	-	884
Net Earnings (Loss)	676	69	(592)	525	678
Less: Net income attributable to noncontrolling interests	-	-	(2)	-	(2)
Net earnings (loss) attributable to Eastman Kodak Company	$676	$69	$(594)	$525	$676

The following reflects the condensed consolidating Statement of Operations for the year ended December 31, 2006:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net sales	$6,004	$640	$6,479	$(2,555)	$10,568
Cost of goods sold	4,758	543	5,376	(2,555)	8,122
Gross profit	1,246	97	1,103	-	2,446
Selling, general and administrative expenses	1,037	52	903	-	1,992
Research and development costs	494	28	51	-	573
Restructuring costs, rationalization and other	140	-	276	-	416
Other operating expenses (income), net	(16)	-	(43)	-	(59)
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes	(409)	17	(84)	-	(476)
Interest expense	120	2	50	-	172
Other income (charges), net	27	2	37	-	66
Other intercompany income (charges), net	116	-	(116)	-	-
Equity in undistributed earnings (loss) of subsidiaries	(133)	(63)	-	196	-
(Loss) earnings from continuing operations before income taxes	(519)	(46)	(213)	196	(582)
Provision for income taxes	83	-	131	-	214
(Loss) earnings from continuing operations	(602)	(46)	(344)	196	(796)
Earnings from discontinued operations, net of income taxes	8	-	201	-	209
Net (Loss) Earnings	(594)	(46)	(143)	196	(587)
Less: Net income attributable to noncontrolling interests	-	-	(7)	-	(7)
Net (loss) earnings attributable to Eastman Kodak Company	$(594)	$(46)	$(150)	$196	$(594)

The following reflects the condensed consolidating Statement of Financial Position as of December 31, 2008:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$848	$10	$1,287	$-	$2,145
Receivables, net	651	26	1,039	-	1,716
Inventories, net	468	16	528	(64)	948
Intercompany receivables and advances	1,027	1,192	551	(2,770)	-
Other current assets	102	6	87	-	195
Total current assets	3,096	1,250	3,492	(2,834)	5,004
Property, plant and equipment, net	994	84	473	-	1,551
Goodwill	318	47	531	-	896
Investment in subsidiaries	3,180	145	-	(3,325)	-
Other long-term assets	1,071	4	653	-	1,728
TOTAL ASSETS	$8,659	$1,530	$5,149	$(6,159)	$9,179

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$1,735	$90	$1,442	$-	$3,267
Intercompany payables and loans	2,502	-	332	(2,834)	-
Short-term borrowings and current portion of long-term debt	10	1	40	-	51
Accrued income and other taxes	3	-	117	-	120
Total current liabilities	4,250	91	1,931	(2,834)	3,438
Long-term debt	1,121	-	131	-	1,252
Pension and other postretirement liabilities	1,485	15	882	-	2,382
Other long-term liabilities	818	112	189	-	1,119
Total liabilities	7,674	218	3,133	(2,834)	8,191
Total Eastman Kodak Company shareholders' equity (deficit)	985	1,312	2,013	(3,325)	985
Noncontrolling interest	-	-	3	-	3
Equity (Deficit)	985	1,312	2,016	(3,325)	988
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$8,659	$1,530	$5,149	$(6,159)	$9,179

The following reflects the condensed consolidating Statement of Financial Position as of December 31, 2007:

(in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$1,108	$22	$1,817	$-	$2,947
Receivables, net	483	49	1,407	-	1,939
Inventories, net	450	22	521	(50)	943
Intercompany receivables and advances	1,070	973	821	(2,864)	-
Other current assets	55	4	165	-	224
Total current assets	3,166	1,070	4,731	(2,914)	6,053
Property, plant and equipment, net	1,162	108	541	-	1,811
Goodwill	342	257	1,058	-	1,657
Investment in subsidiaries	5,174	172	-	(5,346)	-
Other long-term assets	3,264	10	864	-	4,138
TOTAL ASSETS	$13,108	$1,617	$7,194	$(8,260)	$13,659

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and other current liabilities	$2,076	$109	$1,609	$-	$3,794
Intercompany payables and loans	2,873	-	41	(2,914)	-
Short-term borrowings and current portion of long-term debt	261	2	45	-	308
Accrued income and other taxes	80	-	240	-	320
Total current liabilities	5,290	111	1,935	(2,914)	4,422
Long-term debt	1,128	1	160	-	1,289
Pension and other postretirement liabilities	2,508	1	935	-	3,444
Other long-term liabilities	1,128	115	201	-	1,444
Total liabilities	10,054	228	3,231	(2,914)	10,599
Total Eastman Kodak Company shareholders' equity (deficit)	3,054	1,389	3,957	(5,346)	3,054
Noncontrolling interest	-	-	6	-	6
Equity (Deficit)	3,054	1,389	3,963	(5,346)	3,060
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$13,108	$1,617	$7,194	$(8,260)	$13,659

The following reflects the condensed consolidating Statement of Cash Flows for the year ended December 31, 2008:

		Guarantor	Non-Guarantor	Consolidating
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net cash (used in) provided by continuing operations	$(362)	$11	$223	$-	$(128)
Net cash provided by discontinued operations	296	-	-	-	296
Net cash (used in) provided by operating activities	(66)	11	223	-	168

Cash flows from investing activities:
Additions to properties	(133)	(23)	(98)	-	(254)
Proceeds from sales of businesses/assets	87	-	5	-	92
Acquisitions, net of cash acquired	(38)	-	-	-	(38)
Advances (to) from Kodak companies	(29)	-	(14)	43	-
Marketable securities - sales	-	-	162	-	162
Marketable securities - purchases	-	-	(150)	-	(150)
Intercompany dividends	602	-	-	(602)	-
Net cash provided by (used in) investing activities	489	(23)	(95)	(559)	(188)

Cash flows from financing activities:
Proceeds from borrowings	-	-	140	-	140
Repayment of borrowings	(257)	-	(189)	-	(446)
Stock repurchases	(301)	-	-	-	(301)
Dividends to shareholders	(139)	-	-	-	(139)
Advances from (to) Kodak companies	14	-	29	(43)	-
Intercompany dividends	-	-	(602)	602	-
Net cash used in financing activities	(683)	-	(622)	559	(746)
Effect of exchange rate changes on cash	-	-	(36)	-	(36)
Net decrease in cash and cash equivalents	(260)	(12)	(530)	-	(802)
Cash and cash equivalents, beginning of period	1,108	22	1,817	-	2,947
Cash and cash equivalents, end of period	$848	$10	$1,287	$-	$2,145

The following reflects the condensed consolidating Statement of Cash Flows for the year ended December 31, 2007:

		Guarantor	Non-Guarantor	Consolidating
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net cash (used in) provided by continuing operations	$(324)	$54	$635	-	$365
Net cash provided by (used in) discontinued operations	59	-	(96)	-	(37)
Net cash (used in) provided by operating activities	(265)	54	539	-	328

Cash flows from investing activities:
Additions to properties	(99)	(39)	(121)	-	(259)
Proceeds from sales of businesses/assets	52	1	174	-	227
Acquisitions, net of cash acquired	-	-	(2)	-	(2)
Advances (to) from Kodak companies	301	-	23	(324)	-
Marketable securities - sales	-	-	166	-	166
Marketable securities - purchases	-	-	(173)	-	(173)
Intercompany dividends	244	-	-	(244)	-
Net cash provided by (used in) investing activities	498	(38)	67	(568)	(41)
Net cash provided by discontinued operations	1,433	-	1,016	-	2,449
Net cash provided by (used in) investing activities	1,931	(38)	1,083	(568)	2,408

Cash flows from financing activities:
Proceeds from borrowings	-	-	163	-	163
Repayment of borrowings	(868)	-	(495)	-	(1,363)
Dividends to shareholders	(144)	-	-	-	(144)
Advances from (to) Kodak companies	(23)	-	(301)	324	-
Intercompany dividends	-		(244)	244	-
Exercise of employee stock options	6	-	-	-	6
Net cash used in financing activities	(1,029)	-	(877)	568	(1,338)
Net cash provided by discontinued operations	-	-	44	-	44
Net cash used in financing activities	(1,029)	-	(833)	568	(1,294)
Effect of exchange rate changes on cash	-	-	36	-	36
Net increase in cash and cash equivalents	637	16	825	-	1,478
Cash and cash equivalents, beginning of period	471	6	992	-	1,469
Cash and cash equivalents, end of period	$1,108	$22	$1,817	$-	$2,947

The following reflects the condensed consolidating Statement of Cash Flows for the year ended December 31, 2006:

		Guarantor	Non-Guarantor	Consolidating
(in millions)	Parent	Subsidiaries	Subsidiaries	Adjustments	Consolidated

Cash flows from operating activities:
Net cash provided by continuing operations	$505	$18	$182	$-	$705
Net cash provided by (used in) discontinued operations	344	-	(73)	-	271
Net cash provided by operating activities	849	18	109	-	976

Cash flows from investing activities:
Additions to properties	(142)	(20)	(173)	-	(335)
Proceeds from sales of businesses/assets	21	2	155	-	178
Acquisitions, net of cash acquired	(3)	-	-	-	(3)
Investments in unconsolidated affiliates	(19)	-	-	-	(19)
Advances (to) from Kodak companies	(387)	-	534	(147)	-
Marketable securities - sales	-	-	133	-	133
Marketable securities - purchases	-	-	(135)	-	(135)
Intercompany dividends	7	-	-	(7)	-
Net cash (used in) provided by investing activities	(523)	(18)	514	(154)	(181)
Net cash used in discontinued operations	(44)	-	-	-	(44)
Net cash (used in) provided by investing activities	(567)	(18)	514	(154)	(225)

Cash flows from financing activities:
Proceeds from borrowings	501	-	244	-	745
Repayment of borrowings	(1,085)	-	(483)	-	(1,568)
Dividends to shareholders	(144)	-	-	-	(144)
Advances from (to) Kodak companies	(534)	-	387	147	-
Intercompany dividends	-	-	(7)	7	-
Net cash (used in) provided by financing activities	(1,262)	-	141	154	(967)

Effect of exchange rate changes on cash	-	-	20	-	20
Net (decrease) increase in cash and cash equivalents	(980)	-	784	-	(196)
Cash and cash equivalents, beginning of period	1,451	6	208	-	1,665
Cash and cash equivalents, end of period	$471	$6	$992	$-	$1,469

NOTE 26:  SAB NO. 108 ADJUSTMENT

During the fourth quarter of 2009, the Company identified an error in which accrued income tax payables recorded by a non-U.S. subsidiary was cumulatively overstated by $24 million.  The Company assessed the materiality of this item for the year ended December 31, 2008, and all prior and subsequent periods, in accordance with Staff Accounting Bulletin No. 99, Materiality, and concluded that the error was not material to any such periods. The Company also concluded that had the error been adjusted within its financial statements for the year ended December 31, 2009, the impact of such an adjustment would have been material to its financial statements for the period then ended. Accordingly, in accordance with Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company’s Consolidated Statements of Financial Position as of December 31, 2008 and 2007 and the Company's Consolidated Statement of Operations, Statement of Equity and Statement of Cash Flows for the year ended December 31, 2006 have been revised to correct the immaterial error and to reflect the corrected balances of current income tax liabilities, income tax expense, and retained earnings as of those dates.  The corrections resulted in a decrease in current liabilities and increase in retained earnings of $24 million as of December 31, 2008, 2007, and 2006, and an increase in retained earnings of $17 million as of December 31, 2005.  The corrections also resulted in a reduction of consolidated income tax expense, loss from continuing operations and net loss by $7 million for the year ended December 31, 2006.  The Company has made corresponding adjustments as appropriate to its other affected prior period consolidated financial statements included herein.